Exhibit 10.1

EXECUTION COPY

TERM LOAN AGREEMENT

Dated as of February 14, 2012

by and among

CORPORATE OFFICE PROPERTIES, L.P.,
as Borrower

CORPORATE OFFICE PROPERTIES TRUST,
as Parent,

J.P. MORGAN SECURITIES LLC
and
KEYBANC CAPITAL MARKETS,
as Joint Lead Arrangers and
Joint Book Runners,

KEYBANK NATIONAL ASSOCIATION,
as Administrative Agent,

JPMORGAN CHASE BANK, N.A.,
as Syndication Agent,

Each of
BANK OF AMERICA, N.A.,
ROYAL BANK OF CANADA,
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Co-Documentation Agent,
and
THE FINANCIAL INSTITUTIONS INITIALLY SIGNATORY HERETO
AND THEIR ASSIGNEES PURSUANT TO SECTION 12.5.,
as Lenders

EXHIBIT E	Form of Note
EXHIBIT F	Form of Opinion of Counsel
EXHIBIT G	Form of Compliance Certificate
EXHIBIT H	Form of Guaranty
EXHIBIT I	Patriot Act and OFAC Form
EXHIBIT J	Form of Guarantor Release Letter

THIS TERM LOAN AGREEMENT (this “Agreement”) dated as of February 14, 2012 by and among CORPORATE OFFICE PROPERTIES, L.P., a limited partnership formed under the laws of the State of Delaware (the “Borrower”), CORPORATE OFFICE PROPERTIES TRUST, a real estate investment trust formed under the laws of the State of Maryland (the “Parent”), each of the financial institutions initially a signatory hereto together with their assignees pursuant to Section 12.5., J.P. MORGAN SECURITIES LLC and KEYBANC CAPITAL MARKETS, as Joint Lead Arrangers (the “Joint Lead Arrangers”) and Joint Book Runners (the “Joint Book Runners”), KEYBANK NATIONAL ASSOCIATION, as Administrative Agent (the “Agent”), JPMORGAN CHASE BANK, N.A. as Syndication Agent (the “Syndication Agent”), and each of BANK OF AMERICA, N.A., ROYAL BANK OF CANADA and WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Co-Documentation Agent (each a “Co-Documentation Agent” and collectively, the “Co-Documentation Agents”).

WHEREAS, the Agent and the Lenders desire to make available to the Borrower term loans in an aggregate amount of $250,000,000 on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

ARTICLE I.  DEFINITIONS

Section 1.1.  Definitions.

In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:

“2011 Term Loan Agreement” means that certain Term Loan Agreement dated as of September 1, 2011, among the Borrower, the Parent, the financial institutions from time to time party thereto, KeyBank, as agent, and the other parties thereto.

“2011 Term Loan Agreement Liabilities” mean all indebtedness, obligations, liabilities, covenants, and duties owing by the Borrower under and in respect of the 2011 Term Loan Agreement and any other Loan Documents (as defined in the 2011 Term Loan Agreement).

“Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Guaranty.

“Additional Costs” has the meaning given that term in Section 4.1.

“Adjusted EBITDA” means, for any given period, (a) EBITDA for such period minus (b) Capital Reserves for such period.

“Adjusted LIBOR” means, with respect to each Interest Period for any LIBOR Loan, the rate obtained by dividing (a) LIBOR for such Interest Period by (b) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any applicable category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of America to residents of the United States of America). Any change in such maximum rate shall result in a change in Adjusted LIBOR on the date on which such change in such maximum rate becomes effective.

“Adjusted Net Operating Income” means, with respect to a Property for any given period, Net Operating Income of such Property for such period minus Capital Reserves for such period.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent to the Lenders from time to time.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  In no event shall the Agent or any Lender be deemed to be an Affiliate of the Parent or the Borrower.

“Agent” means KeyBank National Association, as contractual representative for the Lenders under the terms of this Agreement, and any of its successors.

“Agreement Date” means the date as of which this Agreement is dated.

“Alternate Base Rate” means the per annum rate of interest equal to the greatest of (a) the Prime Rate, (b) the Federal Funds Rate plus one-half of one percent (0.5%) and (c) LIBOR for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Rate or LIBOR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or LIBOR, respectively.

“Applicable Law” means all applicable provisions of constitutions, statutes, rules, regulations and orders of all governmental bodies and all orders and decrees of all courts, tribunals and arbitrators.

“Applicable Margin” means:

(a)           at any time prior to the Investment Grade Rating Date, the percentage set forth below corresponding to the ratio of Total Indebtedness to Total Asset Value as determined in accordance with Section 9.1 in effect at such time:

Level	Total Indebtedness to Total Asset Value	Applicable Margin for LIBOR Loans	Applicable Margin for Base Rate Loans
1	Less than 0.45 to 1.00	1.65%	0.65%
2	Greater than or equal to 0.45 to 1.00 and less than 0.50 to 1.00	1.90%	0.90%
3	Greater than or equal to 0.50 to 1.00 and less than 0.55 to 1.00	2.15%	1.15%
4	Greater than or equal to 0.55 to 1.00	2.40%	1.40%

The Applicable Margin shall be determined by the Agent from time to time, based on the ratio of Total Indebtedness to Total Asset Value as set forth in the Compliance Certificate most recently delivered by the Borrower pursuant to Section 8.3.  Any adjustment to the Applicable Margin shall be effective (a) in the case of a Compliance Certificate delivered in connection with quarterly financial statements of the Parent delivered pursuant to Section 8.1., as of the date 45 days following the end of the last day of the applicable fiscal quarter covered by such Compliance Certificate, (b) in the case of a Compliance Certificate delivered in connection with annual financial statements of the Parent delivered pursuant to Section 8.2., as of the date 90 days following the end of the last day of the applicable fiscal year covered by such Compliance Certificate, and (c) in the case of any other Compliance Certificate, as of the date 5 Business Days following the Agent’s request for such Compliance Certificate.  If the Borrower fails to deliver a Compliance Certificate pursuant to Section 8.3., the Applicable Margin shall equal the percentages corresponding to Level 4 until the date of the delivery of the required Compliance Certificate.  Notwithstanding the foregoing, for the period from the Effective Date through but excluding the date on which the Agent first determines the Applicable Margin as set forth above, the Applicable Margin shall equal the percentages corresponding to Level 2.  The provisions of this definition are subject to Section 2.2.(c); and

(b)                                 on and at all times after the Investment Grade Rating Date, the percentage per annum determined, at any time, based on the range into which the Borrower’s Credit Rating then falls, in accordance with the levels in the table set forth below (each a “Level”).  Any change in the Borrower’s Credit Rating which would cause it to move to a different Level in such table shall effect a change in the Applicable Margin on the Business Day on which such change occurs.  During any period for which the Borrower has received a Credit Rating from only one Rating Agency, then the Applicable Margin shall be determined based on such Credit Rating.  During any period that the Borrower has received only two Credit Ratings and such ratings are not equivalent, the Applicable Margin shall be determined by the higher of such two Credit Ratings so long as the next highest Credit Rating is only one Level below that of the highest Credit Rating, and if the next highest Credit Rating is more than one Level below that of the highest Credit Rating, then the Applicable Margin shall be determined by the Credit Rating that is one Level higher than the lower of the two Credit Ratings. During any period that the Borrower has received more than two Credit Ratings and such Credit Ratings are not equivalent, the Applicable Margin shall be determined by the higher of the two lowest Credit Ratings; provided, that if there is more than one Level between the two lowest Credit Ratings, then the Applicable Margin will be determined by the Credit Rating that is one Level higher than the lowest Credit Rating.  During any period after the Investment Grade Rating Date for which the Borrower does not have a Credit Rating from any Credit Agency, or during any other period after the Investment Grade Rating Date not otherwise covered in this clause (b), the Applicable Margin shall be determined based on Level 5.

Level	Parent’s Credit Rating (S&P/Moody’s or equivalent)	Applicable Margin for LIBOR Loans	Applicable Margin for Base Rate Loans
1	A-or A3	1.25%	0.25%
2	BBB+/Baa1	1.40%	0.40%
3	BBB/Baa2	1.65%	0.65%
4	BBB-/Baa3	1.90%	0.90%
5	Lower than BBB-/Baa3	2.40%	1.40%

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of any entity that administers or manages a Lender.

“Assignment and Acceptance Agreement” means an Assignment and Acceptance Agreement among a Lender, an Eligible Assignee and the Agent, substantially in the form of Exhibit A.

“Base Rate Loan” means any portion of a Loan bearing interest at a rate based on the Alternate Base Rate.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Borrower” has the meaning set forth in the introductory paragraph hereof and shall include the Borrower’s successors and permitted assigns.

“Business Day” means (a) any day other than a Saturday, Sunday or other day on which banks in Cleveland, Ohio are authorized or required to close and (b) with reference to a LIBOR Loan, any such day that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Capital Reserves” means, for any period with respect to any developed Property, an amount equal to (a) $0.25 per square foot multiplied by (b) a fraction, the numerator of which is the number of days in such period and the denominator of which is 365.  If the term Capital Reserves is used without reference to a specific Property, then the amount shall be determined on an aggregate basis with respect to all developed Property of the Parent and its Subsidiaries and a proportionate share of all developed Property of all Unconsolidated Affiliates.  For purposes of this definition, once improvements related to the development of a Property have been completed for one year or such Property has achieved an Occupancy Rate of 85%, it shall be considered a developed Property.

“Capitalization Rate” means 7.50%.

“Capitalized Lease Obligation” means an obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.  The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on a balance sheet prepared in accordance with GAAP as of the applicable date.

“Cash Equivalents” means:  (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date acquired, issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short-term commercial paper rating of at least A-2 or the equivalent by S&P or at least P-2 or the equivalent by Moody’s; (c) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, in each case with maturities of not more than one year from the date acquired; and (e) investments in money market funds registered under the Investment Company Act of 1940, which have net assets of at least $500,000,000 and at least 85% of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.

“Commitment” means, as to each Lender, such Lender’s obligation to make Loans pursuant to Section 2.1., in an amount up to, but not exceeding, the amount set forth for such Lender on Schedule I as such Lender’s “Commitment Amount.”

“Compliance Certificate” has the meaning given that term in Section 8.3.

“Construction-in-Process” means cash expenditures for land and improvements (including indirect costs internally allocated and development costs) determined in accordance with GAAP for all Properties that are under development or will commence development within twelve months from any date of determination.

“Continue”, “Continuation” and “Continued” each refers to the continuation of a LIBOR Loan from one Interest Period to another Interest Period pursuant to Section 2.6.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Property” means an Eligible Unencumbered Property that is not a Wholly-Owned Property and where the Parent or the Borrower directly or indirectly owns at least 80% of the Equity Interests of the Subsidiary that owns or leases such Property.

“Convert”, “Conversion” and “Converted” each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.7.

“Credit Agreement” means that certain Credit Agreement dated as of September 1, 2011, among the Borrower, the Parent, the financial institutions from time to time party thereto, KeyBank, as agent, and the other parties thereto.

“Credit Agreement Liabilities” mean all indebtedness, obligations, liabilities, covenants, and duties owing by the Borrower under and in respect of the Credit Agreement and any other Loan Documents (as defined in the Credit Agreement).

“Credit Event” means any of the following: (a) the making of any Loan and (b) the Conversion of a Loan.

“Credit Percentage” means, as to each Lender, the ratio, expressed as a percentage, of (a) the unpaid principal amount of such Lender’s Loan to (b) the aggregate unpaid principal amount of all Loans; provided, however, that if at the time of determination all Loans have been paid in full, the “Credit Percentage” of each Lender shall be the Credit Percentage of such Lender in effect immediately prior to such payment in full.

“Credit Rating” means the rating assigned by a Rating Agency to the senior unsecured long term Indebtedness of a Person.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar Applicable Laws relating to the relief of debtors in the United States of America or other applicable jurisdictions from time to time in effect.

“Debt Service” means, for any period, the sum of (a) Interest Expense for such period, and (b) all regularly scheduled principal payments made with respect to Indebtedness of the Parent and its Subsidiaries during such period, other than any balloon, bullet, early repayment or similar principal payment which, in each case, repays such Indebtedness in full.  Debt Service shall include a proportionate share of items (a) and (b) of all Unconsolidated Affiliates.

“Default” means any of the events specified in Section 10.1., whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.

“Defaulting Lender” means, subject to Section 3.11.(c), any Lender that (a) has failed to (i) fund all or any portion of its Loan within 2 Business Days of the date such Loan was required to be funded hereunder unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent or any other Lender any other amount required to be paid by it hereunder within 2 Business Days of the date when due, (b) has notified the Borrower and the Agent, in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within 3 Business Days after written request by the Agent or the Borrower, to confirm in writing to the Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.11.(c)) upon delivery of written notice of such determination to the Borrower, the Agent, and each Lender.

“Derivatives Contract” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement.  Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include the Agent or any Lender).

“Development Property” means a Property which is under development or which (as determined in good faith by the Borrower) will commence development within twelve months of the date of determination.  A Development Property shall cease to constitute a Development Property on the earlier of (a) the one year anniversary date of project completion and (b)  the first day of the first full fiscal quarter after the project achieves an Occupancy Rate of 85%.

“Dollars” or “$” means the lawful currency of the United States of America.

“EBITDA” means, with respect to a Person for any period:  (a) net income (or loss) of such Person for such period determined on a consolidated basis (excluding any income or losses from minority interests in the case of the Parent), in accordance with GAAP, exclusive of the following (but only to the extent included in determination of such net income (loss)): (i) depreciation and amortization expense; (ii) interest expense as determined in accordance with GAAP; (iii) income tax expense; (iv) extraordinary or non-recurring gains and losses (which would include, but not be limited to, the gains/losses from extinguishment of Indebtedness, impairment charges and acquisition costs); plus (b) such Person’s pro rata share of EBITDA of its Unconsolidated Affiliates.  EBITDA shall be adjusted to remove any impact from straight line rent leveling adjustments required under GAAP and amortization of deferred market rent and expenses into income pursuant to FASB ASC 805.  Notwithstanding the foregoing, gains and losses from land sales associated with Development Properties and other land shall be included in EBITDA.

“Effective Date” means the later of:  (a) the Agreement Date; and (b) the date on which all of the conditions precedent set forth in Section 5.1. shall have been fulfilled or waived in writing by the Requisite Lenders.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by the Agent (such approval not to be unreasonably withheld or delayed); provided, that notwithstanding the foregoing, “Eligible Assignee” shall not include (A) the Parent or the Borrower or any of their respective Affiliates or Subsidiaries, (B) an Affiliate of a Lender or an Approved Fund that (1) if organized under the laws of the United States of America, any state thereof or the District of Columbia, does not have total assets in excess of $5,000,000,000, or if organized under the laws of any other country or a political subdivision thereof, is not organized in such a country that is a member of the Organization for Economic Co-operation and Development, does not have total assets in excess of $10,000,000,000, or does not act through a branch or agency located in the

United States or (2) does not have a rating of BBB or higher by S&P, Baa2 or higher by Moody’s or the equivalent or higher of either such rating by another rating agency acceptable to the Agent with respect to such Affiliate of a Lender or Approved Fund’s (or if such Affiliate or Approved Fund is a Subsidiary, such Affiliate’s or Approved Fund’s Parent’s) senior unsecured long term indebtedness of (C) a Defaulting Lender.

“Eligible Ground Lease” means a ground lease containing the following terms and conditions: (a) a remaining term (exclusive of any unexercised extension options) of thirty (30) years or more from the Agreement Date; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) reasonable transferability of the lessee’s interest under such lease, including ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease.

“Eligible Unencumbered Property” means a Property which satisfies all of the following requirements:  (a) such Property is located in the United States of America; (b) neither such Property, nor any interest of the Parent, the Borrower or any Subsidiary thereof therein, is subject to any Lien (other than Permitted Liens described in clauses (a) through (f) of the definition thereof) or any Negative Pledge; (c) if such Property is owned by a Subsidiary, none of the Borrower’s or the Parent’s direct or indirect ownership interest in such Subsidiary is subject to any Lien (other than Permitted Liens described in clauses (a) through (f) of the definition thereof) or any Negative Pledge; (d) if such Property is owned by a Subsidiary, the Parent or the Borrower directly, or indirectly through a Subsidiary, has the right to take the following actions without the need to obtain the consent of any Person:  (A) to create Liens on such Property as security for Indebtedness of the Parent, the Borrower or such Subsidiary, as applicable and (B) to sell, transfer or otherwise dispose of such Property; (e) such Property is owned in fee simple, or leased under an Eligible Ground Lease, by (A) the Parent, (B) the Borrower, or (C) a Subsidiary that has not Guaranteed the Indebtedness of any other Person or incurred, acquired or suffered to exist any Indebtedness unless, (x) in each case, (i) such Subsidiary is a party to the Guaranty and (ii) the maturity of such Indebtedness that has been Guaranteed (other than in respect of the Credit Agreement and the 2011 Term Loan Agreement) and/or incurred, acquired or suffered to exist is and continues to be later than the date that is the Termination Date and (y) in the case of a Guarantee by such Subsidiary of the Indebtedness of another Person, such Indebtedness is that of the Parent or the Borrower; and (f) such Property is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters individually or collectively which are not material to the profitable operation of such Property.

“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, remediation, disposal or clean-up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive

Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency and any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“Equity Issuance” means any issuance or sale by a Person of any Equity Interest and shall in any event include the issuance of any Equity Interest upon the conversion or exchange of any security constituting Indebtedness that is convertible or exchangeable, or is being converted or exchanged, for Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“ERISA Event” means, with respect to the ERISA Group, (a) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the withdrawal of a member of the ERISA Group from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by a member of the ERISA Group of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (d) the incurrence by any member of the ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the institution of proceedings to terminate a Plan or Multiemployer Plan by the PBGC; (f) the failure by any member of the ERISA Group to make when due required contributions to a Multiemployer Plan or Plan unless such failure is cured within 30 days or the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan or the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the receipt by any member of the ERISA Group of any notice or the receipt by any Multiemployer Plan from any member of the ERISA Group of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA), in reorganization (within the meaning of Section 4241 of ERISA), or in “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA); (i)

the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any member of the ERISA Group or the imposition of any Lien in favor of the PBGC under Title IV of ERISA; or (j) a determination that a Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA).

“ERISA Group” means the Parent, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control, which, together with the Parent or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Event of Default” means any of the events specified in Section 10.1., provided that any requirement for notice or lapse of time or any other condition has been satisfied.

“Excluded Subsidiary” means any Subsidiary which holds title to assets which are or are to become collateral for any Secured Indebtedness of such Subsidiary.

“Fair Market Value” means, with respect to (a) a security listed on a national securities exchange or the NASDAQ National Market, the price of such security as reported on such exchange by any widely recognized reporting method customarily relied upon by financial institutions and (b) with respect to any other property, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent by federal funds dealers selected by the Agent on such day on such transaction as determined by the Agent.

“Fees” means the fees and commissions provided for or referred to in Section 3.6. and any other fees payable by the Borrower hereunder or under any other Loan Document.

“Fitch” means Fitch Ratings Ltd., and its successors.

“Fixed Charges” means, for any period, the sum of (a) Debt Service and (b) all Preferred Dividends paid during such period.  Fixed Charges shall include a proportionate share of items (a) and (b) with respect to all Unconsolidated Affiliates.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funds From Operations” means, for a given period, income of the Parent and its Subsidiaries available for common shareholders before depreciation and amortization of real estate assets and before extraordinary items less gains and losses on sale of real estate determined on a consolidated basis in accordance with GAAP applied on a consistent basis for such period.  Adjustments for Unconsolidated Affiliates will be calculated to reflect the Borrower’s pro rata share of funds from operations on the same basis.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (including Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification”) or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States of America, which are applicable to the circumstances as of the date of determination.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

“Guarantor” means any Person that is a party to the Guaranty as a “Guarantor” and in any event shall include (a) the Parent and (b) as of the Effective Date and as required by Section 7.12., each Material Subsidiary.

“Guarantor Release Letter” means a letter executed by the Agent that confirms the release of one or more Guarantor(s), substantially in the form of Exhibit J.

“Guaranty”, “Guaranteed”, “Guarantying” or to “Guarantee” as applied to any obligation means and includes:  (a) a guaranty (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit, or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation.  As the context requires, “Guaranty” shall also mean the Guaranty to which the Guarantors are parties substantially in the form of Exhibit H.

“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) toxic mold; and (f) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication):  (a) all obligations of such Person in respect of money borrowed; (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) Capitalized Lease Obligations of such Person; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests); (g) net obligations under any Derivatives Contract not entered into as a hedge against existing Indebtedness or Indebtedness to be entered into within 6 months of the time of computation, in an amount equal to the Derivatives Termination Value thereof; (h) all Indebtedness of other Persons which such Person has Guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, involuntary bankruptcy and other similar exceptions to nonrecourse liability); (i) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; and (j) such Person’s pro rata share of the Indebtedness of any

Unconsolidated Affiliate of such Person.  Indebtedness of any Person shall include Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer to the extent of such Person’s pro rata share of the ownership of such partnership or joint venture (except if such Indebtedness, or portion thereof, is recourse to such Person, in which case the greater of such Person’s pro rata portion of such Indebtedness or the amount of the recourse portion of the Indebtedness, shall be included as Indebtedness of such Person).  All Loans shall constitute Indebtedness of the Borrower.

“Intangible Assets” of any Person means at any date the amount of (i) all write-ups (other than write-ups resulting from write-ups of assets of a going concern business made within twelve months after the acquisition of such business) in the book value of any asset owned by such Person and (ii) all unamortized debt discount and expense, unamortized deferred charges, capitalized start-up costs, goodwill, patents, licenses, trademarks, trade names, copyrights, organization or developmental expenses, covenants not to compete and other intangible items.

“Intellectual Property” has the meaning given that term in Section 6.1.(t).

“Interest Expense” means, for any period of determination, (a) the total interest expense of the Parent and its Subsidiaries, determined on a consolidated basis for such period and in accordance with GAAP (excluding (i) capitalized interest related to Indebtedness incurred to finance Development Properties, (ii) any non-cash portion of interest expense attributable to “convertible debt” under FASB ASC 470-20, (iii) amortization of deferred financing costs, and (iv) non-cash interest related to the reclassification of accumulated other comprehensive income (loss) related to settled hedges) plus (b) to the extent not already included in the foregoing clause (a), the Parent’s pro rata share of Interest Expense from Unconsolidated Affiliates of the Parent for such period.

“Interest Period” means with respect to any LIBOR Loan, each period commencing on the date such LIBOR Loan is made or the last day of the next preceding Interest Period for such Loan and ending 7 days, or 1, 2, 3 or 6 months thereafter, as the Borrower may select in a Notice of Borrowing, Notice of Continuation or Notice of Conversion, as the case may be, except that each Interest Period (other than an Interest Period of 7-days’ duration) that commences on the last Business Day of a calendar month shall end on the last Business Day of the appropriate subsequent calendar month.  Notwithstanding the foregoing:  (i) if any Interest Period would otherwise end after the Termination Date, such Interest Period shall end on the Termination Date; and (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately following Business Day (or, if such immediately following Business Day falls in the next calendar month, on the immediately preceding Business Day).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means, (x) with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following:  (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person and (y) with respect to any Property or other asset, the acquisition thereof.  Any binding commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment.  Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Grade Rating” means a Credit Rating of BBB-/Baa3 (or equivalent) or higher from a Rating Agency.

“Investment Grade Rating Date” means the date on which the Borrower first obtains an Investment Grade Rating from any of the Rating Agencies.

“Joint Lead Arrangers” means J.P. Morgan Securities LLC and KeyBanc Capital Markets, together with their respective successors and permitted assigns.

“KeyBank” means KeyBank National Association, together with its successors and assigns.

“Lender” means each financial institution from time to time party hereto as a “Lender”, together with its respective successors and permitted assigns.

“Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified in such Lender’s Administrative Questionnaire, or such other office of such Lender of which such Lender may notify the Agent in writing from time to time.

“Level” has the meaning given that term in the definition of the term “Applicable Margin.”

“LIBOR” means, for any LIBOR Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.  If for any reason such rate is not available, the term “LIBOR” shall mean, for any LIBOR Loan for any Interest Period therefor, the applicable British Bankers’ Association LIBOR rate for deposits in Dollars as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period.  If for any reason none of the foregoing rates is available to the Agent, LIBOR shall be, for any Interest Period, the rate determined by the Agent to be the rate at which KeyBank or one of its affiliate banks offers to place deposits in Dollars with first class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business

Days prior to the first day of such Interest Period, in the approximate amount of the relevant LIBOR Loan and having a maturity equal to such Interest Period.

“LIBOR Loan” means any portion of a Loan bearing interest at a rate based on LIBOR.

“Lien” as applied to the property of any Person means:  (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, assignment of leases and rents, pledge, lien, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; (c) the filing of any financing statement under the Uniform Commercial Code or its equivalent in any jurisdiction, other than any precautionary filing not otherwise constituting or giving rise to a Lien, including a financing statement filed (i) in respect of a lease not constituting a Capitalized Lease Obligation pursuant to Section 9-505 (or a successor provision) of the Uniform Commercial Code or its equivalent as in effect in an applicable jurisdiction or (ii) in connection with a sale or other disposition of accounts or other assets not prohibited by this Agreement in a transaction not otherwise constituting or giving rise to a Lien; and (d) any agreement by such Person to grant, give or otherwise convey any of the foregoing.

“Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.1. (as such Loan may be increased pursuant to Section 2.9.) or any new loan made pursuant to Section 2.9.

“Loan Document” means this Agreement, each Note, the Guaranty and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement.

“Loan Party” means each of the Borrower, the Parent and each other Person who guarantees all or a portion of the Obligations and/or who pledges any collateral security to secure all or a portion of the Obligations.  Schedule 1.1.(A) sets forth the Loan Parties in addition to the Borrower and the Parent as of the Agreement Date.

“Marketable Securities” means (a) common or preferred Equity Interests of Persons located in, and formed under the laws of, any State of the United States of America or the District of Columbia, which Equity Interests are subject to price quotations (quoted at least daily) on The NASDAQ Stock Market’s National Market System or have trading privileges on the New York Stock Exchange, the American Stock Exchange or another recognized national United States securities exchange and (b) securities evidencing Indebtedness issued by Persons located in, and formed under the laws of, any State of the United States of America or the District of Columbia, which Persons have a Credit Rating of BBB-or Baa3 or better.

“Material Adverse Effect” means a materially adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise), results of operations or business prospects of the Parent and its Subsidiaries taken as a whole, (b) the ability of the Borrower or any other Loan

Party to perform its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Lenders and the Agent under any of the Loan Documents or (e) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith.

“Material Contract” means any contract or other arrangement (other than Loan Documents), whether written or oral, to which the Parent, the Borrower, any Subsidiary or any other Loan Party is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Material Subsidiary” means any Subsidiary owning or leasing Properties which contribute more than $75,000,000 to Unencumbered Asset Value.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Mortgage” means a mortgage, deed of trust, deed to secure debt or similar security instrument made by a Person owning an interest in real property granting a Lien on such interest in real property as security for the payment of Indebtedness of such Person or another Person.

“Mortgage Receivable” means a promissory note secured by a Mortgage of which the Borrower, a Guarantor or one of their respective Subsidiaries is the holder and retains the rights of collection of all payments thereunder.

“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.

“Net Operating Income” means, with respect to any Property for any period, the sum of the following (without duplication): (a) rents and other revenues earned in the ordinary course from such Property (excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent) minus (b) all expenses paid or accrued related to the ownership, operation or maintenance of such Property, including but not limited to taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Property, but specifically excluding general overhead expenses of the Parent or any Subsidiary and any property management fees) minus (c) the greater of (i) the actual property management fee paid during such period and (ii) an imputed management fee in the amount of 3.0% of the gross revenues for such Property for such period.  Net Operating Income of any Person shall include such Person’s pro rata share of Net Operating Income of its Unconsolidated Affiliates.  Net Operating Income shall be adjusted to remove any impact from straight line rent leveling adjustments required under GAAP and amortization of deferred market rent and expenses into income pursuant to FASB ASC 805.

“Net Proceeds” means, with respect to any Equity Issuance by a Person, the aggregate amount of all cash and the Fair Market Value of all other property received by such Person in respect of such Equity Issuance net of investment banking fees, legal fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by such Person in connection with such Equity Issuance.

“Nonrecourse Indebtedness” means, with respect to a Person, Indebtedness for borrowed money (other than construction completion guarantees with respect to Development Properties) in respect of which recourse for payment is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness; provided such contractual limitation to specific assets may include customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar exceptions to nonrecourse liability.

“Note” has the meaning given to the term in Section 2.8.

“Notice of Borrowing” means a notice in the form of Exhibit B to be delivered to the Agent pursuant to Section 2.1.(b) evidencing the Borrower’s request for a borrowing of the Loans.

“Notice of Continuation” means a notice in the form of Exhibit C to be delivered to the Agent pursuant to Section 2.6. evidencing the Borrower’s request for the Continuation of a LIBOR Loan.

“Notice of Conversion” means a notice in the form of Exhibit D to be delivered to the Agent pursuant to Section 2.7. evidencing the Borrower’s request for the Conversion of a Loan from one Type to another Type.

“Obligations” means, individually and collectively:  (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; and (b) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower and the other Loan Parties owing to the Agent or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note.

“Occupancy Rate” means, with respect to a Property at any time, the ratio, expressed as a percentage, of (a) the net rentable square footage of such Property occupied by tenants that are not Affiliates paying rent at market rates pursuant to binding leases as to which no monetary default has occurred and is continuing to (b) the aggregate net rentable square footage of such Property; provided, however, for purposes of the immediately preceding clause (a): (i) if such tenant has executed a lease for space in such Property and the Borrower or such tenant’s agents are in the process of preparing such space for physical occupancy, then such space shall be considered occupied and (ii) net rentable square footage occupied by the Parent or any Affiliate paying rent at market rates pursuant to binding leases as to which no monetary default has occurred and is continuing (“Affiliate Rented Space”) may be included in such calculation; provided, no more than 30,000 square feet of Affiliate Rented Space shall be used in the calculation of Occupancy Rates of the Properties; provided, further, to the extent Affiliate Rented Space exceeds 30,000 square feet in the aggregate with respect to all Properties, such excess shall be allocated pro rata among each Property with respect to which Affiliate Rented Space was included in the calculation of the Occupancy Rate for such Property to reduce the Affiliate Rented Space used in such calculation.

“OFAC” means U.S. Department of the Treasury’s Office of Foreign Assets Control and any successor Governmental Authority.

“OFAC Review Process” means that certain review process established by Agent to determine if any potential transferee of any interests in, or any assignee of any portion of, a Commitment or Loan assigned by a Lender is a party with whom the Agent and any Lender are restricted from doing business under (i) the regulations of OFAC, including any Sanctioned Person, or (ii) any other statute, executive order or other governmental action or list (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism.

“Off-Balance Sheet Obligations” means liabilities and obligations of the Parent, the Borrower, any Subsidiary or any other Person in respect of “off-balance sheet arrangements” (as defined in the SEC Off-Balance Sheet Rules) which the Parent would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Parent’s report on Form 10-Q or Form 10-K (or their equivalents) which the Parent is required to file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor).  As used in this definition, the term “SEC Off-Balance Sheet Rules” means the Disclosure in Management’s Discussion and Analysis About Off-Balance Sheet Arrangements, Securities Act Release No. 33-8182, 68 Fed. Reg. 5982 (Feb. 5, 2003) (codified at 17 CFR pts. 228, 229 and 249).

“Parent” has the meaning set forth in the introductory paragraph hereof and shall include the Parent’s successors and permitted assigns.

“Participant” has the meaning given that term in Section 12.5.(d).

“Patriot Act Customer Identification Process” means that certain customer identification and review process established by the Agent pursuant to the requirements of 31

U.S.C. §5318(1) and 31 C.F.R. §103.121 to verify the identity of all permitted transferees of interests in the Borrower and any assignees of a portion of a Commitment or Loan assigned by a Lender.

“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.

“Permitted Liens” means, as to any Person:  (a) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which are not at the time required to be paid or discharged under Section 7.6.; (b) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar Applicable Laws; (c) Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or impair the use thereof in the business of such Person; (d) the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of such Person; (e) Liens in favor of the Agent for its benefit and the benefit of the Lenders; (f) Liens in favor of the Borrower or a Guarantor securing obligations owing by a Subsidiary to the Borrower or a Guarantor, which obligations have been subordinated to the obligations owing by the Borrower and the Guarantors under the Loan Documents on terms satisfactory to the Agent; and (g) Liens in existence as of the Agreement Date and set forth in Part II of Schedule 6.1.(f).

“Person” means an individual, corporation, partnership, limited liability company, association, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Post-Default Rate” means, in respect of any principal of any Loan or any other Obligation that is not paid when due (whether at stated maturity, by acceleration, by optional or mandatory prepayment or otherwise), a rate per annum equal to the Alternate Base Rate as in effect from time to time plus the Applicable Margin for Base Rate Loans plus two percent (2%).

“Preferred Dividends” means, for any period and without duplication, all Restricted Payments paid during such period on Preferred Securities issued by the Parent or a Subsidiary.  Preferred Dividends shall not include dividends or distributions paid or payable (a) solely in Equity Interests payable to holders of such class of Equity Interests; (b) to the Parent or a

Subsidiary; or (c) constituting or resulting in the redemption of Preferred Securities, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.

“Preferred Securities” means, with respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.

“Prime Rate” means the rate of interest per annum announced publicly by the Lender then acting as the Agent as its prime rate from time to time.  The Prime Rate is not necessarily the best or the lowest rate of interest offered by the Lender acting as the Agent or any other Lender.

“Principal Office” means the office of the Agent located at 127 Public Square, Cleveland, Ohio 44114, or such other office of the Agent as the Agent may designate from time to time.

“Property” means any parcel of real property owned or leased (in whole or in part) or operated by the Parent, the Borrower, any Subsidiary or any Unconsolidated Affiliate of the Parent.

“Qualified Plan” means a Benefit Arrangement that is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code.

“Rating Agency” means S&P, Moody’s or Fitch.

“Register” has the meaning given that term in Section 12.5.(c).

“Regulatory Change” means, with respect to any Lender, any change effective after the Agreement Date in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy.  Notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.

“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Internal Revenue Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Requisite Lenders” means, as of any date, Lenders having more than 50.0% of the principal amount of the aggregate outstanding Loans (not held by Defaulting Lenders who are not entitled to vote).  Loans held by Defaulting Lenders shall be disregarded when determining the Requisite Lenders.

“Responsible Officer” means with respect to the Parent or any Subsidiary, the chief executive officer, the chief operating officer, the chief financial officer, or president of the Parent or such Subsidiary.

“Restricted Payment” means:  (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of the Parent or any Subsidiary now or hereafter outstanding, except a dividend payable solely in Equity Interests of identical class to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of the Parent or any Subsidiary now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the Parent or any Subsidiary now or hereafter outstanding.

“Sanctioned Entity” means (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a Person resident in, in each case, a country that is subject to a sanctions program identified on the list maintained by the OFAC and published from time to time, as such program may be applicable to such agency, organization or Person.

“Sanctioned Person” means a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by the OFAC as published from time to time.

“Secured Indebtedness” means, with respect to a Person as of any given date, the aggregate principal amount of all Indebtedness of such Person outstanding at such date and that is secured in any manner by any Lien, and in the case of the Parent or the Borrower, shall include (without duplication) the Parent’s or the Borrower’s, respectively, pro rata share of the Secured Indebtedness of its Unconsolidated Affiliates.

“Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any Indebtedness due from any Affiliate of such Person) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Stabilized Property” means, any Property that is not a Development Property.

“Subsidiary” means, for any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

“Tangible Net Worth” means, as of any date of determination, the stockholders’ equity of the Parent and its Subsidiaries determined on a consolidated basis plus (a) accumulated depreciation and amortization minus the following (to the extent reflected in determining stockholders’ equity of the Parent and its Subsidiaries); (b) the amount of any write-up in the book value of any assets contained in any balance sheet resulting from revaluation thereof or any write-up in excess of the cost of such assets acquired; and (c) all amounts appearing on the assets side of any such balance sheet for assets which would be classified as intangible assets under GAAP excluding such intangibles booked in connection with real estate acquisitions with above or below market rents, all determined on a consolidated basis.

“Taxes” has the meaning given that term in Section 3.12.

“Termination Date” means February 14, 2017.

“Titled Agents” means each of the Joint Lead Arrangers, each of the Joint Book Runners, the Syndication Agent, each of the Co-Documentation Agents and their respective successors and permitted assigns.

“Total Asset Value” means the sum of all of the following of the Parent and its Subsidiaries on a consolidated basis, without duplication, determined in accordance with GAAP applied on a consistent basis: (a) cash and Cash Equivalents (other than cash and Cash Equivalents that are subject to a Lien or a Negative Pledge or the disposition of which is restricted) and Marketable Securities, plus (b) with respect to each Stabilized Property owned by the Parent, the Borrower or any Subsidiary of the Borrower or the Parent, (i)(A) Net Operating Income attributable to such Stabilized Property for the fiscal quarter most recently ended multiplied by 4, divided by (ii) the Capitalization Rate, plus (c) the GAAP book value of all Properties owned or leased entirely by the Parent, the Borrower or a Wholly Owned Subsidiary and the pro-rata share of the Parent or the Borrower, as applicable, of the GAAP book value of all other Properties owned or leased by any Subsidiary that is not a Wholly Owned Subsidiary, in each case, acquired during the four consecutive fiscal quarters most recently ended, plus (d) the GAAP book value of all Development Properties (including Construction-in-Process), plus (e) the GAAP book value of Unimproved Land, Mortgage Receivables and other promissory notes, plus (f) the GAAP book value at undepreciated cost net of any impairments of all Stabilized Properties with negative Net Operating Income; provided, that no such Property described in this clause (f) shall be included for longer than a period of 24 months and to the extent that Total Asset Value attributable to such Properties described in this clause (f) exceeds 5.0% of Total Asset Value, such excess shall be excluded from Total Asset Value.  The Parent’s pro rata share of assets held by Unconsolidated Affiliates will be included in Total Asset Value calculations consistent with the above described treatment for wholly owned assets.  For purposes of determining Total Asset Value, Net Operating Income from (A) Properties acquired during the four consecutive fiscal quarters most recently ended, (B) Properties disposed of by the Parent, its Subsidiaries and Unconsolidated Affiliates during the immediately preceding fiscal quarter and (C) Properties with negative Net Operating Income shall be excluded from clause (b) above.

“Total Indebtedness” means all Indebtedness of the Parent and its Subsidiaries determined on a consolidated basis.

“Type” with respect to any Loan, refers to whether such Loan or a portion thereof is a LIBOR Loan or Base Rate Loan.

“Unconsolidated Affiliate” means, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

“Unencumbered Adjusted NOI” means, for any period of determination, Adjusted Net Operating Income from Wholly Owned Properties and the pro-rata share of Adjusted Net Operating Income from Controlled Properties as adjusted for any non-recurring items during the reporting period; provided, however, “Unencumbered Adjusted NOI” shall not be less than zero.

“Unencumbered Asset Value” means, without duplication, (a) (i) the Unencumbered NOI (excluding Net Operating Income attributable to Development Properties, Properties with negative Net Operating Incomes, Properties acquired during the four consecutive fiscal quarters most recently ending and Properties disposed of during the fiscal quarter most recently ending) for the fiscal quarter most recently ending times four divided by (ii) the Capitalization Rate, plus (b) the GAAP book value of all Wholly Owned Properties and the pro-rata share of the Parent or the Borrower, as applicable, of the GAAP book value of Controlled Properties, in each case, acquired during the four consecutive fiscal quarters most recently ended, plus (c) the GAAP book value of all Development Properties (including the Construction-in-Process) and Unimproved Land, in each case that constitute Eligible Unencumbered Properties.  For purposes of this definition, (x) to the extent the Unencumbered Asset Value attributable to Development Properties and Unimproved Land would exceed 35% of the Unencumbered Asset Value, such excess shall be excluded, (y) to the extent the Unencumbered Asset Value attributable to

Unimproved Land would exceed 15% of the Unencumbered Asset Value, such excess shall be excluded and (z) to the extent the Unencumbered Asset Value attributable to Controlled Properties would exceed 15% of the Unencumbered Asset Value, such excess shall be excluded.

“Unencumbered NOI” means, for any period of determination, Net Operating Income from Wholly Owned Properties and the pro-rata share of Net Operating Income from Controlled Properties which have been owned for the entire previous fiscal quarter as adjusted for any non-recurring items during the reporting period; provided, however, “Unencumbered NOI” shall not be less than zero.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (a) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (b) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

“Unimproved Land” means land with respect to which no development (other than improvements that are not material and are temporary in nature) has occurred and for which no development is planned in the 12 months following the date of determination.

“Unsecured Indebtedness” means Indebtedness which is not Secured Indebtedness.

“Unsecured Interest Expense” means, for any period of determination, Interest Expense for such period attributable to Unsecured Indebtedness of the Parent and its Subsidiaries.

“Wholly Owned Property” means an Eligible Unencumbered Property which is owned or leased by the Parent, the Borrower or a Wholly Owned Subsidiary.

“Wholly Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.

Section 1.2.  General; References to Times.

Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP; provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Requisite Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Requisite Lenders); provided further that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Parent shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  Notwithstanding the preceding sentence, the calculation of liabilities shall not include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities. Accordingly, the amount of liabilities shall be the historical cost basis, which generally is the contractual amount owed adjusted for amortization or accretion of any premium or discount.  References in this Agreement to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated.  References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified as of the date of this Agreement and from time to time thereafter to the extent not prohibited hereby and in effect at any given time.  Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.  Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of the Parent or a Subsidiary of such Subsidiary, a reference to an “Affiliate” means a reference to an Affiliate of the Parent and a reference to an “Unconsolidated Affiliate” means a reference to an Unconsolidated Affiliate of the Parent.  Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.  Unless otherwise indicated, all references to time are references to Cleveland, Ohio time.

Section 1.3.  Financial Attributes of Non-Wholly Owned Subsidiaries.

When determining the Parent’s or the Borrower’s compliance with any financial covenant contained in any of the Loan Documents, only the Parent’s or the Borrower’s, respectively, pro rata share of the financial attributes of a Subsidiary that is not a Wholly Owned Subsidiary (other than the Borrower) shall be included.

ARTICLE II. CREDIT FACILITY

Section 2.1.  Term Loans.

(a)           Making of Loans.  Subject to the terms and conditions hereof, on the Effective Date, each Lender severally and not jointly agrees to make a Loan to the Borrower in the principal amount equal to the amount of such Lender’s Commitment.  There shall only be a single advance of proceeds of each Loan.  Upon funding of the Loans, the Commitments shall terminate.

(b)           Requests for Loans.  Not later than 11:00 a.m. at least 3 Business Days prior to the anticipated Effective Date, the Borrower shall give the Agent notice pursuant to a Notice of Borrowing requesting that the Lenders make the Loans pursuant to Section 2.1.(a) on the Effective Date and specifying the aggregate principal amount of Loans to be borrowed, the Type of the Loans, and if such Loans are to be LIBOR Loans, the initial Interest Period for the Loans.  The Agent will transmit by telecopy the information contained in such Notice of Borrowing to each Lender promptly upon receipt by the Agent.  Such notice shall be irrevocable once given and binding on the Borrower.

(c)           Funding of Loans.  Each Lender shall deposit an amount equal to the Loan to be made by such Lender pursuant to Section 2.1.(a) to the Borrower with the Agent at the Principal Office, in immediately available funds, not later than 11:00 a.m. on the Effective Date.  Subject to fulfillment of all applicable conditions set forth herein, the Agent shall make available to the Borrower in the account specified by the Borrower in the Notice of Borrowing, not later than 12:00 noon on the Effective Date, the proceeds of such amounts received by the Agent.  The Borrower may not reborrow any portion of the Loans once repaid.

Section 2.2.  Rates and Payment of Interest on Loans.

(a)           Rates.  The Borrower promises to pay to the Agent for the account of each Lender interest on the unpaid principal amount of the Loan made by such Lender for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:

(i)            during such periods as such Loan is a Base Rate Loan, at the Alternate Base Rate (as in effect from time to time) plus the Applicable Margin for Base Rate Loans; and

(ii)           during such periods as such Loan is a LIBOR Loan, at Adjusted LIBOR for such Loan for the Interest Period therefor plus the Applicable Margin for LIBOR Loans.

Notwithstanding the foregoing, during the continuance of an Event of Default, the Borrower shall pay to the Agent for the account of each Lender interest at the Post-Default Rate on the outstanding principal amount of the Loan made by such Lender and on any other amount payable by the Borrower hereunder or under the Note held by such Lender to or for the account of such Lender (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).

(b)           Payment of Interest.  Accrued and unpaid interest on each Loan shall be payable (i) in the case of a Base Rate Loan, monthly in arrears on the first day of each calendar month, (ii) in the case of a LIBOR Loan, in arrears on the last day of each Interest Period therefor, and, if such Interest Period is longer than three months, at three-month intervals following the first day of such Interest Period, and (iii) in the case of any Loan, in arrears upon the payment, prepayment or Continuation thereof or the Conversion of such Loan to a Loan of another Type (but only on the principal amount so paid, prepaid, Continued or Converted).  Interest payable at the Post-Default Rate shall be payable from time to time on demand.  Promptly after the determination of any interest rate provided for herein or any change therein, the Agent shall give notice thereof to the Lenders to which such interest is payable and to the Borrower.  All determinations by the Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.

(c)           Inaccurate Financial Statements or Compliance Certificates.  If any financial statement or Compliance Certificate delivered pursuant to Section 8.3. is shown to be inaccurate as a result of any fraudulent act or omission of a Loan Party or its agents or representatives acting on behalf of such Loan Party (regardless of whether this Agreement is in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period prior to the Investment Grade Rating Date (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Borrower shall immediately deliver to the Agent a correct Compliance Certificate for such Applicable Period and (ii) the Borrower shall immediately pay to the Agent for the account of the Lenders the additional accrued additional interest owing calculated based on such higher Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Agent in accordance with Section 3.2. This subsection shall not in any way limit the rights of the Agent and Lenders (x) with respect to the last sentence of the immediately preceding subsection (a) or (y) under Article X.

Section 2.3.  Number of Interest Periods.

There may be no more than 6 different Interest Periods for LIBOR Loans outstanding at the same time (for which purpose Interest Periods described in the definition of the term “Interest Period” shall be deemed to be different Interest Periods even if they are coterminous).

Section 2.4.  Repayment of Loans.

The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Loans on the Termination Date, together with all other amounts then outstanding under this Agreement.

Section 2.5.  Prepayments.

Subject to Section 4.4., the Borrower may prepay any Loan at any time without premium or penalty.  The Borrower shall give the Agent at least one Business Day’s prior written notice of the prepayment of any Loan.

Section 2.6.  Continuation.

So long as no Event of Default shall exist, the Borrower may on any Business Day, with respect to any LIBOR Loan, elect to maintain such LIBOR Loan or any portion thereof as a LIBOR Loan by selecting a new Interest Period for such LIBOR Loan.  Each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period.  Each selection of a new Interest Period shall be made by the Borrower giving to the Agent a Notice of Continuation not later than 11:00 a.m. on the third Business Day prior to the date of any such Continuation.  Such notice by the Borrower of a Continuation shall be by telephone or telecopy, confirmed immediately in writing if by telephone, in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the LIBOR Loans and portions thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder.  Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given.  Promptly after receipt of a Notice of Continuation, the Agent shall notify each Lender by telecopy, or other similar form of transmission, of the proposed Continuation.  If the Borrower shall fail to select in a timely manner a new Interest Period for any LIBOR Loan in accordance with this Section, or if an Event of Default shall exist, such Loan will automatically, on the last day of the current Interest Period therefor, Convert into a Base Rate Loan notwithstanding the first sentence of Section 2.7. or the Borrower’s failure to comply with any of the terms of such Section.

Section 2.7.  Conversion.

The Borrower may on any Business Day, upon the Borrower’s giving of a Notice of Conversion to the Agent, Convert all or a portion of a Loan of one Type into a Loan of another Type; provided, however, a Base Rate Loan may not be Converted to a LIBOR Loan if an Event of Default shall exist.  Any Conversion of a LIBOR Loan into a Base Rate Loan shall be made on, and only on, the last day of an Interest Period for such LIBOR Loan and, upon Conversion of a Base Rate Loan into a LIBOR Loan, the Borrower shall pay accrued interest to the date of Conversion on the principal amount so Converted.  Each such Notice of Conversion shall be given not later than 11:00 a.m. on the Business Day prior to the date of any proposed Conversion into Base Rate Loans and on the third Business Day prior to the date of any proposed Conversion into LIBOR Loans.  Promptly after receipt of a Notice of Conversion, the Agent shall notify each Lender by telecopy, or other similar form of transmission, of the proposed Conversion.  Subject to the restrictions specified above, each Notice of Conversion shall be by telephone (confirmed immediately in writing) or telecopy in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a LIBOR Loan, the requested duration of the Interest Period of such Loan.  Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given.

Section 2.8.  Notes.

(a)           Notes.  Except in the case of a Lender that has requested not to receive a promissory note to evidence the Loan made by such Lender, the Loan made by each Lender shall, in addition to this Agreement, also be evidenced by a promissory note of the Borrower substantially in the form of Exhibit E (each a “Note”), payable to the order of such Lender in a principal amount equal to the amount of its Commitment as originally in effect and otherwise duly completed.

(b)           Records.  The date, amount, interest rate, Type and duration of Interest Periods (if applicable) of each Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and such entries shall be binding on the Borrower, absent manifest error; provided, however, that (i) the failure of a Lender to make any such record shall not affect the obligations of the Borrower under any of the Loan Documents and (ii) if there is a discrepancy between such records and the statement of accounts maintained by the Agent pursuant to Section 3.10., in the absence of manifest error, the statements of account maintained by the Agent pursuant to Section 3.10. shall be controlling.

(c)           Lost, Stolen, Destroyed or Mutilated Notes. Upon receipt by the Borrower of (i) written notice from a Lender that the Note of such Lender has been lost, stolen, destroyed or mutilated, and (ii) (A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrower, or (B) in the case of mutilation, upon surrender and cancellation of such Note, the Borrower shall at its own expense execute and deliver to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note.

Section 2.9.  Additional Loans.

With the prior consent of the Agent, such consent not to be unreasonably withheld, conditioned or delayed, the Borrower shall have the right at any time and from time to time to request additional Loans by providing written notice to the Agent, which notice shall be irrevocable once given and shall be forwarded by the Agent to each Lender; provided, however, that the Borrower shall not have the right to make more than 4 requests for additional Loans during the term of this Agreement and after giving effect to any such increases in the aggregate amount of the Loans, the aggregate amount of the Loans shall not exceed $400,000,000.  Each such increase in the Loans must be in an aggregate minimum amount of $25,000,000 and integral multiples of $5,000,000 in excess thereof.  No Lender shall be obligated in any way whatsoever to increase the principal amount of its Loan or provide a new Loan, and any new Lender becoming a party to this Agreement in connection with any such requested increase must be an Eligible Assignee.  No increase of the Loans may be effected under this Section if (x) a Default or Event of Default shall be in existence on the effective date of such increase of the Loans or (y) any representation or warranty made or deemed made by the Borrower or any other Loan Party in any Loan Document to which any such Loan Party is a party is not (or would not be) true or correct in all material respects (or if otherwise qualified by materiality, is not (or would not be) true and correct in all respects) on the effective date of such increase and after giving effect thereto (except for representations or warranties which expressly relate solely to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date (except to the extent otherwise qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects as of such earlier date) and except for changes in factual circumstances not prohibited hereunder).  In connection with any increase in the aggregate principal amount of the Loans pursuant to this subsection, (a) any Lender becoming a party hereto shall execute such documents and agreements as the Agent may reasonably request and (b) the Borrower shall make appropriate arrangements so that each new Lender, and any existing Lender increasing the principal amount of its Loan, receives a new or replacement Note, as appropriate, in the principal amount of such Lender’s Loan within 5 Business Days of the effectiveness of the applicable increase in the aggregate principal amount of the Loans.

ARTICLE III.  PAYMENTS, FEES AND OTHER GENERAL PROVISIONS

Section 3.1.  Payments.

Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower under this Agreement or any other Loan Document shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Agent at its Principal Office, not later than 2:00 p.m. on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).  Subject to Section 10.3., the Borrower may, at the time of making each payment under this Agreement or any Note, specify to the Agent the amounts payable by the Borrower hereunder to which such payment is to be applied.  Each payment received by the Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender at the applicable Lending Office of such Lender no later than 4:00 p.m. on the date of receipt.  If the Agent fails to pay such amount to a Lender as provided in the previous sentence, the Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect.  If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for the period of such extension.

Section 3.2.  Pro Rata Treatment.

Except to the extent otherwise provided herein:  (a) the making of the Loans by the Lenders under Section 2.1.(a) shall be made by the Lenders pro rata according to the amount of their respective Commitments; (b) each payment or prepayment of principal of the Loans by the Borrower shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them, (c) each payment of interest on the Loans by the Borrower shall be made for the account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders; and (d) the Conversion and Continuation of the Loans of a particular Type (other than Conversions provided for by Section 4.5.) shall be made pro rata among the Lenders according to their respective Loans and the then current Interest Period for each Lender’s portion of each Loan of such Type shall be coterminous.

Section 3.3.  Sharing of Payments, Etc.

If a Lender shall obtain payment of any principal of, or interest on, the Loan made by it to the Borrower under this Agreement, or shall obtain payment on any other Obligation owing by the Borrower or a Loan Party through the exercise of any right of set-off, banker’s lien or counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by the Borrower to a Lender not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders pro rata in accordance with Section 3.2. or Section 10.3., as applicable, such Lender shall promptly purchase from the other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by the other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may be incurred by such Lender in obtaining or preserving such benefit) pro rata in accordance with Section 3.2. or Section 10.3., as applicable.  To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.  The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation.  Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

Section 3.4.  Several Obligations.

No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.

Section 3.5.  Minimum Amounts.

(a)           Borrowings and Conversions.  Base Rate Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess thereof.  LIBOR Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount.

(b)           Prepayments.  Each voluntary prepayment of the Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess thereof (or, if less, the aggregate principal amount of the Loans then outstanding).

Section 3.6.  Administrative and Other Fees.

The Borrower agrees to pay the administrative and other fees of the Agent as may be agreed to in writing by the Borrower and the Agent from time to time.

Section 3.7.  Computations.

Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or any other Obligations due hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed; provided, however, any accrued interest on any Base Rate Loan shall be computed on the basis of a year of 365 or 366 days, as applicable, and the actual number of days elapsed.

Section 3.8.  Usury.

In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or any other Loan Party or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith.  It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law.

Section 3.9.  Agreement Regarding Interest and Charges.

The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.2.(a)(i) and (ii).  Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, facility fees, closing fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Agent or any Lender to third parties or for damages incurred by the Agent or any Lender, in each case in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate the Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money.  All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

Section 3.10.  Statements of Account.

The Agent will account to the Borrower monthly with a statement of Loans, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Agent shall be deemed conclusive upon Borrower to the extent the Borrower shall fail to object to such account in writing within 5 Business Days of the receipt thereof.  The failure of the Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder.

Section 3.11.  Defaulting Lenders.

Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(a)           Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Requisite Lenders.

(b)           Defaulting Lender Waterfall.  Any payment of principal, interest, Fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X. or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 3.3. shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third, to the payment of any amounts owing to the Agent or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Agent against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Article V. were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loan of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with their respective Credit Percentages.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this subsection shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)           Defaulting Lender Cure.  If the Borrower and the Agent agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with their respective Commitment Percentages, whereupon such Lender shall cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 3.12.  Taxes.

(a)           Taxes Generally.  All payments by the Borrower of principal of, and interest on, the Loans and all other Obligations shall be made free and clear of and without deduction for any present or future excise, stamp or other taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding (i) franchise taxes, (ii) any taxes imposed on or measured by any Lender’s assets, net income, receipts or branch profits, (iii) any taxes (other than withholding taxes) with respect to the Agent or a Lender that would not be imposed but for a connection between the Agent or such Lender and the jurisdiction imposing such taxes (other than a connection arising solely by virtue of the activities of the Agent or such Lender pursuant to or in respect of this Agreement or any other Loan Document), (iv) any taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges to the extent imposed as a result of the failure of the Agent or a Lender, as applicable, to provide and keep current (to the extent legally able) any certificates, documents or other evidence required to qualify for an exemption from, or reduced rate of, any such taxes fees, duties, levies, imposts, charges, deductions, withholdings or other charges or required by the immediately following subsection (c) to be furnished by the Agent or such Lender, as applicable, (v) any taxes arising after the Agreement Date solely as a result of or attributable to a Lender changing its designated Lending Office after the date such Lender becomes a party hereto, and (vi) any taxes imposed by Sections 1471 through Section 1474 of the Internal Revenue Code (including any official interpretations thereof, collectively “FATCA”) on any “withholdable payment” payable to such recipient as a result of the failure of such recipient to satisfy the applicable requirements as set forth in FATCA after December 31, 2012 (such non-excluded items being collectively called “Taxes”).  If any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any Applicable Law, then the Borrower will:

(i)            pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted;

(ii)           promptly forward to the Agent an official receipt or other documentation satisfactory to the Agent evidencing such payment to such Governmental Authority; and

(iii)          pay to the Agent for its account or the account of the applicable Lender, as the case may be, such additional amount or amounts as is necessary to ensure that the net amount actually received by the Agent or such Lender will equal the full amount that the Agent or such Lender would have received had no such withholding or deduction been required.

(b)           Tax Indemnification.  If the Borrower fails to pay any Taxes when due to the appropriate Governmental Authority or fails to remit to the Agent, for its account or the account of the respective Lender, as the case may be, the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent and the Lenders for any incremental Taxes, interest or penalties that may become payable by the Agent or any Lender as a result of any such failure.  For purposes of this Section, a distribution hereunder by the Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.

(c)           Tax Forms.  Prior to the date that any Lender or Participant organized under the laws of a jurisdiction outside the United States of America becomes a party hereto, such Person shall deliver to the Borrower and the Agent such certificates, documents or other evidence, as required by the Internal Revenue Code or Treasury Regulations issued pursuant thereto (including Internal Revenue Service Forms W-8ECI and W-8BEN, as applicable, or appropriate successor forms), properly completed, currently effective and duly executed by such Lender or Participant establishing that payments to it hereunder and under the Notes are (i) not subject to United States Federal backup withholding tax and (ii) not subject to United States Federal withholding tax imposed under the Internal Revenue Code.  Each such Lender or Participant shall, to the extent it may lawfully do so, (x) deliver further copies of such forms or other appropriate certifications on or before the date that any such forms expire or become obsolete and after the occurrence of any event requiring a change in the most recent form delivered to the Borrower or the Agent and (y) obtain such extensions of the time for filing, and renew such forms and certifications thereof, as may be reasonably requested by the Borrower or the Agent.  The Borrower shall not be required to pay any amount pursuant to the last sentence of subsection (a) above to any Lender or Participant that is organized under the laws of a jurisdiction outside of the United States of America or the Agent, if it is organized under the laws of a jurisdiction outside of the United States of America, if such Lender, Participant or the Agent, as applicable, fails to comply with the requirements of this subsection.  If any such Lender or Participant, to the extent it may lawfully do so, fails to deliver the above forms or other documentation, then the Agent may withhold from any payments to be made to such Lender under any of the Loan Documents such amounts as are required by the Internal Revenue Code. If any Governmental Authority asserts that the Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, and costs and expenses (including all reasonable fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel) of the Agent.  The obligation of the Lenders under this Section shall survive the termination of the Commitments, repayment of all Obligations and the resignation or replacement of the Agent.

ARTICLE IV.  YIELD PROTECTION, ETC.

Section 4.1.  Additional Costs; Capital Adequacy.

(a)           Additional Costs.  The Borrower shall promptly pay to the Agent for the account of a Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs incurred by such Lender that it determines are attributable to its making or maintaining of any LIBOR Loans or its obligation to make any LIBOR Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Loans or such obligation or the maintenance by such Lender of capital in respect of its LIBOR Loans (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), to the extent any such Additional Costs result from any Regulatory Change that:  (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Loans (other than taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges which are excluded from the definition of Taxes pursuant to the first sentence of Section 3.12.(a)); or (ii) imposes or modifies any reserve, special deposit or similar requirements (other than Regulation D of the Board of Governors of the Federal Reserve System or other reserve requirement to the extent utilized in the determination of Adjusted LIBOR for such LIBOR Loans) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender, or any commitment of such Lender; or (iii) has or would have the effect of reducing the rate of return on capital of such Lender to a level below that which such Lender could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies with respect to capital adequacy).

(b)           Lender’s Suspension of LIBOR Loans.  Without limiting the effect of the provisions of the immediately preceding subsection (a), if, by reason of any Regulatory Change, any Lender either (i) incurs or would incur Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Agent), the obligation of such Lender to Continue, or to Convert Base Rate Loans into, LIBOR Loans, or, if such Lender has become obligated to make any new Loan pursuant to Section 2.9., to honor any obligation to make such new Loan as a LIBOR Loan, shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 4.5. shall apply).

(c)           Notification and Determination of Additional Costs.  Each of the Agent and each Lender agrees to notify the Borrower of any event occurring after the Agreement Date entitling the Agent or such Lender to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, the failure of the Agent or any Lender to give such notice shall not release the Borrower from any of its obligations hereunder (and in the case of a Lender, to the Agent).  The Agent or such Lender agrees to furnish to the Borrower (and in the case of a Lender, to the Agent) a certificate setting forth the basis and amount of each request by the Agent or such Lender for compensation under this Section.  Absent manifest error, determinations by the Agent or any Lender of the effect of any Regulatory Change shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith.

Section 4.2.  Suspension of LIBOR Loans.

Anything herein to the contrary notwithstanding, if, on or prior to the determination of LIBOR for any Interest Period:

(a)           the Agent reasonably determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining Adjusted LIBOR for such Interest Period; or

(b)           the Agent reasonably determines (which determination shall be conclusive) that Adjusted LIBOR will not adequately and fairly reflect the cost to the Lenders of making or maintaining LIBOR Loans for such Interest Period;

then the Agent shall give the Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to Continue LIBOR Loans or Convert Loans into LIBOR Loans, or, if such Lender has become obligated to make any new Loan pursuant to Section 2.9., to honor any obligation to make such new Loan as a LIBOR Loan, and the Borrower shall, on the last day of each current Interest Period for each outstanding LIBOR Loan, either repay such Loan or Convert such Loan into a Base Rate Loan.

Section 4.3.  Illegality.

Notwithstanding any other provision of this Agreement, if any Lender shall reasonably determine (which determination shall be conclusive and binding) that it has become unlawful for such Lender to maintain LIBOR Loans hereunder, or, if such Lender has become obligated to make any new Loan pursuant to Section 2.9., to honor any obligation to make such new Loan as a LIBOR Loan, then such Lender shall promptly notify the Borrower thereof (with a copy to the Agent) and such Lender’s obligation to Continue, or to Convert Loans of any other Type into, LIBOR Loans, or to make such new Loan as a LIBOR Loan, shall be suspended until such time as such Lender may again maintain LIBOR Loans (in which case the provisions of Section 4.5. shall be applicable).

Section 4.4.  Compensation.

The Borrower shall pay to the Agent for the account of each Lender, upon the request of such Lender through the Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost or expense that such Lender reasonably determines is attributable to:

(a)           any payment or prepayment (whether mandatory or optional) of a LIBOR Loan, or Conversion of a LIBOR Loan, made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan; or

(b)           any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Article V. to be satisfied) to borrow a LIBOR Loan from such Lender on the requested date for such borrowing, or to Convert a Base Rate Loan into a LIBOR Loan or Continue a LIBOR Loan on the requested date of such Conversion or Continuation.

Upon the Borrower’s request, any Lender requesting compensation under this Section shall provide the Borrower with a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof.  Absent manifest error, determinations by any Lender in any such statement shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith.

Section 4.5.  Treatment of Affected Loans.

If the obligation of any Lender to make a new Loan pursuant to Section 2.9. as a LIBOR Loan or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1.(b), 4.2. or 4.3., then such Lender’s LIBOR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Loans (or, in the case of a Conversion required by Section 4.1.(b) or 4.3., on such earlier date as such Lender may specify to the Borrower with a copy to the Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 4.1. or 4.3. that gave rise to such Conversion no longer exist:

(i)            to the extent that such Lender’s LIBOR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its Base Rate Loans; and

(ii)           any portion of such Lender’s Loan that would otherwise be Continued by such Lender as a LIBOR Loan shall be Continued instead as a Base Rate Loan, any Base Rate Loan of such Lender that would otherwise be Converted into a LIBOR Loan shall remain as a Base Rate Loan, and any new Loan to be made pursuant to Section 2.9. that would otherwise be made as a LIBOR Loan shall be made as a Base Rate Loan.

If such Lender gives notice to the Borrower (with a copy to the Agent) that the circumstances specified in Section 4.1. or 4.3. that gave rise to the Conversion of such Lender’s LIBOR Loans pursuant to this Section no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, then such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with the respective unpaid principal amount of the Loan held by each Lender.

Section 4.6.  Change of Lending Office.

Each Lender agrees that it will use reasonable efforts to designate an alternate Lending Office with respect to any of its Loan affected by the matters or circumstances described in Sections 3.12., 4.1. or 4.3. to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America.

Section 4.7.  Assumptions Concerning Funding of LIBOR Loans.

Calculation of all amounts payable to a Lender under this Article IV. shall be made as though such Lender had actually funded LIBOR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article IV.

ARTICLE V.  CONDITIONS PRECEDENT

Section 5.1.  Initial Conditions Precedent.

The obligation of the Lenders to make the Loans pursuant to Section 2.1. is subject to the following conditions precedent:

(a)                                 The Agent shall have received each of the following, in form and substance satisfactory to the Agent:

(i)                                     Counterparts of this Agreement executed by each of the parties hereto;

(ii)                                  Notes executed by the Borrower, payable to each Lender (other than any Lender that has requested that it not receive a Note) and complying with the applicable provisions of Section 2.8.;

(iii)                               The Guaranty executed by the Parent and any Material Subsidiary existing as of the Effective Date;

(iv)                              An opinion of the general counsel of the Parent and the other Loan Parties, addressed to the Agent and the Lenders addressing the matters set forth in Exhibit F;

(v)                                 An opinion of Alston & Bird, LLP, counsel to the Agent, addressed to the Agent and the Lenders, addressing the enforceability of the Loan Documents and such matters as the Agent shall reasonably request;

(vi)                              a certificate of incumbency signed by the Secretary or Assistant Secretary of the Parent with respect to each of the officers of the Parent authorized to execute and deliver on behalf of the Parent and the Borrower the Loan Documents to which the Parent or the Borrower is a party and to execute and deliver (or make by telephone in the case of Notices of Conversion or Continuation) on behalf of the Borrower the Notice of Borrowing, Notices of Conversion, and Notices of Continuation;

(vii)                           a certified copy (certified by the Secretary or Assistant Secretary of the Parent) of all necessary action taken by the Parent to authorize the execution, delivery and performance of the Loan Documents to which either the Parent or the Borrower is a party;

(viii)                        the certificate or articles of incorporation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of the Parent, the Borrower and each Guarantor, certified by the Secretary or Assistant Secretary of the applicable Loan Party;

(ix)                              a Certificate of Good Standing or certificate of similar meaning with respect to the Parent, the Borrower and each Guarantor (and in the case of a limited partnership, the general partner of such Guarantor) issued as of a recent date by the Secretary of State of the State of formation of each such Person and certificates of qualification to transact business or other comparable certificates issued by each Secretary of State (and any state department of taxation, as applicable) of each state in which such Person is required to be so qualified;

(x)                                 a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Guarantor with respect to each of the officers of such Person authorized to execute and deliver the Loan Documents to which such Person is a party;

(xi)                              copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of the Parent, the Borrower and each Guarantor of the by-laws of such Person, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity;

(xii)                           copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Guarantor of all corporate, partnership, member or other necessary action taken by each Guarantor to authorize the execution, delivery and performance of the Loan Documents to which it is a party;

(xiii)                        the Fees then due and payable under Section 3.6. and any other Fees payable to the Agent, the Titled Agents and the Lenders on or prior to the Effective Date;

(xiv)                       a Compliance Certificate calculated as of December 31, 2011, giving pro forma effect to the financing contemplated by this Agreement and the use of the proceeds of the Loans to be funded on the Effective Date;

(xv)                          the Notice of Borrowing from the Borrower for the Loans indicating how the proceeds thereof are to be made available to the Borrower, and if any of the Loans initially are to be LIBOR Loans, the Interest Period thereof; and

(xvi)                       such other documents, agreements and instruments as the Agent on behalf of the Lenders may reasonably request; and

(b)                                 In the good faith judgment of the Agent and the Lenders:

(i)                                     There shall not have occurred or become known to the Agent or any of the Lenders any event, condition, situation or status since the date of the information contained in the financial and business projections, budgets, pro forma data and forecasts concerning the Borrower and its Subsidiaries delivered to the Agent and the Lenders prior to the Agreement Date that has had or could reasonably be expected to result in a Material Adverse Effect;

(ii)                                  No litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to (1) result in a Material Adverse Effect or (2) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party;

(iii)                               The Borrower and its Subsidiaries shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (1) any Applicable Law or (2) any agreement, document or instrument to which the Borrower or any other Loan Party is a party or by which any of them or their respective properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which would not reasonably be likely to (A) have a Material Adverse Effect, or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party; and

(iv)                              There shall not have occurred or exist any other material disruption of financial or capital markets that could reasonably be expected to materially and adversely affect the transactions contemplated by the Loan Documents.

Section 5.2.  Conditions Precedent to All Loans.

The obligations of the Lenders to make the Loans are all subject to the further condition precedent that: (a) no Default or Event of Default shall exist as of the date of the making the Loans or would exist immediately after giving effect thereto; and (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party shall be true and correct in all material respects (except to the extent otherwise qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of the making of the Loans with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except to the extent otherwise qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents.  Each Credit Event shall constitute a certification by the Borrower to the effect set forth in the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrower otherwise notifies the Agent prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event).  In addition, if such Credit Event is the making of the Loans, the Borrower shall be deemed to have represented to the Agent and the Lenders at the time the Loans are made that all conditions to the occurrence of such Credit Event contained in Article V. have been satisfied.

ARTICLE VI.  REPRESENTATIONS AND WARRANTIES

Section 6.1.  Representations and Warranties.

In order to induce the Agent and each Lender to enter into this Agreement and to make the Loans, the Parent and the Borrower represent and warrant to the Agent and each Lender as follows:

(a)                                 Organization; Power; Qualification.  Each of the Parent, its Subsidiaries, the Borrower and the other Loan Parties is a corporation, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect.

(b)                                 Ownership Structure.  As of the Agreement Date, Part I of Schedule 6.1.(b) is a complete and correct list of all Subsidiaries of the Parent setting forth for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding any Equity Interests in such Subsidiary, (iii) the nature of the Equity Interests held by each such Person, (iv) the percentage of ownership of such Subsidiary represented by such Equity Interests and (v) whether such Subsidiary is a Material Subsidiary. Except as disclosed in such Schedule, as of the Agreement Date (i) each of the Parent and its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it on such Schedule, (ii) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (iii) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any such Person.  As of the Agreement Date Part II of Schedule 6.1.(b) correctly sets forth all Unconsolidated Affiliates of the Parent, including the correct legal name of such Person, the type of legal entity which each such Person is, and all Equity Interests in such Person held directly or indirectly by the Parent.

(c)                                  Authorization of Agreement, Etc.  The Borrower has the right and power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit hereunder.  The Parent, the Borrower and each other Loan Party has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby.  The Loan Documents to which the Borrower or any other Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein and as may be limited by equitable principles generally.

(d)                                 Compliance of Loan Documents with Laws, Etc.  The execution, delivery and performance of this Agreement, the Notes and the other Loan Documents to which the Borrower or any other Loan Party is a party in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval or violate any Applicable Law (including all Environmental Laws) relating to the Borrower or any other Loan Party; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of the Borrower or any other Loan Party, or any indenture, agreement or other instrument to which the Borrower or any other Loan Party is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower or any other Loan Party.

(e)                                  Compliance with Law; Governmental Approvals.  The Parent, the Borrower, each Subsidiary and each other Loan Party is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws (including without limitation, Environmental Laws) relating to the Parent, the Borrower, a Subsidiary or such other Loan Party except for noncompliances which, and Governmental Approvals the failure to possess which, could not, individually or in the aggregate, reasonably be expected to cause a Default or Event of Default or have a Material Adverse Effect.

(f)                                   Title to Properties; Liens.  As of the Agreement Date, Part I of Schedule 6.1.(f) sets forth all of the real property owned or leased by the Parent, the Borrower, each other Loan Party and each other Subsidiary.  Each such Person has good, marketable and legal title to, or a valid leasehold interest in, its respective assets.  As of the Agreement Date, there are no Liens against any assets of the Parent, the Borrower, any Subsidiary or any other Loan Party except for Permitted Liens, including, without limitation, those Liens in existence as of the Agreement Date and set forth in Part II of Schedule 6.1.(f).

(g)                                  Existing Indebtedness.  Schedule 6.1.(g) is, as of the Agreement Date, a complete and correct listing of all Indebtedness of the Parent and its Subsidiaries, including without limitation, Guarantees of the Parent and its Subsidiaries, and indicating whether such Indebtedness is Secured Indebtedness or Unsecured Indebtedness.  The Parent and its Subsidiaries have performed and are in compliance with all of the terms of such Indebtedness and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute such a default or event of default, exists with respect to any such Indebtedness.

(h)                                 Material Contracts.  Schedule 6.1.(h) is, as of the Agreement Date, a true, correct and complete listing of all Material Contracts.  Each of the Parent, its Subsidiaries and the other Loan Parties that is a party to any Material Contract has performed and is in compliance with all of the terms of such Material Contract, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute such a default or event of default, exists with respect to any such Material Contract.

(i)                                     Litigation.  Except as set forth on Schedule 6.1.(i), there are no actions, suits, investigations or proceedings pending (nor, to the knowledge of the Parent or the Borrower, are there any actions, suits or proceedings threatened, nor to the knowledge of the Parent or the Borrower is there any basis therefor) against or in any other way relating adversely to or affecting the Parent, the Borrower, any Subsidiary or any other Loan Party or any of its respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which could reasonably be expected to have a Material Adverse Effect.  There are no strikes, slow downs, work stoppages or walkouts or other labor disputes in progress or threatened relating to the Parent, the Borrower, any Subsidiary or any other Loan Party which could reasonably be expected to have a Material Adverse Effect.

(j)                                    Taxes.  All federal, state and other tax returns of the Parent, the Borrower, any Subsidiary or any other Loan Party required by Applicable Law to be filed have been duly filed, and all federal, state and other taxes, assessments and other governmental charges or levies upon the Parent, the Borrower, any Subsidiary and each other Loan Party and its respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment which is at the time permitted under Section 7.6.  As of the Agreement Date, none of the United States income tax returns of the Parent, the Borrower, its Subsidiaries or any other Loan Party is under audit.  All charges, accruals and reserves on the books of the Parent, the Borrower and each of its Subsidiaries and each other Loan Party in respect of any taxes or other governmental charges are in accordance with GAAP.

(k)                                 Financial Statements.  The Parent and the Borrower have furnished to each Lender copies of (i) the audited consolidated balance sheet of the Parent and its consolidated Subsidiaries for the fiscal year ending December 31, 2010, and the related audited consolidated statements of operations, cash flows and shareholders’ equity for the fiscal year ending on such dates, with the opinion thereon of PricewaterhouseCoopers LLP, and (ii) the unaudited consolidated balance sheet of the Parent and its consolidated Subsidiaries for the fiscal quarter ending September 30, 2011, and the related unaudited consolidated statements of operations, cash flows and shareholders’ equity of the Parent and its consolidated Subsidiaries for the three fiscal quarter period ending on such date.  Such financial statements (including in each case related schedules and notes) are complete and correct and present fairly, in accordance with GAAP consistently applied throughout the periods involved, the consolidated financial position of the Parent and its consolidated Subsidiaries as at their respective dates and the results of operations and the cash flow for such periods (subject, as to interim statements, to changes resulting from normal year-end audit adjustments).  Neither the Parent nor any of its Subsidiaries has on the Agreement Date any material contingent liabilities, liabilities, liabilities for taxes, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said financial statements.

(l)                                     No Material Adverse Change.  Since December 31, 2010, there has been no material adverse change in the business, assets, liabilities, financial condition, results of operations, business or prospects of the Parent and its Subsidiaries taken as a whole.  Each of the Parent, its Subsidiaries and the other Loan Parties is Solvent.

(m)                             ERISA.

(i)                                     Each Benefit Arrangement is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other Applicable Laws in all material respects.  Except with respect to Multiemployer Plans, each Qualified Plan (A) has received a favorable determination from the Internal Revenue Service applicable to such Qualified Plan’s current remedial amendment cycle (as defined in Revenue Procedure 2007-44 or “2007-44” for short), (B) has timely filed for a favorable determination letter from the Internal Revenue Service during its staggered remedial amendment cycle (as defined in 2007-44) and such application is currently being processed by the Internal Revenue Service, or (C) is maintained under a prototype plan and may rely upon a favorable opinion letter issued by the Internal Revenue Service with respect to such prototype plan.  To the best knowledge of the Borrower, nothing has occurred which would cause the loss of its reliance on each Qualified Plan’s favorable determination letter or opinion letter.

(ii)                                  With respect to any Benefit Arrangement that is a retiree welfare benefit arrangement, all amounts have been accrued on the applicable ERISA Group’s financial statements in accordance with FASB ASC 715.  The “benefit obligation” of all Plans does not exceed the “fair market value of plan assets” for such Plans by more than $10,000,000 all as determined by and with such terms defined in accordance with FASB ASC 715.

(iii)                               Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) no ERISA Event has occurred or is expected to occur; (ii) there are no pending, or to the best knowledge of the Borrower, threatened, claims, actions or lawsuits or other action by any Governmental Authority, plan participant or beneficiary with respect to a Benefit Arrangement (other than routine claims for benefits); (iii) there are no violations of the fiduciary responsibility rules with respect to any Benefit Arrangement; and (iv) no member of the ERISA Group has engaged in a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code, in connection with any Plan, that would subject any member of the ERISA Group to a tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Internal Revenue Code.

(n)                                 Not Plan Assets; No Prohibited Transaction.  None of the assets of the Parent, the Borrower, any Subsidiary or any other Loan Party constitute “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder.  The execution, delivery and performance of this Agreement and the other Loan Documents, and the borrowing and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Internal Revenue Code.

(o)                                 Absence of Defaults.  Neither the Parent, the Borrower, any Subsidiary nor any other Loan Party is in default under its articles of incorporation, bylaws, partnership agreement or other similar organizational documents, and no event has occurred, which has not been remedied, cured or waived, which, in any such case:  (i) constitutes a Default or an Event of Default; or (ii) constitutes, or which with the passage of time, the giving of notice, a determination of materiality, the satisfaction of any condition, or any combination of the foregoing, would constitute, a default or event of default by the Parent, the Borrower, any Subsidiary or any other Loan Party under any agreement (other than this Agreement) or judgment, decree or order to which the Parent, the Borrower or any Subsidiary or other Loan Party is a party or by which the Parent, the Borrower or any Subsidiary or other Loan Party or any of their respective properties may be bound where such default or event of default could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(p)                                 Environmental Laws.  Each of the Parent, the Borrower, the Subsidiaries and the other Loan Parties has obtained all Governmental Approvals which are required under Environmental Laws and is in compliance with all terms and conditions of such Governmental Approvals which the failure to obtain or to comply with could reasonably be expected to have a Material Adverse Effect.  Except for any of the following matters that could not be reasonably expected to have a Material Adverse Effect, (i) neither the Parent nor the Borrower is aware of, and has not received notice of, any past, present, or future events, conditions, circumstances, activities, practices, incidents, actions, or plans which, with respect to the Parent or the Borrower, the Subsidiaries and each other Loan Party, may interfere with or prevent compliance or continued compliance with Environmental Laws, or may give rise to any common-law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study, or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic, or other Hazardous Material; and (ii) there is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, notice of violation, investigation, or proceeding pending or, to the Parent’s and the Borrower’s knowledge after due inquiry, threatened, against the Parent, the Borrower, the Subsidiaries and each other Loan Party relating in any way to Environmental Laws.

(q)                                 Investment Company; Etc.  Neither the Parent nor the Borrower nor any Subsidiary nor any other Loan Party is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended or (ii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.

(r)                                    Margin Stock.  Neither the Parent nor the Borrower nor any Subsidiary nor any other Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

(s)                                   Affiliate Transactions.  Except as permitted by Section 9.9., neither the Parent nor the Borrower nor any Subsidiary nor any other Loan Party is a party to or bound by any agreement or arrangement (whether oral or written) to which any Affiliate of the Parent, the Borrower, any Subsidiary or any other Loan Party is a party.

(t)                                    Intellectual Property.  Each of the Parent, the Borrower, each other Loan Party and each other Subsidiary owns or has the right to use, under valid license agreements or otherwise, all material patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) necessary to the conduct of its businesses as now conducted and as contemplated by the Loan Documents, without known conflict with any patent, license, franchise, trademark, trade secret, trade name, copyright, or other proprietary right of any other Person.  The Parent, the Borrower, each other Loan Party and each other Subsidiary have taken all such steps as they deem reasonably necessary to protect their respective rights under and with respect to such Intellectual Property.  No material claim has been asserted by any Person with respect to the use of any Intellectual Property by the Parent, the Borrower, any other Loan Party or any other Subsidiary, or challenging or questioning the validity or effectiveness of any Intellectual Property.  The use of such Intellectual Property by the Parent, the Borrower, the Subsidiaries and the other Loan Parties, does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liabilities on the part of the Parent, the Borrower, any other Loan Party or any other Subsidiary that could reasonably be expected to have a Material Adverse Effect.

(u)                                 Business.  As of the Agreement Date, the Parent and its Subsidiaries are engaged in the business of owning, managing, leasing, acquiring and developing real properties located in the United States of America, together with other business activities incidental thereto.

(v)                                 Broker’s Fees.  No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby.  No other similar fees or commissions will be payable by any Loan Party for any other services rendered to the Parent or any of its Subsidiaries ancillary to the transactions contemplated hereby.

(w)                               Accuracy and Completeness of Information.  No written information, report or other papers or data (excluding financial projections and other forward looking statements) furnished to the Agent or any Lender by, on behalf of, or at the direction of, the Parent, the Borrower, any Subsidiary or any other Loan Party in connection with or relating in any way to this Agreement, contained any untrue statement of a fact material to the creditworthiness of the Parent, the Borrower, any Subsidiary or any other Loan Party or omitted to state a material fact necessary in order to make such statements contained therein, in light of the circumstances under which they were made, not misleading.  All financial statements furnished to the Agent or any Lender by, on behalf of, or at the direction of, the Parent, the Borrower, any Subsidiary or any other Loan Party in connection with or relating in any way to this Agreement, present fairly, in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods.  All financial projections and other forward looking statements prepared by or on behalf of the Parent, the Borrower, any Subsidiary or any other Loan Party that have been or may hereafter be made available to the Agent or any Lender were or will be prepared in good faith based on reasonable assumptions.  As of the Effective Date, no fact is known to the Parent or the

Borrower which has had, or may in the future have (so far as the Parent or the Borrower can reasonably foresee), a Material Adverse Effect which has not been set forth in the financial statements referred to in Section 6.1.(k) or in such information, reports or other papers or data or otherwise disclosed in writing to the Agent and the Lenders.

(x)                                 REIT Status.  The Parent qualifies as a REIT and is in compliance with all requirements and conditions imposed under the Internal Revenue Code to allow the Parent to maintain its status as a REIT.

(y)                                 Properties.  As of the Agreement Date, Schedule 6.1.(y) is a correct and complete list of all Properties included in the calculation of Unencumbered Asset Value.  Each of the assets included by the Borrower in calculations of Unencumbered Asset Value satisfies all of the requirements contained in the definitions of “Wholly Owned Property”, or “Controlled Property”, as applicable, and “Eligible Unencumbered Property”.

(z)                                  Foreign Assets Control.  To the best of the Borrower’s knowledge after due inquiry, the Borrower and each Guarantor are not Persons with whom the Agent and the Lenders are restricted from doing business under the regulations of OFAC (including, Sanctioned Persons) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not engaged in any dealings or transactions or otherwise be associated with such Persons.

Section 6.2.  Survival of Representations and Warranties, Etc.

All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of the Parent, the Borrower, any Subsidiary or any other Loan Party to the Agent or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of the Parent or the Borrower prior to the Agreement Date and delivered to the Agent or any Lender in connection with the underwriting or closing of the transactions contemplated hereby) shall constitute representations and warranties made by the Borrower and the Parent in favor of the Agent or any of the Lenders under this Agreement.  All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, the Effective Date and the date of the occurrence of any Credit Event, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances not prohibited hereunder.  All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans.

ARTICLE VII.  AFFIRMATIVE COVENANTS

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 12.6., all of the Lenders) shall otherwise consent in the manner provided for in Section 12.6., the Parent and the Borrower shall comply with the following covenants:

Section 7.1.  Preservation of Existence and Similar Matters.

Except as otherwise permitted under Section 9.5., the Parent and the Borrower shall, and shall cause each Subsidiary and each other Loan Party to, preserve and maintain its respective existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to be so authorized and qualified could reasonably be expected to have a Material Adverse Effect.

Section 7.2.  Compliance with Applicable Law and Material Contracts.

The Parent and the Borrower shall, and shall cause each Subsidiary and each other Loan Party to, comply with (a) all Applicable Laws, including the obtaining of all Governmental Approvals, the failure with which to comply could reasonably be expected to have a Material Adverse Effect, and (b) all terms and conditions of all Material Contracts to which it is a party.

Section 7.3.  Maintenance of Property.

In addition to the requirements of any of the other Loan Documents, the Parent and the Borrower shall, and shall cause each Subsidiary and other Loan Party to, (a) protect and preserve all of its material properties, including, but not limited to, all Intellectual Property, and maintain in good repair, working order and condition all tangible properties, ordinary wear and tear excepted, and (b) make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to such properties, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

Section 7.4.  Conduct of Business.

The Parent and the Borrower shall, and shall cause their Subsidiaries and the other Loan Parties to carry on, their respective businesses as described in Section 6.1.(u).

Section 7.5.  Insurance.

In addition to the requirements of any of the other Loan Documents, the Parent and the Borrower shall, and shall cause each Subsidiary and other Loan Party to, maintain insurance (on a replacement cost basis) with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by Persons engaged in similar businesses or as may be required by Applicable Law, and from time to time deliver to the Agent upon its request a detailed list, together with copies of all policies of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

Section 7.6.  Payment of Taxes and Claims.

The Parent and the Borrower shall, and shall cause each Subsidiary and other Loan Party to, pay and discharge when due (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of the Parent, the Borrower, such Subsidiary or such other Loan Party, as applicable, in accordance with GAAP.

Section 7.7.  Visits and Inspections.

The Parent and the Borrower shall, and shall cause each Subsidiary and other Loan Party to, permit representatives or agents of any Lender or the Agent, from time to time after reasonable prior notice if no Event of Default shall be in existence, as often as may be reasonably requested, but only during normal business hours and at the expense of such Lender or the Agent (unless a Default or Event of Default shall exist, in which case the exercise by the Agent or such Lender of its rights under this Section shall be at the expense of the Borrower), as the case may be, to: (a) visit and inspect all properties of the Parent, the Borrower or such Subsidiary or other Loan Party to the extent any such right to visit or inspect is within the control of such Person; (b) inspect and make extracts from their respective books and records, including but not limited to management letters prepared by independent accountants; and (c) discuss with its officers and employees, and its independent accountants, its business, properties, condition (financial or otherwise), results of operations and performance.  If requested by the Agent, the Parent shall execute an authorization letter addressed to its accountants authorizing the Agent or any Lender to discuss the financial affairs of the Parent and any Subsidiary or any other Loan Party with its accountants.

Section 7.8.  Use of Proceeds.

The Borrower shall use the proceeds of the Loans for acquisitions, development and other general corporate purposes only.  No part of the proceeds of any Loan will be used (a) for the purpose of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to others for the purpose of purchasing or carrying any such margin stock or (b) to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or Sanctioned Entity.

Section 7.9.  Environmental Matters.

The Parent shall, and shall cause all of its Subsidiaries and the other Loan Parties to, comply with all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect.  If the Parent, the Borrower, any Subsidiary or any other Loan Party shall (a) receive notice that any violation of any Environmental Law may have been committed or is about to be committed by such Person, (b) receive notice that any administrative or judicial complaint or order has been filed or is about to be filed against the Parent, the Borrower, any Subsidiary or any other Loan Party alleging violations of any Environmental Law or requiring the Parent, the Borrower, any Subsidiary or any other Loan Party to take any action in connection with the release of Hazardous Materials or (c) receive any notice from a Governmental Authority or private party alleging that the Parent, the Borrower, any Subsidiary or any other Loan Party may be liable or responsible for costs associated with a response to or cleanup of a release of Hazardous Materials or any damages caused thereby, and such notices, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, the Borrower shall provide the Agent with a copy of such notice promptly, and in any event within 10 Business Days, after the receipt thereof by the Parent, the Borrower, any Subsidiary or any other Loan Party.  The Parent shall, and shall cause its Subsidiaries and the other Loan Parties to, take promptly all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws.

Section 7.10.  Books and Records.

The Parent shall, and shall cause each of its Subsidiaries and the other Loan Parties to, maintain books and records pertaining to its respective business operations in such detail, form and scope as is consistent with good business practice and in accordance with GAAP.

Section 7.11.  Further Assurances.

The Parent and the Borrower shall, at the Borrower’s cost and expense and upon request of the Agent, execute and deliver or cause to be executed and delivered, to the Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

Section 7.12.  Guarantors.

(a)                                 Requirements to Become a Guarantor.  No later than 45 days following the last day of the Parent’s fiscal quarter during which any Person becomes a Material Subsidiary after the Agreement Date, the Borrower shall deliver to the Agent an Accession Agreement executed by such Material Subsidiary, and within 30 days of delivery of such Accession Agreement, the Borrower shall deliver each of the items that would have been delivered under Sections 5.1.(a)(iv), (v), (viii), as also certified as of a recent date by the Secretary of State of the State of formation of such Material Subsidiary, (ix) through (xii) and (xvi) with respect to such Material Subsidiary as if such Material Subsidiary had been a Guarantor on the Effective Date.  If after the Investment Grade Rating Date and release of Subsidiaries that are Guarantors pursuant to the following subsection (b), the Borrower does not continue to maintain an Investment Grade Rating, then within 5 Business Days of such occurrence, the Borrower shall cause each Material Subsidiary to deliver to the Agent an Accession Agreement executed by each Material Subsidiary and each of the items that would have been delivered under Sections 5.1.(a)(iv), (v), (viii), as also certified as of a recent date by the Secretary of State of the

State of formation of such Material Subsidiary, (ix) through (xii) and (xvi) with respect to each Material Subsidiary as if each Material Subsidiary had been a Guarantor on the Effective Date, and the first sentence of this subsection (a) shall be effective with respect to any Subsidiary that becomes a Material Subsidiary thereafter, notwithstanding that the Investment Grade Rating Date had previously occurred.

(b)                                 Release of a Guarantor.  On or at any time after the Investment Grade Rating Date, upon the Agent’s receipt of a certificate from the chief financial officer or treasurer of the Parent certifying that no Default or Event of Default exists, the Agent shall release all Guarantors that are Subsidiaries from the Guaranty pursuant to a Guarantor Release Letter.  Prior to the Investment Grade Rating Date (or at any time after the Investment Grade Rating Date with respect to a Subsidiary, if any, that has been made a Guarantor), the Borrower may request in writing that the Agent release, and upon receipt of such request the Agent shall release, a Guarantor (other than the Parent) from the Guaranty pursuant to a Guarantor Release Letter so long as: (i) such Guarantor has ceased to be, or simultaneously with its release from the Guaranty will cease to be a Material Subsidiary; (ii) no Default or Event of Default exists or would occur as a result of such release; and (iii) the Agent shall have received such written request at least 10 Business Days (or such shorter period as may be acceptable to the Agent) prior to the requested date of release.  Delivery by the Borrower to the Agent of any such request shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.

Section 7.13.  REIT Status.

The Parent shall at all times maintain its status as a REIT.

Section 7.14.  Exchange Listing.

The Parent shall maintain at least one class of common shares of the Parent having trading privileges on the New York Stock Exchange or the American Stock Exchange or which is the subject of price quotations on The NASDAQ Stock Market’s National Market System.

ARTICLE VIII. INFORMATION

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 12.6., all of the Lenders) shall otherwise consent in the manner set forth in Section 12.6., the Borrower and the Parent shall furnish to each Lender (or to the Agent if so provided below) at its Lending Office:

Section 8.1.  Quarterly Financial Statements.

As soon as available and in any event within 10 days after the same is required to be filed with the Securities and Exchange Commission (but in no event later than 45 days after the end of each of the first, second and third fiscal quarters of the Parent), the unaudited consolidated balance sheet of the Parent and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of income, shareholders’ equity and cash flows of the Parent and its Subsidiaries for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by the chief financial officer or the treasurer of the Parent, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the consolidated financial position of the Parent and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments).

Section 8.2.  Year-End Statements.

As soon as available and in any event within 10 days after the same is required to be filed with the Securities and Exchange Commission (but in no event later than 90 days after the end of each fiscal year of the Parent), the audited consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year, commencing with the fiscal year ended December 31, 2011, and the related audited consolidated statements of income, shareholders’ equity and cash flows of the Parent and its Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be certified by (a) the chief financial officer or treasurer of the Parent, in his or her opinion, to present fairly, in accordance with GAAP, the consolidated financial position of the Parent and its Subsidiaries as at the date thereof and the results of operations for such period and (b) independent certified public accountants of recognized national standing, whose certificate shall be unqualified.

Section 8.3.  Compliance Certificate.

At the time financial statements are furnished pursuant to Sections 8.1. and 8.2., and within 5 Business Days of the Agent’s request with respect to any other fiscal period, a certificate substantially in the form of Exhibit G (a “Compliance Certificate”) executed by the chief financial officer or treasurer of each of the Parent and the Borrower: (a) setting forth in reasonable detail as at the end of such quarterly accounting period, fiscal year, or other fiscal period, as the case may be, the calculations required to establish whether or not the Parent and the Borrower were in compliance with the covenants contained in Sections 9.1. and (b) stating that, to the best of such Person’s knowledge, information and belief after due inquiry, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred, whether it is continuing and the steps being taken by the Borrower with respect to such event, condition or failure.  Together with each Compliance Certificate delivered in connection with quarterly or annual financial statements, the Borrower and the Parent shall deliver (a) a report, in form and detail reasonably satisfactory to the Agent, setting forth a Statement of Funds From Operations for the fiscal period then ending and (b) a complete and correct listing of all Indebtedness of the Parent and its Subsidiaries, including without limitation, Guarantees of the Parent and its Subsidiaries, and indicating whether such Indebtedness is Secured Indebtedness or Unsecured Indebtedness.

Section 8.4.  Other Information.

(a)                                 Management Reports.  Promptly upon receipt thereof, copies of all management reports, if any, submitted to the Parent or its respective Boards of Trustees by its independent public accountants;

(b)                                 Securities Filings.  Within 5 Business Days of the filing thereof, copies of all registration statements (excluding the exhibits thereto (unless requested by the Agent) and any registration statements on Form S-8 or its equivalent), reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and all other periodic or current reports which the Parent, the Borrower, any of their respective Subsidiaries or any other Loan Party shall file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) or any national securities exchange;

(c)                                  Shareholder Information.  Promptly upon the mailing thereof to the shareholders of the Parent generally, copies of all financial statements, reports and proxy statements so mailed and promptly upon the issuance thereof copies of all press releases issued by the Parent, the Borrower, any Subsidiary or any other Loan Party;

(d)                                 ERISA.  If any ERISA Event shall occur that individually, or together with any other ERISA Event that has occurred, could reasonably be expected to have a Material Adverse Effect, a certificate of the chief executive officer or chief financial officer, treasurer or controller of the Borrower or the Parent, as applicable, setting forth details as to such occurrence and the action, if any, which the Parent, the Borrower or applicable member of the ERISA Group is required or proposes to take;

(e)                                  Litigation.  To the extent the Parent, the Borrower or any Subsidiary is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, the Parent, the Borrower or any Subsidiary or any of their respective properties, assets or businesses which could reasonably be expected to have a Material Adverse Effect, and prompt notice of the receipt of notice that any United States income tax returns of the Parent, the Borrower or any Subsidiary are being audited;

(f)                                   Modification of Organizational Documents.  A copy of all amendments to the articles of incorporation, bylaws, partnership agreement, operating agreement or other similar organizational documents of the Parent, the Borrower or any other Loan Party adopted during any fiscal quarter at the time that the Compliance Certificate is delivered pursuant to Section 8.3.;

(g)                                  Change of Management or Financial Condition.  Prompt notice of any change in the senior management of the Parent, the Borrower, any Subsidiary or any other Loan Party and any change in the business, assets, liabilities, financial condition, results of operations or business prospects of the Parent, the Borrower, any Subsidiary or any other Loan Party which has had or could reasonably be expected to have a Material Adverse Effect;

(h)                                 Default. Notice of the occurrence of any of the following promptly upon a Responsible Officer of the Parent or the Borrower obtaining knowledge thereof: (i) any Default or Event of Default or (ii) any event which constitutes or which with the passage of time, the giving of notice, or otherwise, would constitute a default or event of default by the Parent, the Borrower, any Subsidiary or any other Loan Party under any Material Contract to which any such Person is a party or by which any such Person or any of its respective properties may be bound;

(i)                                     Notice of Violations of Law.  Prompt notice if the Parent, the Borrower, any Subsidiary or any other Loan Party shall receive any notification from any Governmental Authority alleging a violation of any Applicable Law or any inquiry which, in either case, could reasonably be expected to have a Material Adverse Effect;

(j)                                    Material Subsidiary.  Prompt notice of any Person becoming a Material Subsidiary;

(k)                                 Material Asset Sales.  Prompt notice of the sale, transfer or other disposition of, in one or a series of related transactions, assets constituting 10% or more of the Total Asset Value to any Person other than the Parent, the Borrower, any Subsidiary or any other Loan Party;

(l)                                     Material Contracts.  Promptly upon entering into any Material Contract after the Agreement Date, a copy to the Agent of such Material Contract;

(m)                             Patriot Act Information, Etc.  From time to time and promptly upon each request, (i) information identifying the Borrower as a Lender may request in order to comply with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) and (ii) any information that the Agent reasonably deems necessary from time to time in order to ensure compliance with all Applicable Laws concerning money laundering and similar activities; and

(n)                                 Other Information.  From time to time and promptly upon each request, such data, certificates, reports, statements, opinions of counsel, documents or further information regarding the business, assets, liabilities, financial condition, results of operations or business prospects of the Parent, the Borrower or any of their respective Subsidiaries as the Agent or any Lender may reasonably request.

ARTICLE IX. NEGATIVE COVENANTS

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 12.6., all of the Lenders) shall otherwise consent in the manner set forth in Section 12.6., the Borrower and the Parent shall comply with the following covenants:

Section 9.1.  Financial Covenants.

Neither the Parent nor the Borrower shall permit:

(a)                                 Maximum Leverage Ratio.  The ratio of (i) Total Indebtedness to (ii) Total Asset Value, to exceed 0.60 to 1.00 at any time.

For purposes of calculating this ratio, (A) Total Indebtedness shall be adjusted by deducting therefrom an amount equal to the lesser of (x) Total Indebtedness that by its terms is scheduled to mature on or before the date that is 24 months from the date of such calculation and (y) unrestricted cash and Cash Equivalents, and (B) Total Asset Value shall be adjusted by deducting therefrom the amount by which Total Indebtedness is adjusted under the immediately preceding clause (A).

(b)                                 Minimum Fixed Charge Coverage Ratio.  The ratio of (i) Adjusted EBITDA of the Parent and its Subsidiaries determined on a consolidated basis for the fiscal quarter of the Parent most recently ending to (ii) Fixed Charges for such period, to be less than 1.50 to 1.00 at any time.

(c)                                  Maximum Secured Indebtedness Ratio.  The ratio of (i) Secured Indebtedness of the Parent and its Subsidiaries determined on a consolidated basis to (ii) Total Asset Value, to exceed at any time (i) 0.45 to 1.00, during the period from the Effective Date to the date that is 24 months after the Effective Date, or (i) 0.40 to 1.00, at all times after the date that is 24 months after the Effective Date.

(d)                                 Unencumbered Leverage Ratio.  The ratio of (i) Unsecured Indebtedness of the Parent and its Subsidiaries to (ii) Unencumbered Asset Value, to be greater than 0.60 to 1.00 at any time.

For purposes of calculating this ratio, (A) Unsecured Indebtedness shall be adjusted by deducting therefrom an amount equal to the lesser of (x) Unsecured Indebtedness that by its terms is scheduled to mature on or before the date that is 24 months from the date of calculation and (y) unrestricted cash and Cash Equivalents and (B) Unencumbered Asset Value shall be adjusted by deducting therefrom the amount by which Unsecured Indebtedness is adjusted under clause (A).

(e)                                  Minimum Unencumbered Interest Coverage Ratio.  The ratio of (i) Unencumbered Adjusted NOI for the fiscal quarter of the Parent most recently ending to (ii) Unsecured Interest Expense for such period, to be less than 1.75 to 1.00 at any time.

(f)                                   Minimum Net Worth.  Tangible Net Worth at any time to be less than (i) $1,000,000,000 plus (ii) 75% of the Net Proceeds of all Equity Issuances effected by the Parent or any Subsidiary after the Effective Date.

Section 9.2.  Restricted Payments.

If a Default or Event of Default exists, the Parent shall not, and shall not permit any of its Subsidiaries to, declare or make any Restricted Payment except (a) to the Parent or any Subsidiary and (b) the Borrower may pay cash dividends to the Parent and other holders of partnership interests in the Borrower on a pro rata basis with respect to any fiscal year ending during the term of this Agreement to the extent necessary for the Parent to distribute, and the Parent may so distribute, cash dividends to its shareholders in an aggregate amount not to exceed the minimum amount necessary for the Parent to remain in compliance with Section 7.13.  If a Default or Event of Default specified in Section10.1.(a), Section 10.1.(b), 10.1.(f) or Section 10.1.(g) shall exist, or if as a result of the occurrence of any other Event of Default any of the Obligations have been accelerated pursuant to Section 10.2.(a), the Parent shall not, and shall not permit any Subsidiary to, make any Restricted Payments to any Person other than to the Parent or any Subsidiary.

Section 9.3.  Indebtedness.

The Parent and the Borrower shall not, and shall not permit any Subsidiary or any other Loan Party to, incur, assume, or otherwise become obligated in respect of any Indebtedness after the Agreement Date if immediately prior to the assumption, incurring or becoming obligated in respect thereof, or immediately thereafter and after giving effect thereto, a Default or Event of Default is or would be in existence, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1.

Section 9.4.  Liens; Negative Pledges; Other Matters.

(a)                                 The Parent and the Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, create, assume, or incur any Lien (other than Permitted Liens) upon any of its properties, assets, income or profits of any character whether now owned or hereafter acquired if immediately prior to the creation, assumption or incurring of such Lien, or immediately thereafter, a Default or Event of Default is or would be in existence, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1.  Notwithstanding anything to the contrary in this Section, if the Parent, the Borrower or any other Subsidiary grants a Lien in any of its respective properties, assets, income or profits to secure the Credit Agreement Liabilities and/or the 2011 Term Loan Agreement Liabilities, then the Borrower or the applicable Subsidiary will make or cause to be made a provision whereby the Obligations will be secured equally and ratably with all other obligations secured by such Lien, and in any case the Agent and the Lenders shall have the benefit, to the full extent that and with such priority as, the Agent and the Lenders may be entitled under Applicable Law, of an equitable Lien on such properties, assets, income or profits securing the Obligations.

(b)                                 Except as set forth in the Credit Agreement and the 2011 Term Loan Agreement, the Parent and the Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary (other than an Excluded Subsidiary) to: (i) pay dividends or make any other distribution on any of such Subsidiary’s capital stock or other equity interests owned by the Parent or any Subsidiary; (ii) pay any Indebtedness owed to the Parent or any Subsidiary; (iii) make loans or advances to the Parent or any Subsidiary; or (iv) transfer any of its property or assets to the Parent or any Subsidiary.

Section 9.5.  Merger, Consolidation, Sales of Assets and Other Arrangements.

The Parent and the Borrower shall not, and shall not permit any Subsidiary or other Loan Party to: (i) enter into any transaction of merger or consolidation; (ii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); or (iii) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, whether now owned or hereafter acquired; provided, however, that:

(a)                                 any of the actions described in the immediately preceding clauses (i) through (iii) may be taken with respect to any Subsidiary or any other Loan Party (other than the Parent or the Borrower) so long as immediately prior to the taking of such action, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence; notwithstanding the foregoing, any such Loan Party (other than the Borrower) may enter into a transaction of merger pursuant to which such Loan Party is not the survivor of such merger only if (i) the Borrower shall have given the Agent and the Lenders at least 30 Business Days’ prior written notice of such merger, such notice to include a certification to the effect that immediately after and after giving effect to such action, no Default or Event of Default is or would be in existence; (ii) within 5 Business Days of consummation of such merger, the survivor entity (if not already a Guarantor) shall have executed and delivered an assumption agreement in form and substance satisfactory to the Agent pursuant to which such survivor entity shall expressly assume all of the such Loan Party’s Obligations under the Loan Documents to which it is a party; (iii) within 30 days of consummation of such merger, the survivor entity delivers to the Agent the following: (A) items of the type referred to in Sections 5.1.(a)(iv), (v), (viii) through (xii) and (xvi) with respect to the survivor entity as in effect after consummation of such merger (if not previously delivered to the Agent and still in effect), (B) copies of all documents entered into by such Loan Party or the survivor entity to effectuate the consummation of such merger, including, but not limited to, articles of merger and the plan of merger, (C) copies, certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of such Loan Party or the survivor entity, of all corporate and shareholder action authorizing such merger and (D) copies of any filings with the Securities and Exchange Commission in connection with such merger; and (iv) such Loan Party and the survivor entity each takes such other action and delivers such other documents, instruments, opinions and agreements as the Agent may reasonably request;

(b)                                 the Parent, the Borrower, the Subsidiaries and the other Loan Parties may lease and sublease their respective assets, as lessor or sublessor (as the case may be), in the ordinary course of their business;

(c)                                  a Person may merge with and into the Borrower or the Parent so long as (i) the Borrower or the Parent, as the case may be, is the survivor of such merger, (ii) immediately prior to such merger, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence, (iii) the Borrower shall have given the Agent and the Lenders at least 30 Business Days’ prior written notice of such merger, such notice to include a certification as to the matters described in the immediately preceding clause (ii) (except that in the case of the merger of a Subsidiary with and into the Borrower or the Parent such notice may be given no later 5 Business Days following the consummation of such merger); and

(d)                                 subject to the limitations and requirements of Section 7.12., the Parent, the Borrower and each Subsidiary may sell, transfer or dispose of assets among themselves.

Section 9.6.  Fiscal Year.

Neither the Parent nor the Borrower shall change its fiscal year from that in effect as of the Agreement Date.

Section 9.7.  Modifications to Material Contracts.

The Parent and the Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, enter into any amendment or modification to any Material Contract which could reasonably be expected to have a Material Adverse Effect.

Section 9.8.  Modifications of Organizational Documents.

The Parent and the Borrower shall not, and shall not permit any Loan Party or other Subsidiary to, amend, supplement, restate or otherwise modify its articles or certificate of incorporation, by-laws, operating agreement, declaration of trust, partnership agreement or other applicable organizational document if such amendment, supplement, restatement or other modification could reasonably be expected to have a Material Adverse Effect.

Section 9.9.  Transactions with Affiliates.

The Parent and the Borrower shall not, and shall not permit any Subsidiary or any other Loan Party to, permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate, except transactions in the ordinary course of and pursuant to the reasonable requirements of the business of the Parent or any of its Subsidiaries and upon fair and reasonable terms which are no less favorable to the Parent or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.

Section 9.10.  ERISA Exemptions.

Neither the Parent nor the Borrower shall, or shall permit any Subsidiary to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder.  Neither the Parent nor the Borrower shall cause or permit to occur, or permit any other member of the ERISA Group to cause or permit to occur, any ERISA Event if such ERISA Event could reasonably be expected to have a Material Adverse Effect.

Section 9.11.  Foreign Assets Control.

The Borrower and each Guarantor shall not be at any time a Person with whom the Agent and the Lenders are restricted from doing business under the regulations of OFAC (including, Sanctioned Persons) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and shall not engage in any dealings or transactions or otherwise be associated with such Persons.

ARTICLE X. DEFAULT

Section 10.1.  Events of Default.

Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:

(a)                                 Default in Payment of Principal.  The Borrower shall fail to pay when due (whether upon demand, at maturity, by reason of acceleration or otherwise) the principal of any of the Loans.

(b)                                 Default in Payment of Interest and Other Obligations.  The Borrower shall fail to pay when due any interest on any of the Loans or any of the other payment Obligations owing by the Borrower under this Agreement or any other Loan Document, or any other Loan Party shall fail to pay when due any payment Obligation owing by such other Loan Party under any Loan Document to which it is a party, and such failure shall continue for a period of 5 Business Days.

(c)                                  Default in Performance.  (i) The Parent or the Borrower shall fail to perform or observe any term, covenant, condition or agreement contained in Section 8.4.(h) or in Article IX. or (ii) the Borrower or any other Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section and in the case of this clause (ii) only such failure shall continue for a period of 30 days after the earlier of (x) the date upon which a Responsible Officer of the Borrower or such Loan Party obtains knowledge of such failure or (y) the date upon which the Borrower has received written notice of such failure from the Agent.

(d)                                 Misrepresentations.  Any written statement, representation or warranty made or deemed made by or on behalf of the Parent, the Borrower or any other Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished or made or deemed made by or on behalf of the Borrower or any other Loan Party to the Agent or any Lender, shall at any time prove to have been incorrect or misleading, in light of the circumstances in which made or deemed made, in any material respect when furnished or made or deemed made.

(e)                                  Indebtedness Cross-Default; Derivatives Contracts.

(i)                                     The Parent, the Borrower or any Subsidiary or any other Loan Party shall fail to pay when due and payable the principal of, or interest on, any Indebtedness (other than the Loans) having an aggregate outstanding principal amount of $50,000,000 or more (or $150,000,000 or more in the case of Nonrecourse Indebtedness) (“Material Indebtedness”) and as a result, the holder or holders of such Material Indebtedness, any trustee or agent acting on behalf of such holder or holders or any other Person, is permitted to accelerate the maturity of any such Material Indebtedness or require any such Material Indebtedness to be prepaid or repurchased prior to its stated maturity; or

(ii)                                  (x) the maturity of any Material Indebtedness shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Material Indebtedness or (y) any Material Indebtedness shall have been required to be prepaid, repurchased, redeemed or defeased prior to the stated maturity thereof; or

(iii)                               any other event shall have occurred and be continuing with respect to any Material Indebtedness and as a result, the holder or holders of Material Indebtedness, any trustee or agent acting on behalf of such holder or holders or any other Person, is permitted to accelerate the maturity of any such Material Indebtedness or require any such Material Indebtedness to be prepaid or repurchased prior to its stated maturity; or

(iv)                              there occurs under any Derivatives Contract an Early Termination Date (as defined in such Derivatives Contract) resulting from (A) any event of default under such Derivatives Contract as to which any Loan Party is the Defaulting Party (as defined in such Derivatives Contract) or (B) any Termination Event (as so defined) under such Derivatives Contract as to which any Loan Party is an Affected Party (as so defined) and, in either event, the Derivatives Termination Value owed by any Loan Party as a result thereof is $50,000,000 or more.

(f)                                   Voluntary Bankruptcy Proceeding.  The Parent, the Borrower, any other Loan Party or any Material Subsidiary shall:  (i) commence a voluntary case under the Bankruptcy Code of 1978, as amended, or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection; (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.

(g)                                  Involuntary Bankruptcy Proceeding.  A case or other proceeding shall be commenced against the Parent, the Borrower, any other Loan Party or any Material Subsidiary of the Parent or the Borrower in any court of competent jurisdiction seeking:  (i) relief under the Bankruptcy Code of 1978, as amended, or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and such case or proceeding shall continue undismissed or unstayed for a period of 60 consecutive calendar days, or an order granting the remedy or other relief requested in such case or proceeding against the Parent, the Borrower, such Subsidiary or such other Loan Party (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.

(h)                                 Litigation; Enforceability.  The Parent, the Borrower, any Subsidiary or any other Loan Party shall disavow, revoke or terminate (or attempt to terminate) any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of this Agreement, any Note or any other Loan Document or this Agreement, any Note, the Guaranty or any other Loan Document shall cease to be in full force and effect (except as a result of the express terms thereof).

(i)                                     Judgment.  A judgment or order for the payment of money or for an injunction shall be entered against the Parent, the Borrower, any Subsidiary or any other Loan Party, by any court or other tribunal and (i) such judgment or order shall continue for a period of 30 days without being paid, stayed or dismissed through appropriate appellate proceedings and (ii) either (A) the amount of such judgment or order for which insurance has not been acknowledged in writing by the applicable insurance carrier (or the amount as to which the insurer has denied liability) exceeds, individually or together with all other such outstanding judgments or orders $50,000,000 or (y) (B) in the case of an injunction or other non-monetary judgment, such judgment could reasonably be expected to have a Material Adverse Effect.

(j)                                    Attachment.  A warrant, writ of attachment, execution or similar process shall be issued against any property of the Parent, the Borrower, any Subsidiary of the Parent or the Borrower or any other Loan Party which exceeds, individually or together with all other such warrants, writs, executions and processes, $50,000,000 in amount and such warrant, writ, execution or process shall not be discharged, vacated, stayed or bonded for a period of 30 days; provided, however, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ, execution or process, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to the Agent pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution or subrogation to the Obligations and waives or subordinates any Lien it may have on the assets of any Loan Party.

(k)                                 ERISA.

(i)                                     One or more ERISA Events shall have occurred that result in liability to any member of the ERISA Group aggregating in excess of $25,000,000; or

(ii)                                  The “benefit obligation” of all Plans exceeds the “fair market value of plan assets” for such Plans by more than $25,000,000, all as determined, and with such terms defined, in accordance with FASB ASC 715.

(l)                                     Loan Documents.  An Event of Default (as defined therein) shall occur under any of the other Loan Documents.

(m)                             Change of Control/Change in Management.

(i)                                     Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 25% of the total voting power of the then outstanding voting stock of the Parent;

(ii)                                  During any period of 12 consecutive months ending after the Agreement Date, individuals who at the beginning of any such 12-month period constituted the Board of Trustees of the Parent (together with any new trustees whose election by such Board or whose nomination for election by the shareholders of the Parent was approved by a vote of a majority of the trustees then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Trustees of the Parent then in office; or

(iii)                               Parent, or any Wholly Owned Subsidiary of the Parent, shall cease for any reason to be the general partner of the Borrower.

(n)                                 Credit Agreement and 2011 Term Loan Agreement.  An Event of Default under (and as defined in) the Credit Agreement or the 2011 Term Loan Agreement shall occur.

Section 10.2.  Remedies Upon Event of Default.

Upon the occurrence of an Event of Default the following provisions shall apply:

(a)                                 Acceleration; Termination of Facilities.

(i)                                     Automatic.  Upon the occurrence of an Event of Default specified in Sections 10.1.(f) or 10.1.(g), (A)the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding, and (B) all of the other Obligations of the Borrower, including, but not limited to, the other amounts owed to the Lenders and the Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable by the Borrower without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower.

(ii)                                  Optional.  If any other Event of Default shall exist, the Agent shall, at the direction of the Requisite Lenders:  declare (A) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding and (B) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower.

(b)                                 Loan Documents.  The Requisite Lenders may direct the Agent to, and the Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.

(c)                                  Applicable Law.  The Requisite Lenders may direct the Agent to, and the Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.

(d)                                 Appointment of Receiver.  To the extent permitted by Applicable Law, the Agent and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of the Parent, the Borrower and their respective Subsidiaries, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the business operations of the Parent, the Borrower and their respective Subsidiaries and to exercise such power as the court shall confer upon such receiver.

Section 10.3.  Allocation of Proceeds.

If an Event of Default shall exist and maturity of any of the Obligations has been accelerated, all payments received by the Agent under any of the Loan Documents, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower or any other Loan Party hereunder or thereunder, shall be applied in the following order and priority:

(a)                                 amounts due to the Agent in respect of fees and expenses due under Section 12.2.;

(b)                                 amounts due to the Lenders in respect of fees and expenses due under Section 12.2., pro rata in the amount then due each Lender;

(c)                                  payments of interest on all of the Loans, to be applied for the ratable benefit of the Lenders;

(d)                                 payments of principal of the Loans to be applied for the ratable benefit of the Lenders;

(e)                                  amounts due the Agent and the Lenders pursuant to Sections 11.7. and 12.9.;

(f)                                   payments of all other Obligations and other amounts due and owing by the Borrower and the other Loan Parties under any of the Loan Documents, if any, to be applied for the ratable benefit of the Lenders; and

(g)                                  any amount remaining after application as provided above, shall be paid to the Borrower or whomever else may be legally entitled thereto.

Section 10.4.  Performance by Agent.

If the Parent or the Borrower shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, and such failure has continued after the expiration of any cure or grace period set forth herein, the Agent may, after notice to the Parent or the Borrower, perform or attempt to perform such covenant, duty or agreement on behalf of the Parent or the Borrower.  In such event, the Borrower shall, at the request of the Agent, promptly pay any amount reasonably expended by the Agent in such performance or attempted performance to the Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid.  Notwithstanding the foregoing, neither the Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.

Section 10.5.  Rights Cumulative.

The rights and remedies of the Agent and the Lenders under this Agreement and each of the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law.  In exercising their respective rights and remedies the Agent and the Lenders may be selective and no failure or delay by the Agent or any of the Lenders in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

ARTICLE XI. THE AGENT

Section 11.1.  Authorization and Action.

Each Lender hereby appoints and authorizes the Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto.  Not in limitation of the foregoing, each Lender authorizes and directs the Agent to enter into the Loan Documents for the benefit of the Lenders.  Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  Nothing herein shall be construed to deem the Agent a trustee or fiduciary for any Lender nor to impose on the Agent duties or obligations other than those expressly provided for herein.  At the request of a Lender, the Agent will forward to such Lender copies or, where appropriate, originals of the documents delivered to the Agent pursuant to this Agreement or the other Loan Documents.  The Agent will also furnish to any Lender, upon the request of such Lender, a copy of any certificate or notice furnished to the Agent by the Borrower, any Loan Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this

Agreement or any such other Loan Document.  As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law.  Not in limitation of the foregoing, the Agent shall not exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders have so directed the Agent to exercise such right or remedy.

Section 11.2.  Agent’s Reliance, Etc.

Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment.  Without limiting the generality of the foregoing, the Agent: (a) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (b) may consult with legal counsel (including its own counsel or counsel for the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender or any other Person and shall not be responsible to any Lender or any other Person for any statements, warranties or representations made by any Person in or in connection with this Agreement or any other Loan Document; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons or inspect the property, books or records of the Borrower or any other Person; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral covered thereby or the perfection or priority of any Lien in favor of the Agent on behalf of the Lenders in any such collateral; and (f) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone or telecopy) believed by it to be genuine and signed, sent or given by the proper party or parties.

Section 11.3.  Notice of Defaults.

The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Agent has received notice from a Lender, the Parent or the

Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.”  If any Lender (excluding the Lender which is also serving as the Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Agent such a “notice of default.”  Further, if the Agent receives such a “notice of default”, the Agent shall give prompt notice thereof to the Lenders.

Section 11.4.  KeyBank as Lender.

KeyBank, as a Lender, shall have the same rights and powers under this Agreement and any other Loan Document as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include KeyBank in each case in its individual capacity.  KeyBank and its Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with, the Parent, the Borrower, any other Loan Party or any other Affiliate thereof as if it were any other bank and without any duty to account therefor to the other Lenders.  Further, the Agent and any Affiliate of the Agent may accept fees and other consideration from the Parent or the Borrower for services in connection with this Agreement and otherwise without having to account for the same to the other Lenders.  The Lenders acknowledge that, pursuant to such activities, KeyBank or its Affiliates may receive information regarding the Parent, the Borrower, other Loan Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them.

Section 11.5.  Approvals of Lenders.

All communications from the Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to the Agent by the Parent and the Borrower in respect of the matter or issue to be resolved, and (d) shall include the Agent’s recommended course of action or determination in respect thereof.  Each Lender shall reply promptly, but in any event within 10 Business Days (or such lesser or greater period as may be specifically required under the Loan Documents) of receipt of such communication.  Except as otherwise provided in this Agreement, unless a Lender shall give written notice to the Agent that it specifically objects to the recommendation or determination of the Agent (together with a written explanation of the reasons behind such objection) within the applicable time period for reply (which shall be no less than 10 Business Days), such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination.

Section 11.6.  Lender Credit Decision, Etc.

Each Lender expressly acknowledges and agrees that neither the Agent nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or other Affiliates of the Agent has made any representations or warranties as to the financial condition, operations, creditworthiness, solvency or other information concerning the business or affairs of the Borrower, any other Loan Party, any Subsidiary or any other Person to such Lender and that no act by the Agent hereafter taken, including any review of the affairs of the Parent, the Borrower, any other Loan Party or any other Subsidiary of the Parent or the Borrower, shall be deemed to constitute any such representation or warranty by the Agent to any Lender.  Each Lender acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon the Agent, any other Lender or counsel to the Agent, or any of their respective officers, directors, employees and agents, and based on the financial statements of the Parent, the Borrower, the Subsidiaries or any other Affiliate thereof, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, the Loan Parties, the Subsidiaries of the Parent and the Borrower and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate.  Each Lender also acknowledges that it will, independently and without reliance upon the Agent, any other Lender or counsel to the Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents.  Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent under this Agreement or any of the other Loan Documents, the Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Agent, or any of its officers, directors, employees, agents, attorneys-in-fact or other Affiliates.  Each Lender acknowledges that the Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Agent and is not acting as counsel to such Lender.

Section 11.7.  Indemnification of Agent.

Each Lender agrees to indemnify the Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Credit Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Agent (in its capacity as Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment or if the Agent fails to follow the written direction of the Requisite Lenders (or all of the Lenders if expressly required hereunder) unless such failure results from the Agent following the advice of counsel to the Agent of which advice the Lenders have received notice.  Without limiting the generality of the foregoing but subject to the preceding proviso, each Lender agrees to reimburse the Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees of the counsel(s) of the Agent’s own choosing) incurred by the Agent in connection with the preparation, negotiation, execution, or enforcement of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Agent and/or the Lenders, and any claim or suit brought against the Agent, and/or the Lenders arising under any Environmental Laws.  Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Agent notwithstanding any claim or assertion that the Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Agent that the Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Agent is not so entitled to indemnification.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement.  If the Borrower shall reimburse the Agent for any Indemnifiable Amount following payment by any Lender to the Agent in respect of such Indemnifiable Amount pursuant to this Section, the Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

Section 11.8.  Successor Agent.

The Agent may resign at any time as Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower.  The Agent may be removed as Agent under the Loan Documents for gross negligence or willful misconduct upon 30-day’s prior written notice by all Lenders (other than the Lender then acting as Agent).  Upon any such resignation or removal, the Requisite Lenders shall have the right to appoint a successor Agent which appointment shall, provided no Default or Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender and its Affiliates as a successor Agent).  If no successor Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after the resigning Agent’s giving of notice of resignation or the giving of notice of the removal of the Agent, then the resigning or removed Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be a commercial bank having total combined assets of at least $50,000,000,000; provided, the resigning or removed Agent shall continue to serve as Agent until such time as a successor Agent shall have accepted such appointment.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents; provided, however, such retiring Agent shall not be relieved from any obligations arising prior to its discharge the extent resulting from the Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment or from the failure by the Agent to follow the written direction of the Requisite Lenders (or all of the Lenders if expressly required hereunder) unless such failure results from the Agent following the advice of counsel to the Agent of which advice the Lenders have received notice.  After any Agent’s resignation or removal hereunder as Agent, the provisions of this Article XI. shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents.

Section 11.9.  Titled Agents.

Each of the Titled Agents in each such respective capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders.  The titles of “Joint Lead Arranger”, “Joint Book Runner”, “Co-Syndication Agent”, “Co-Documentation Agent” and “Managing Agent” are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Agent, the Borrower or any Lender and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.

ARTICLE XII. MISCELLANEOUS

Section 12.1.  Notices.

Unless otherwise provided herein, communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered as follows:

If to the Parent:

Corporate Office Properties Trust

6711 Columbia Gateway Drive, Suite 300

Columbia, Maryland 21046

Attention: General Counsel

Telephone Number:                                    (443) 285-5400

Telecopy Number:                                           (443) 285-7650

If to the Borrower:

Corporate Office Properties, L.P.

6711 Columbia Gateway Drive, Suite 300

Columbia, Maryland 21046

Attention: General Counsel

Telephone Number:                                    (443) 285-5400

Telecopy Number:                                           (443) 285-7650

If to the Agent:

KeyBank National Association

127 Public Square, 8th Floor

Cleveland, Ohio  44114

Attn:  John C. Scott

Telephone:                                   (216) 689-5986

Telecopy:                                          (216) 689-4997

with a copy to:

KeyBank National Association

800 Superior Avenue

Cleveland, Ohio  44114

Attn:  REC Services

Telephone:                                   (216) 828-7512

Telecopy:                                          (216) 828-7523

If to a Lender:

To such Lender’s address or telecopy number, as applicable, set forth in its Administrative Questionnaire;

or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section.  All such notices and other communications shall be effective (i) if mailed, when received; (ii) if telecopied, when transmitted; or (iii) if hand delivered or sent by overnight courier, when delivered.  Notwithstanding the immediately preceding sentence, all notices or communications to the Agent or any Lender under Article II. shall be effective only when actually received or when receipt is refused.  Neither the Agent nor any Lender shall incur any liability to the Borrower (nor shall the Agent incur any liability to the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Agent or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder.

Section 12.2.  Expenses.

The Borrower agrees (a) to pay or reimburse the Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including due diligence expenses and travel expenses relating to closing), and the consummation and administration of the transactions contemplated thereby, including the reasonable fees and disbursements of counsel to the Agent and costs and expenses in connection with the use of Intralinks, Inc. or other similar information transmission systems in connection with the Loan Documents, (b) to pay or reimburse the Agent, and the Lenders for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan

Documents, including the reasonable fees and disbursements of their respective counsel (including the allocated fees and expenses of in-house counsel) and any payments in indemnification or otherwise payable by the Lenders to the Agent pursuant to the Loan Documents, (c) to pay, and indemnify and hold harmless the Agent, and the Lenders from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document; and (d) to the extent not already covered by any of the preceding subsections, to pay or reimburse the Agent, and the Lenders for all their costs and expenses incurred in connection with any bankruptcy or other proceeding of the type described in Sections 10.1.(f) or 10.1.(g), including the reasonable fees and disbursements of counsel to the Agent and any Lender, whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding.  If the Borrower shall fail to pay any amounts required to be paid by it pursuant to this Section, the Agent, and/or the Lenders may pay such amounts on behalf of the Borrower and either deem the same to be Loans outstanding hereunder or otherwise Obligations owing hereunder.

Section 12.3.  Setoff.

Subject to Section 3.3. and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Agent, each Lender and each Participant is hereby authorized by the Borrower, at any time or from time to time during the continuance of an Event of Default, without prior notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender or Participant subject to receipt of the prior written consent of the Agent exercised in its sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Agent, such Lender or any Affiliate of the Agent or such Lender, to or for the credit or the account of the Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 10.2., and although such obligations shall be contingent or unmatured.

Section 12.4.  Litigation; Jurisdiction; Other Matters; Waivers.

(a)                                 EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE PARENT, THE BORROWER, THE AGENT OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES.  ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE AGENT, THE PARENT AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT, THE NOTES, OR ANY OTHER LOAN DOCUMENT OR BY REASON OF

ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE PARENT, THE BORROWER, THE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.

(b)                                 EACH OF THE PARENT, THE BORROWER, THE AGENT AND EACH LENDER HEREBY AGREES THAT THE FEDERAL DISTRICT COURT LOCATED FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK, SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG THE PARENT, THE BORROWER, THE AGENT OR ANY OF THE LENDERS, PERTAINING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, THE LOANS, THE NOTES OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING HEREFROM OR THEREFROM.  THE PARENT, THE BORROWER AND EACH OF THE LENDERS EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS WITH RESPECT TO SUCH CLAIMS OR DISPUTES.  EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM, AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME.  THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE AGENT OR ANY LENDER OR THE ENFORCEMENT BY THE AGENT OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c)                                  THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS, AND THE TERMINATION OF THIS AGREEMENT.

Section 12.5.  Successors and Assigns.

(a)                                 Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor the Parent may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of the immediately following subsection (b), (ii) by way of participation in accordance with the provisions of the immediately following subsection (d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of the immediately following subsection (f).  Subject to the last sentence of the immediately following subsection (b), any attempted assignment or transfer by any party hereto not permitted by clauses (i) through (iii) of the immediately preceding sentence shall be null and void.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in the immediately following subsection (d) and, to the extent expressly contemplated hereby, the Related Parties of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(A)                               in the case of an assignment of the entire remaining amount of an assigning Lender’s Loan at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)                               in any case not described in the immediately preceding subsection (A), the aggregate amount of the principal outstanding balance of the Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance Agreement with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Acceptance Agreement, as of the Trade Date) shall not be less than $10,000,000, unless each of the Agent and, so long as no Default or Event of Default shall exist, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that if, after giving effect to such assignment, the outstanding principal balance of the Loan of such assigning Lender would be less than $10,000,000 then such assigning Lender shall assign the entire amount of its Loan at the time owing to it.

(ii)                                  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan assigned.

(iii)                               Required Consents.  No consent shall be required for any assignment except to the extent required by clause (i)(B) of this subsection (b) and, in addition:

(A)                               the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or Event of Default shall exist at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within 5 Business Days after having received notice thereof; and

(B)                               the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Loan if such assignment is to a Person that is not already a Lender holding a Loan, an Affiliate of such a Lender or an Approved Fund with respect to such a Lender.

(iv)                              Assignment and Acceptance Agreement; Notes.  The parties to each assignment shall execute and deliver to the Agent an Assignment and Acceptance Agreement, together with a processing and recordation fee of $3,500 for each assignment, and the assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.  If requested by the transferor Lender or the Eligible Assignee, upon the consummation of any assignment, the transferor Lender, the Agent and the Borrower shall make appropriate arrangements so that new Notes are issued to the Eligible Assignee and such transferor Lender, as appropriate.

(v)                                 No Assignment to Certain Persons.  No such assignment shall be made to (A) the Parent, the Borrower or any of the Parent or the Borrower’s Affiliates or Subsidiaries or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)                              No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Agent pursuant to the immediately following subsection (c), from and after the effective date specified in each Assignment and Acceptance Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.4., 12.2. and 12.9. and the other provisions of this Agreement and the other Loan Documents as provided in Section 12.10. with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with the immediately following subsection (d).

(c)                                  Register.  The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Principal Office a copy of each Assignment and Acceptance Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the principal amount of the Loan owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loan owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to (w) decrease the amount of such Lender’s Loan, (x) extend the date fixed for the payment of principal on the Loans or portions thereof owing to such Lender, (y) reduce the rate at which interest is payable thereon or (z) release any Guarantor from its Obligations under the Guaranty (except as otherwise permitted under Section 7.12.(b)).  Subject to the immediately following subsection (e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.12., 4.1., 4.4. to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 12.3. as though it were a Lender, provided such Participant agrees to be subject to Section 3.3. as though it were a Lender.

(e)                                  Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 3.12., 4.1. and 4.4. than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent which consent may be withheld in the Borrower’s sole discretion.  A Participant that is organized under the laws of a jurisdiction outside of the United States of America shall not be entitled to the benefits of Section 3.12. unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower and the Agent, to comply with Section 3.12.(c) as though it were a Lender.

(f)                                   Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)                                  No Registration.  Each Lender agrees that, without the prior written consent of the Borrower and the Agent exercised in their sole discretion, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.

Section 12.6.  Amendments.

(a)                                 Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lenders may be given, and any term of this Agreement or of any other Loan Document may be amended, and the performance or observance by the Borrower or any other Loan Party or any Subsidiary of any terms of this Agreement or such other Loan Document or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (and, in the case of an amendment to any Loan Document, the written consent of each Loan Party a party thereto).

(b)                                 Notwithstanding the foregoing, without the prior written consent of each Lender adversely affected thereby, no amendment, waiver or consent shall do any of the following:

(i)                                     decrease the principal amount of the Loans or subject the Lenders to any additional obligations;

(ii)                                  decrease the interest that has accrued or the interest rates that will be charged on the outstanding principal amount of any Loans or other Obligations;

(iii)                               reduce the amount of any Fees payable hereunder or postpone any date fixed for payment thereof;

(iv)                              modify the definition of the term “Termination Date” or otherwise postpone any date fixed for any payment of any principal of, or interest on, any Loans or any other Obligations (including the waiver of any Default or Event of Default as a result of the nonpayment of any such Obligations as and when due);

(v)                                 modify the definition of “Credit Percentage” or amend or otherwise modify the provisions of Section 3.2.;

(vi)                              modify the definition of the term “Requisite Lenders” or otherwise modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to amend or otherwise modify any provision hereof, including without limitation, any modification of this Section 12.6. if such modification would have such effect;

(vii)                           release any Guarantor from its obligations under the Guaranty (except as otherwise permitted under Section 7.12.(b));

(viii)                        amend or otherwise modify the provisions of Section 10.3.; or

(ix)                              increase the number of Interest Periods permitted with respect to Loans under Section 2.3.

(c)                                  No amendment, waiver or consent, unless in writing and signed by the Agent, in such capacity, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Agent under this Agreement or any of the other Loan Documents.

(d)                                 No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein.  No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.  Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by the Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Event of Default.  Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

Section 12.7.  Nonliability of Agent and Lenders.

The relationship between the Borrower and the Lenders and the Agent shall be solely that of borrower and lender.  Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Parent or the Borrower and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Agent or any Lender to any Lender, the Parent, the Borrower, any Subsidiary of the Parent or the Borrower or any other Loan Party.  Neither the Agent nor any Lender undertakes any responsibility to the Borrower or the Parent to review or inform the Borrower or the Parent of any matter in connection with any phase of the Borrower’s or Parent’s business or operations.

Section 12.8.  Confidentiality.

The Agent and each Lender shall use reasonable efforts to assure that information about the Borrower, the Parent, the other Loan Parties and other Subsidiaries of the Parent and the Borrower, and the Properties thereof and their operations, affairs and financial condition, not generally disclosed to the public, which is furnished to the Agent or any Lender pursuant to the provisions of this Agreement or any other Loan Document, is used only for the purposes of this Agreement and the other Loan Documents and shall not be divulged to any Person other than the Agent, the Lenders, and their respective agents who are actively and directly participating in the evaluation, administration or enforcement of the Loan Documents and other transactions between the Agent or such Lender, as applicable, and the Borrower and the Parent, but in any event the Agent and the Lenders may make disclosure: (a) to any of their respective Affiliates (provided such Affiliates shall agree to keep such information confidential in accordance with the terms of this Section 12.8.); (b) as reasonably requested by any bona fide Eligible Assignee, Participant or other transferee in connection with the contemplated transfer of any Loan or participations therein as permitted hereunder (provided they shall agree to keep such information confidential in accordance with the terms of this Section); (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings; (d) to the Agent’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) after the happening and during the continuance of an Event of Default, to any other Person, in connection with the exercise by the Agent or the Lenders of rights hereunder or under any of the other Loan Documents; (f) upon Borrower’s prior consent (which consent shall not be unreasonably withheld), to any contractual counter-parties to any swap or similar hedging agreement or to any rating agency; and (g) to the extent such information (x) becomes publicly available other than as a result of a breach of this Section actually known to such Lender to be such a breach or (y) becomes available to the Agent or any Lender on a nonconfidential basis from a source other than the Parent, the Borrower or any Affiliate.  Notwithstanding the foregoing, the Agent and each Lender may disclose any such confidential information, upon notice to the Borrower or any other Loan Party, to the extent practicable (provided, that, any failure by the Agent or any Lender to give such notice to the Borrower or any Loan Party shall not subject the Agent or any Lender to any liability which may arise from such failure to give notice), to Governmental Authorities in connection with any regulatory examination of the Agent or such Lender or in accordance with the regulatory compliance policy of the Agent or such Lender.

Section 12.9.  Indemnification.

(a)                                 The Borrower shall and hereby agrees to indemnify, defend and hold harmless the Agent, each of the Lenders, any Affiliate of the Agent or any Lender, and their respective directors, officers, shareholders, agents, employees and counsel (each referred to herein as an “Indemnified Party”) from and against any and all of the following (collectively, the “Indemnified Costs”):  losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the reasonable fees and disbursements of counsel incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith, but excluding losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses indemnification in respect of which is specifically covered by Section 3.12. or 4.1. or expressly excluded from the coverage of such Sections 3.12. or 4.1.) incurred by an Indemnified Party in connection with, arising out of, or by reason of, any suit, cause of action, claim, arbitration, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an “Indemnity Proceeding”) which is in any way related directly or indirectly to: (i) this Agreement or any other Loan Document or the transactions contemplated thereby; (ii) the making of any Loans hereunder; (iii) any actual or proposed use by the Borrower of the proceeds of the Loans; (iv) the Agent’s or any Lender’s entering into this Agreement; (v) the fact that the Agent and the Lenders have established the credit facility evidenced hereby in favor of the Borrower; (vi) the fact that the Agent and the Lenders are creditors of the Borrower and have or are alleged to have information regarding the financial condition, strategic plans or business operations of the Parent, the Borrower and their respective Subsidiaries; (vii) the fact that the Agent and the Lenders are material creditors of the Borrower and are alleged to influence directly or indirectly the business decisions or affairs of the Parent, the Borrower and their respective Subsidiaries or their financial condition; (viii) the exercise of any right or remedy the

Agent or the Lenders may have under this Agreement or the other Loan Documents; (ix) any civil penalty or fine assessed by the OFAC against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by, the Agent or any Lender as a result of conduct of the Borrower, any other Loan Party or any Subsidiary that violates a sanction enforced by the OFAC; or (x) any violation or non-compliance by the Parent, the Borrower or any Subsidiary of any Applicable Law (including any Environmental Law) including, but not limited to, any Indemnity Proceeding commenced by (A) the Internal Revenue Service or state taxing authority or (B) any Governmental Authority or other Person under any Environmental Law, including any Indemnity Proceeding commenced by a Governmental Authority or other Person seeking remedial or other action to cause the Parent, the Borrower or their respective Subsidiaries (or its respective properties) (or the Agent and/or the Lenders as successors to the Borrower) to be in compliance with such Environmental Laws; provided, however, that the Borrower shall not be obligated to indemnify any Indemnified Party for (A) any acts or omissions of such Indemnified Party in connection with matters described in this subsection to the extent arising from the gross negligence or willful misconduct of such Indemnified Party, as determined by a court of competent jurisdiction in a final, non-appealable judgment or (B) Indemnified Costs to the extent arising directly out of or resulting directly from claims of one or more Indemnified Parties against another Indemnified Party.

(b)                                 The Borrower’s indemnification obligations under this Section 12.9. shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding.  In this regard, this indemnification shall cover all Indemnified Costs of any Indemnified Party in connection with any deposition of any Indemnified Party or compliance with any subpoena (including any subpoena requesting the production of documents).  This indemnification shall, among other things, apply to any Indemnity Proceeding commenced by other creditors of the Parent, the Borrower or any Subsidiary, any shareholder of the Parent, the Borrower or any Subsidiary (whether such shareholder(s) are prosecuting such Indemnity Proceeding in their individual capacity or derivatively on behalf of the Borrower or the Parent), any account debtor of the Parent, the Borrower or any Subsidiary or by any Governmental Authority. If indemnification is to be sought hereunder by an Indemnified Party, then such Indemnified Party shall notify the Borrower in writing of the commencement of any Indemnity Proceeding; provided, however, that the failure to so notify the Borrower shall not relieve the Borrower from any liability that it may have to such Indemnified Party pursuant to this Section 12.9.

(c)                                  This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against the Parent, the Borrower and/or any Subsidiary.

(d)                                 All out-of-pocket fees and expenses of, and all amounts paid to third-persons by, an Indemnified Party shall be advanced by the Borrower at the request of such Indemnified Party notwithstanding any claim or assertion by the Borrower that such Indemnified Party is not entitled to indemnification hereunder, upon receipt of an undertaking by such Indemnified Party that such Indemnified Party will reimburse the Borrower if it is actually and finally determined by a court of competent jurisdiction that such Indemnified Party is not so entitled to indemnification hereunder.

(e)                                  An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnity Proceeding covered by this Section and, as provided above, all Indemnified Costs incurred by such Indemnified Party shall be reimbursed by the Borrower.  No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnity Proceeding shall vitiate or in any way impair the obligations and duties of the Borrower hereunder to indemnify and hold harmless each such Indemnified Party; provided, however, that if (i) the Borrower is required to indemnify an Indemnified Party pursuant hereto and (ii) the Borrower has provided evidence reasonably satisfactory to such Indemnified Party that the Borrower has the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnity Proceeding, such Indemnified Party shall not settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, an Indemnified Party may settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower where (x) no monetary relief is sought against such Indemnified Party in such Indemnity Proceeding or (y) there is an allegation of a violation of law by such Indemnified Party.

(f)                                   If and to the extent that the obligations of the Borrower under this Section are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

(g)                                  The Borrower’s obligations under this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any other of their obligations set forth in this Agreement or any other Loan Document to which it is a party.

Section 12.10.  Termination; Survival.

This Agreement shall terminate at such time as all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full.  The indemnities to which the Agent and the Lenders are entitled under the provisions of Sections 3.12., 4.1., 4.4., 11.7., 12.2. and 12.9. and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 12.4., shall continue in full force and effect and shall protect the Agent and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising before such termination as well as, in the case of Sections 11.7., 12.4. and 12.9., after such termination and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.

Section 12.11.  Severability of Provisions.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.12.  GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 12.13.  Counterparts.

This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.

Section 12.14.  Obligations with Respect to Loan Parties.

The obligations of the Parent and the Borrower to direct or prohibit the taking of certain actions by the other Loan Parties as specified herein shall be absolute and not subject to any defense the Parent or the Borrower may have that the Parent or the Borrower does not control such Loan Parties.

Section 12.15.  Limitation of Liability.

Neither the Agent nor any Lender, nor any Affiliate, officer, director, employee, attorney, or agent of the Agent or any Lender shall have any liability with respect to, and the Parent and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Parent or the Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.  Each of the Parent and the Borrower hereby waives, releases, and agrees not to sue the Agent or any Lender or any of the Agent’s or any Lender’s Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or financed hereby.

Section 12.16.  Entire Agreement.

This Agreement, the Notes, and the other Loan Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto.  There are no oral agreements among the parties hereto.

Section 12.17.  Construction.

The Agent, the Borrower, the Parent and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Agent, the Borrower, the Parent and each Lender.

Section 12.18.  Patriot Act.

The Lenders and the Agent each hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with such Act.

[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Term Loan Agreement to be executed by their authorized officers all as of the day and year first above written.

CORPORATE OFFICE PROPERTIES, L.P.

By: Corporate Office Properties Trust, its sole general partner

By:	/s/ Stephen E. Riffee
Name: Stephen E. Riffee
Title: Executive Vice President

CORPORATE OFFICE PROPERTIES TRUST

By:	/s/ Stephen E. Riffee
Name: Stephen E. Riffee
Title: Executive Vice President

[Signatures Continued Next Page]

[Signature Page to Term Loan Agreement with Corporate Office Properties, L.P.]

KEYBANK NATIONAL ASSOCIATION, as Agent and as a Lender

By:	/s/ John Scott
Name:John Scott
Title:Vice President

JP MORGAN CHASE BANK, N.A

By:	/s/ Brendan Poe
Name: Brendan Poe
Title: Executive Director

BANK OF AMERICA, N.A

By:	/s/ Eyal Namordi
Name: Eyal Namordi
Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ William R. Lynch III
Name: William R. Lynch III
Title: Senior Vice President

ROYAL BANK OF CANADA

By:	/s/ Dan LePage
Name: Dan LePage
Title: Authorized Signatory

[Signatures Continued Next Page]

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Scott S. Solis
Name: Scott S. Solis
Title: Senior Vice President

CITIZENS BANK OF PENNSYLVANIA

By:	/s/ Diane VandenPlas
Name: Diane VandenPlas
Title: Vice President

MANUFACTURERS AND TRADERS TRUST COMPANY

By:	/s/ Gregory J. Campanaro
Name: Gregory J. Campanaro
Title: Vice President

REGIONS BANK

By:	/s/ Lori Chambers
Name: Lori Chambers
Title: Vice President

SUNTRUST BANK

By:	/s/ Jessica W. Phillips
Name: Jessica W. Phillips
Title: Vice President

[Signatures Continued Next Page]

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Jeffrey S. Geifman
Name: Jeffrey S. Geifman
Title: Vice President

CITIBANK, N.A.

By:	/s/ John C. Rowland
Name: John C. Rowland
Title: Vice President

RAYMOND JAMES BANK, N.A

By:	/s/ Alexander L. Rody
Name: Alexander L. Rody
Title: Senior Vice President

SCHEDULE I

Commitments

Lender	Commitment
KeyBank National Association	$25,000,000
JPMorgan Chase Bank, N.A.	$25,000,000
Bank of America, N.A.	$20,000,000
Citizens Bank of Pennsylvania	$20,000,000
Manufacturers and Traders Trust Company	$20,000,000
PNC Bank, National Association	$20,000,000
Regions Bank	$20,000,000
Royal Bank of Canada	$20,000,000
SunTrust Bank	$20,000,000
Wells Fargo Bank, National Association	$20,000,000
U. S. Bank National Association	$20,000,000
Citibank, N.A.	$10,000,000
Raymond James Bank, N.A.	$10,000,000
TOTAL	$250,000,000.00

SCHEDULE 1.1(A)

List of Loan Parties

Name	Jurisdiction of Formation	Jurisdictions of Foreign Qualification
Borrower
Corporate Office Properties, L.P.	Delaware	Maryland, New Jersey, Pennsylvania, Virginia, Alabama and District of Columbia

Parent
Corporate Office Properties Trust	Maryland	Pennsylvania

Material Subsidiaries
Blue Bell Investment Company, L.P.	Delaware	Pennsylvania
COPT San Antonio, L.P.	Texas	N/A
COPT CC Tower, LLC	Maryland	N/A
Powerloft @ Innovation I, LLC	Delaware	Virginia
COPT Waterview I, LLC	Virginia	N/A

Schedule 6.1(b) Part 1

Ownership Structure - All Subsidiaries

Current as of February 14, 2012

Name	Jurisdiction	Person Holding an Equity Interest	Nature of Interests Held	Percentage Ownership	Excluded or Material

Business Trusts

W&M Business Trust	Maryland	Corporate Office Properties, L.P.	Sole Shareholder & Trustee	100%
37 Allegheny Business Trust	Maryland	Corporate Office Properties, L.P.	Sole Shareholder & Trustee	100%
2500 Riva Trust	Maryland	Riva Trustee, LLC	Sole Trustee	100%
8027 Corporate Drive Business Trust	Maryland	Corporate Office Properties, L.P.	Trustee
		W & M Business Trust	Sole Shareholder	100%
8029 Corporate Drive Business Trust	Maryland	Corporate Office Properties, L.P.	Trustee
		W & M Business Trust	Sole Shareholder	100%
Allegheny Parking Business Trust	Maryland	Corporate Office Properties, L.P.	Trustee
		W & M Business Trust	Sole Shareholder	100%
COPT Babcock Business Trust	Maryland	Corporate Office Properties, L.P.	Trustee
		W & M Business Trust	Sole Shareholder	100%
Campbell Boulevard I Business Trust	Maryland	Corporate Office Properties, L.P.	Trustee
		W & M Business Trust	Sole Shareholder	100%
Campbell Boulevard II Business Trust	Maryland	Corporate Office Properties, L.P.	Trustee
		W & M Business Trust	Sole Shareholder	100%
Campbell Building Business Trust	Maryland	Corporate Office Properties, L.P.	Trustee
		W & M Business Trust	Sole Shareholder	100%
Campbell Corporate Center I-2 Business Trust	Maryland	Corporate Office Properties, L.P.	Trustee
		W & M Business Trust	Sole Shareholder	100%
Corporate Place I Business Trust	Maryland	Corporate Office Properties, L.P.	Trustee
		W & M Business Trust	Sole Shareholder	100%
Corporate Place III Business Trust	Maryland	Corporate Office Properties, L.P.	Trustee
		W & M Business Trust	Sole Shareholder	100%
Corporate Place IV Business Trust	Maryland	Corporate Office Properties, L.P.	Trustee
		W & M Business Trust	Sole Shareholder	100%
Franklin Ridge No. 1 Business Trust	Maryland	Corporate Office Properties, L.P.	Trustee
		W & M Business Trust	Sole Shareholder	100%
Franklin Ridge No. 2 Business Trust	Maryland	Corporate Office Properties, L.P.	Trustee
		W & M Business Trust	Sole Shareholder	100%
Franklin Ridge No. 3 Business Trust	Maryland	Corporate Office Properties, L.P.	Trustee
		W & M Business Trust	Sole Shareholder	100%
Franklin Ridge No. 4 Business Trust	Maryland	Corporate Office Properties, L.P.	Trustee
		W & M Business Trust	Sole Shareholder	100%
Franklin Ridge V Business Trust	Maryland	Corporate Office Properties, L.P.	Trustee
		W & M Business Trust	Sole Shareholder	100%
Franklin Ridge Open Space Business Trust	Maryland	Corporate Office Properties, L.P.	Trustee
		W & M Business Trust	Sole Shareholder	100%
McLean Ridge I Business Trust	Maryland	Corporate Office Properties, L.P.	Trustee
		W & M Business Trust	Sole Shareholder	100%
McLean Ridge II Business Trust	Maryland	Corporate Office Properties, L.P.	Trustee
		W & M Business Trust	Sole Shareholder	100%
McLean Ridge III Business Trust	Maryland	Corporate Office Properties, L.P.	Trustee
		W & M Business Trust	Sole Shareholder	100%
McLean Ridge IV Business Trust	Maryland	Corporate Office Properties, L.P.	Trustee
		W & M Business Trust	Sole Shareholder	100%
Nottingham Ridge I Business Trust	Maryland	Corporate Office Properties, L.P.	Trustee
		W & M Business Trust	Sole Shareholder	100%
Nottingham Ridge II Business Trust	Maryland	Corporate Office Properties, L.P.	Trustee
		W & M Business Trust	Sole Shareholder	100%
Nottingham Ridge III Business Trust	Maryland	Corporate Office Properties, L.P.	Trustee
		W & M Business Trust	Sole Shareholder	100%
Nottingham Ridge No. 20 Business Trust	Maryland	Corporate Office Properties, L.P.	Trustee
		W & M Business Trust	Sole Shareholder	100%
Nottingham Ridge No. 30 Business Trust	Maryland	Corporate Office Properties, L.P.	Trustee
		W & M Business Trust	Sole Shareholder	100%
Philadelphia Road Business Trust	Maryland	Corporate Office Properties, L.P.	Trustee
		W & M Business Trust	Sole Shareholder	100%
Ridgely’s Choice Business Trust	Maryland	Corporate Office Properties, L.P.	Trustee
		W & M Business Trust	Sole Shareholder	100%
Royston Building Business Trust	Maryland	Corporate Office Properties, L.P.	Trustee
		W & M Business Trust	Sole Shareholder	100%
Tyler Ridge I Business Trust	Maryland	Corporate Office Properties, L.P.	Trustee
		Tyler Ridge Limited Partnership	Sole Shareholder	100%
Tyler Ridge II Business Trust	Maryland	Corporate Office Properties, L.P.	Trustee
		W & M Business Trust	Sole Shareholder	100%
Tyler Ridge II A Business Trust	Maryland	Corporate Office Properties, L.P.	Trustee
		W & M Business Trust	Sole Shareholder	100%
Tyler Ridge II Improvements Business Trust	Maryland	Corporate Office Properties, L.P.	Trustee
		W & M Business Trust	Sole Shareholder	100%
Tyler Ridge III Business Trust	Maryland	Corporate Office Properties, L.P.	Trustee
		W & M Business Trust	Sole Shareholder	100%
Tyler Ridge III Improvements Business Trust	Maryland	Corporate Office Properties, L.P.	Trustee
		W & M Business Trust	Sole Shareholder	100%
Tyler Ridge Water Management Business Trust	Maryland	Corporate Office Properties, L.P.	Trustee
		W & M Business Trust	Sole Shareholder	100%
White Marsh Business Center 2 Business Trust	Maryland	Corporate Office Properties, L.P.	Trustee
		W & M Business Trust	Sole Shareholder	100%
White Marsh Commerce Center I Business Trust	Maryland	Corporate Office Properties, L.P.	Trustee
		W & M Business Trust	Sole Shareholder	100%
White Marsh Commerce Center II Business Trust	Maryland	Corporate Office Properties, L.P.	Trustee

1

Schedule 6.1(b) Part 1

Ownership Structure - All Subsidiaries

Current as of February 14, 2012

Name	Jurisdiction	Person Holding an Equity Interest	Nature of Interests Held	Percentage Ownership	Excluded or Material
		W & M Business Trust	Sole Shareholder	100%
White Marsh Hi-Tech 1 Business Trust	Maryland	Corporate Office Properties, L.P.	Trustee
		W & M Business Trust	Sole Shareholder	100%
White Marsh Hi-Tech 2 Business Trust	Maryland	Corporate Office Properties, L.P.	Trustee
		W & M Business Trust	Sole Shareholder	100%
Limited & General Partnerships

Blue Bell Investment Company, L.P.	Delaware	Corporate Office Properties Holdings, Inc.	General Partner	0.10%	Material
		Corporate Office Properties, L.P.	Limited Partner	99.99%
Centerpointe Limited Partnership	Maryland	COPT Hunt Valley GP, LLC	General Partner	1%
		Corporate Office Properties, L.P.	Limited Partner	99%
Colgatedrive Associates, L.P.	Pennsylvania	COPT Colgate General, LLC,	General Partner	0.10%
		Corporate Office Properties, L.P.	Limited Partner	99.99%
Corporate Center I Limited Partnership	Maryland	Corporate Office Properties, L.P.	Limited Partner
		W & M Business Trust	Limited Partner
		Corporate Center I, LLC	General Partner
Corporate Office Properties, L.P.	Delaware	Corporate Office Properties Trust	General Partner
		See partnership documents	Limited Partners
COPT 8000 Potranco, L.P.	Texas	COPT San Antonio General, LLC	General Partner	1%
		Corporate Office Properties, L.P.	Limited Parnter	99%
COPT 8030 Potranco, L.P.	Texas	COPT San Antonio General, LLC	General Partner	1%
		Corporate Office Properties, L.P.	Limited Partner	99%
COPT 8100 Potranco, L.P.	Texas	COPT San Antonio General, LLC	General Partner	1%
		Corporate Office Properties, L.P.	Limited Partner	99%
COPT Gateway, LP	DE	Corporate Office Properties Holdings, Inc.	General Partner	1%
		Corporate Office Properties, L.P.	Limited Partner	99%
COPT Harrisburg, L.P.	Maryland	COPT Harrisburg GP, LLC	General Partner	1%
		Corporate Office Properties, L.P.	Limited Partner	99%
COPT Pennlyn, L.P.	PA	Corporate Office Properties Holdings, Inc.	General Partner	1%
		Corporate Office Properties, L.P.	Limited Partner	99%
COPT San Antonio , L.P.	Texas	COPT San Antonio General, LLC	General Partner	1%	Material
		Corporate Office Properties, L.P.	Limited Partner	99%
COPT San Antonio II, L.P.	Texas	COPT San Antonio General, LLC	General Partner	1%
		Corporate Office Properties, L.P.	Limited Partner	99%
COPT SA Technology, L.P.	Texas	COPT San Antonio General, LLC	General Partner	1%
		Corporate Office Properties, L.P.	Limited Partner	99%
COPT Sentry Gateway 100, L.P.	Texas	COPT San Antonio General, LLC	General Partner	1%
		Corporate Office Properties, L.P.	Limited Partner	99%
COPT Westpointe 3A, L.P.	Texas	COPT San Antonio General, LLC	General Partner	1%
		Corporate Office Properties, L.P.	Limited Partner	99%
COPT Westpointe 4, L.P.	Texas	COPT San Antonio General, LLC	General Partner	1%
		Corporate Office Properties, L.P.	Limited Partner	99%
Honeygo Limited Partnership I, LLLP	Maryland	Professional Center I, LLC	General Partner	1%
		W & M Business Trust	Limited Partner	99%
Honeygo Limited Partnership II, LLLP	Maryland	White Marsh Professional Center II, LLC	General Partner	1%
		W & M Business Trust	Limited Partner	99%
Honeygo Limited Partnership III, LLLP	Maryland	Professional Center III, LLC	General Partner	1%
		W & M Business Trust	Limited Partner	99%
Hunt Valley 75 Limited Partnership	Maryland	COPT Hunt Valley GP, LLC	General Partner	1%
		Corporate Office Properties, L.P.	Limited Partner	99%
Nottingham Associates Limited Partnership	Maryland	Nottingham Center, LLC	General Partner	1%
		W & M Business Trust	Limited Partner	55.3%
		Corporate Office Properties, L.P.	Limited Partner	43.7%
Rutherford 2 Limited Partnership	Maryland	COPT General, LLC	General Partner	1%
		Corporate Office Properties, L.P.	Limited Partner	99%
Sandpiper Limited Partnership	Maryland	W & M Business Trust	General Partner	40%
		Corporate Office Properties, L.P.	Limited Partner	60%
Tyler Ridge Limited Partnership	Maryland	Tyler Ridge I, LLC	General Partner	1%
		W & M Business Trust	Limited Partner	99%
White Marsh Business Center Limited Partnership	Maryland	White Marsh Business Center, LLC	General Partner	1%
		W & M Business Trust	Limited Partner	99%
White Marsh Health Center Limited Partnership, LLLP	Maryland	Sandpiper Limited Partnership	General Partner	72.50%
		W & M Business Trust	Limited Partner	27.50%
201 International Associates Limited Partnership	Maryland	COPT Hunt Valley GP, LLC	General Partner	1%
		Corporate Office Properties, L.P.	Limited Partner	99%
Corporations

Corporate Office Management, Inc.	Maryland	Corporate Office Properties, L.P.	sole stockholder	100%
Corporate Office Properties Holdings, Inc.	Delaware	Corporate Office Properties Trust	sole stockholder	100%
COPT Acquisitions, Inc.	Delaware	Corporate Office Properties Trust	sole stockholder	100%
The Fort Ritchie Community Center Corporation	Maryland	non stock
Nottingham Ridge Holding Corporation	Maryland	Corporate Office Properties, L.P.	shareholder

Limited Liability Companies

ASI, LLC	Maryland	Airport Square Holdings I, LLC	Sole Member	100%
Aerotech Manager, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
Airport Square, LLC	Maryland	Corporate Office Properties, L.P.	Member	70%
		Airport Square Partners, LLC	Member	30%
Airport Square II, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
Airport Square IV, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
Airport Square V, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
Airport Square X, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
Airport Square XI, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%

2

Schedule 6.1(b) Part 1

Ownership Structure - All Subsidiaries

Current as of February 14, 2012

Name	Jurisdiction	Person Holding an Equity Interest	Nature of Interests Held	Percentage Ownership	Excluded or Material
Airport Square XIII, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
Airport Square XIV, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
Airport Square XV, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
Airport Square XIX, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
Airport Square XX, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
Airport Square XXI, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
Airport Square XXII, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
Airport Square Holdings I, LLC	Delaware	Corporate Office Properties, L.P.	Sole Member	100%
Airport Square Holdings VI and VII, LLC	Delaware	Airport Square Partners, LLC	Sole Member	100%
Airport Square Partners, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
Airport Square Storms, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
Ambassador Center, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
Atrium Building, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
Canton Crossing Retail, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
Clarks Hundred, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
Clarks Hundred II, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
Colorado Land Acquisition, LLC	Colorado
Columbia Equity Finance, LLC	Maryland	Rivers Center III Investors, LLC	Member	25%
		Woods Investors, LLC	Member	75%
Columbia Gateway S-28, L.L.C.	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
Commons Office Research, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
Commons Office 6-B, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
Concourse 1304, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
COPT Aberdeen, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
COPT Academy Ridge, LLC	Colorado	Corporate Office Properties, L.P.	Sole Member	100%
COPT Aerotech, LLC	Colorado	Corporate Office Properties, L.P.	Member	99.5%
		Aerotech Manager	Member	0.5%
COPT Arundel Preserve, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
COPT Baltimore County I, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
COPT Baltimore County II, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
COPT Bridge Street Office, LLC	Alabama	Corporate Office Properties, L.P.	Sole Member	100%
COPT CC 1600, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
COPT CC Bulkhead, LLC	Maryland	COPT CC Holding, LLC	Sole Member	100%
COPT CCW I, LLC	Maryland	COPT CC Holding, LLC	Sole Member	100%
COPT CCWII, LLC	Maryland	COPT CC Holding, LLC	Sole Member	100%
COPT CCWIII, LLC	Maryland	COPT CC Holding, LLC	Sole Member	100%
COPT CC D1, LLC	Maryland	COPT CC Holding, LLC	Sole Member	100%
COPT CC Holding, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
COPT CC Parking, LLC	Maryland	COPT CC Holding, LLC	Sole Member	100%
COPT CC Tower, LLC	Maryland	COPT CC Holding, LLC	Sole Member	100%	Material
COPT Chantilly, LLC	Virginia	Corporate Office Properties, L.P.	Sole Member	100%
COPT Chantilly II, LLC	Virginia	Corporate Office Properties, L.P.	Sole Member	100%
COPT Chantilly I Manager, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
COPT Chantilly II Manager, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
COPT Colgate General, LLC	Delaware	Corporate Office Properties, L.P.	Member	99.99%
		Corporate Office Properties Holdings, Inc.	Member	0.01%
COPT Concourse, LLC	Delaware	Corporate Office Properties, L.P.	Sole Member	100%
COPT Cresterra 3535, LLC	Colorado	Corporate Office Properties, L.P.	Sole Member	100%
COPT Cresterra Master, LLC	Colorado	Corporate Office Properties, L.P.	Sole Member	100%
COPT Dahlgren, LLC	Virginia	Corporate Office Properties, L.P.	Sole Member	100%
COPT Dahlgren I, LLC	Virginia	Corporate Office Properties Holdings, Inc.	Member	0.1%
		Corporate Office Properties, L.P.	Member	99.99%
COPT Dahlgren II, LLC	Virginia	Corporate Office Properties, L.P.	Sole Member	100%
COPT Dahlgren IV, LLC	Virginia	Corporate Office Properties Holdings, Inc.	Member	1%
		Corporate Office Properties, L.P.	Member	99.99%
COPT Dahlgren Land, LLC	Virginia	Corporate Office Properties, L.P.	Sole Member	100%
COPT Development & Construction Services, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
COPT Fairview, LLC	Virginia	Corporate Office Properties, L.P.	Sole Member	100%
COPT Frederick, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
COPT Gate 63, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
COPT Gate 6700-6708-6724, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
COPT General, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
COPT Greens I, LLC	Virginia	Corporate Office Properties, L.P.	Sole Member	100%
COPT Greens II, LLC	Virginia	Corporate Office Properties, L.P.	Sole Member	100%
COPT Greens III, LLC	Virginia	Corporate Office Properties, L.P.	Sole Member	100%
COPT Harbour’s Edge, LLC	Maryland	COPT CC Holding, LLC	Sole Member	100%
COPT Harrisburg GP, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
COPT Hunt Valley GP, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
COPT Huntsville, LLC	Maryland
COPT Indian Head, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
COPT Interquest, LLC	Colorado	Corporate Office Properties, L.P.	Sole Member	100%
COPT Interquest III, LLC	Colorado	Corporate Office Properties, L.P.	Sole Member	100%
COPT Interquest IV, LLC	Colorado	Corporate Office Properties, L.P.	Sole Member	100%
COPT Interquest Epic I, LLC	Colorado	Corporate Office Properties, L.P.	Sole Member
COPT Interquest Hybrid I, LLC	Colorado	Corporate Office Properties, L.P.	Sole Member
COPT Interquest Hybrid II, LLC	Colorado	Corporate Office Properties, L.P.	Sole Member
COPT Maritime I & II, LLC	Delaware	Maritime Holdings, LLC	Sole Member
COPT Montpelier, LLC	Maryland	Corporate Office Properties, L.P.	Member	77%
		Corporate Office Properties Trust	Member	23%
COPT Newport, LLC	Colorado	Corporate Office Properties, L.P.	Member	99.90%
		Corporate Office Properties Holdings, Inc.	Member	0.10%
COPT Newport C, LLC	Colorado	Corporate Office Properties, L.P.	Sole Member	100%
COPT Newport D, LLC	Colorado	Corporate Office Properties, L.P.	Sole Member	100%
COPT Northcreek, LLC	Colorado	Corporate Office Properties, L.P.	Member	99.50%
		Northcreek Manager, LLC	Member	0.50%

3

Schedule 6.1(b) Part 1

Ownership Structure - All Subsidiaries

Current as of February 14, 2012

Name	Jurisdiction	Person Holding an Equity Interest	Nature of Interests Held	Percentage Ownership	Excluded or Material
COPT Northgate A, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member
COPT Northgate B, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member
COPT Northgate C, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member
COPT Northgate D, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member
COPT Northgate H, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member
COPT Northgate I, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member
COPT Park Meadow, LLC	Virginia	Corporate Office Properties, L.P.	Sole Member	100%
COPT Parkstone, LLC	Virginia	Corporate Office Properties, L.P.	Sole Member	100%
COPT Patriot Park I, LLC	Colorado	Corporate Office Properties, L.P.	Sole Member	100%
COPT Patriot Park II, LLC	Colorado	Corporate Office Properties, L.P.	Sole Member	100%
COPT Patriot Park V, LLC	Colorado	Corporate Office Properties, L.P.	Sole Member	100%
COPT Patriot Park VI, LLC	Colorado	Corporate Office Properties, L.P.	Sole Member	100%
COPT Patriot Park VII, LLC	Colorado	Corporate Office Properties, L.P.	Sole Member	100%
COPT Patriot Park at Galley, LLC	Colorado	Corporate Office Properties, L.P.	Sole Member	100%
COPT Pres Investment, LLC	Maryland
COPT Property Management Services, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
COPT Renovation, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
COPT Richmond I, LLC	Virginia	Corporate Office Properties, L.P.	Sole Member	100%
COPT Ridgeview I, LLC	Virginia	Corporate Office Properties, L.P.	Sole Member	100%
COPT Ridgeview II & III, LLC	Virginia	Corporate Office Properties, L.P.	Sole Member	100%
COPT Riverwood, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
COPT San Antonio General, LLC	Texas	Corporate Office Properties, L.P.	Sole Member	100%
COPT Southwest VA, LLC	Virginia	Corporate Office Properties, L.P.	Sole Member	100%
COPT Sunrise, LLC	Virginia	Corporate Office Properties, L.P.	Sole Member	100%
COPT Stonecroft, LLC	Virginia	Corporate Office Properties, L.P.	Sole Member	100%
COPT T-11, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
COPT Waterview I, LLC	Virginia	Corporate Office Properties, L.P.	Sole Member	100%	Material
COPT Waterview III, LLC	Virginia	Corporate Office Properties, L.P.	Sole Member	100%
COPT Westbranch, LLC	Virginia	Corporate Office Properties, L.P.	Sole Member	100%
Cornucopia Holdings, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
Cornucopia Holdings II, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
Corporate Center I, LLC	Maryland	W & M Business Trust	Sole Member	100%
Corporate Development Services, LLC	Maryland	Corporate Office Management, Inc.	Sole Member	100%
Corporate Gatespring, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
Corporate Gatespring II, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
Corporate Office Services, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
Corporate Paragon, LLC	Maryland	Corporate Office Management, Inc.	Sole Member	100%
Corporate Place B Equity Affiliates, LLC	Maryland	W & M Business Trust	Sole Member	100%
Corporate Property, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
Crown Point, L.L.C.	Delaware	Corporate Office Properties, L.P.	Member	99.99%
		Corporate Office Properties Holdings, Inc.	Member	0.10%
Delaware Airport III, LLC	Delaware	Airport Square Partners, LLC	Sole Member	100%
Delaware Airport VIII, LLC	Delaware	Airport Square Partners, LLC	Sole Member	100%
Delaware Airport IX, LLC	Delaware	Airport Square Partners, LLC	Sole Member	100%
Fifth Exploration, L.L.C.	Maryland	Great Mills V, L.L.C.	Sole Member	100%
Ft. Ritchie I, LLC	Maryland	Ft. Ritchie Holding, LLC	Sole Member	100%
Ft. Ritchie II, LLC	Maryland	Ft. Ritchie Holding, LLC	Sole Member	100%
Ft. Ritchie III, LLC	Maryland	Ft. Ritchie Holding, LLC	Sole Member	100%
Ft. Ritchie IV, LLC	Maryland	Ft. Ritchie Holding, LLC	Sole Member	100%
Ft. Ritchie Holding, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
Fourth Exploration, L.L.C.	Maryland	Great Mills V, L.L.C.	Sole Member	100%
Gateway Crossing 95, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
Gateway 44, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
Gateway 67, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
Gateway 70, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
Gateway 70 Holdings, LLC	Maryland	Gateway 70, LLC	Sole Member	100%
Governors Court, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
Governors Court 21, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
Great Mills I, L.L.C.	Delaware	Corporate Office Properties, L.P.	Sole Member	100%
Great Mills II, L.L.C.	Delaware	Corporate Office Properties, L.P.	Sole Member	100%
Great Mills III, L.L.C.	Delaware	Corporate Office Properties, L.P.	Sole Member	100%
Great Mills IV, L.L.C.	Delaware	Corporate Office Properties, L.P.	Sole Member	100%
Great Mills V, L.L.C.	Delaware	Corporate Office Properties, L.P.	Sole Member	100%
Honeygo Run Holdings, LLC	Maryland	W & M Business Trust	Sole Member	100%
Honeyland 108, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
Huntsville Holdings, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
Jolly COPT I, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
Jolly COPT II, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
Maritime Holdings, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
M Square NOAA, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
M Square 5825, LLC	Maryland	M Square Associates, LLC	Sole Member	100%
M Square 5850, LLC	Maryland	M Square Associates, LLC	Sole Member	100%
MOR Forbes, LLC	Maryland	Corporate Office Properties, L.P.	Member	80%
		Corporate Office Properties Trust	Member	20%
NBP One, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
NBP Huff & Puff, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
NBP Lot 3-A, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
NBP Retail, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
NBP 131 (fka NBP 131-133-141, LLC)	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
NBP 132, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
NBP 133, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
NBP 134, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
NBP 135, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
NBP 140, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
NBP 191, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%

4

Schedule 6.1(b) Part 1

Ownership Structure - All Subsidiaries

Current as of February 14, 2012

Name	Jurisdiction	Person Holding an Equity Interest	Nature of Interests Held	Percentage Ownership	Excluded or Material
NBP 201, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
NBP 201 Holdings, LLC	Maryland	NBP 201, LLC	Sole Member	100%
NBP 211, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
NBP 211 Holdings, LLC	Maryland	NBP 211, LLC	Sole Member	100%
NBP 220, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
NBP 220 Holdings, LLC	Maryland	NBP 220, LLC	Sole Member	100%
NBP 221, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
NBP 300, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
NBP 302, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
NBP 304, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
NBP 306, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
NBP 308, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
NBP 310, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
NBP 312, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
NBP 314, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
NBP 316, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
NBP 318, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
NBP 320, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
NBP 322, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
NBP 324, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
NBP 410, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
NBP 420, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
NBP 430, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
Northcreek Manager, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
Nottingham Center, LLC	Maryland	W & M Business Trust	Sole Member	100%
Park Circle Equities, LLC	Maryland	W & M Business Trust	Sole Member	100%
Patriot Park, L.L.C.	Colorado	Corporate Office Properties, L.P.	Sole Member	100%
Patriot Ridge I, LLC	Virginia	Patriot Ridge Holdings, LLC	Sole Member	100%
Patriot Ridge II, LLC	Virginia	Patriot Ridge Holdings, LLC	Sole Member	100%
Patriot Ridge Commons, LLC	Virginia	Corporate Office Properties, L.P.	Sole Member	100%
Patriot Ridge Holdings, LLC	Virginia	Corporate Office Properties, L.P.	Sole Member	100%
Patriot Ridge 7770, LLC	Virginia	Corporate Office Properties, L.P.	Sole Member	100%
Pecan Court L.L.C.	Maryland	Great Mills II, L.L.C.	Sole Member	100%
Powerloft @ Innovation I, LLC	Delaware	Powerloft Holdings, LLC	Sole Member	100%	Material
Powerloft Holdings, LLC	Delaware	Corporate Office Properties, L.P.	Sole Member
Powerloft Services, LLC	Delaware	Powerloft Holdings, LLC	Member	50%
		James F. Coakley	Member	50%
Philadelphia Road Operating Company, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
Professional Center I, LLC	Maryland	W & M Business Trust	Sole Member	100%
Professional Center III, LLC	Maryland	W & M Business Trust	Sole Member	100%
Red Cedar Building, LLC	Maryland	Great Mills I, L.L.C.	Sole Member	100%
Redstone Gateway 1000, LLC	Delaware	LW Redstone Company, LLC	Sole Member	100%
Redstone Gateway 1100, LLC	Delaware	LW Redstone Company, LLC	Sole Member	100%
Redstone Gateway 1200, LLC	Delaware	LW Redstone Company, LLC	Sole Member	100%
Redstone Gateway 7200, LLC	Delaware	LW Redstone Company, LLC	Sole Member	100%
RIVA Trustee, LLC	Maryland	MOR Forbes, LLC	Sole Member	100%
Rivers Center III Investors, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
Riverwood Business Center Equity Affiliates, LLC	Maryland	W & M Business Trust	Sole Member	100%
Rockville Corporate Center, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
Route 46 Partners, L.L.C.	New Jersey	Corporate Office Properties, L.P.	Sole Member	100%
Schilling 216 Investors, LLC	Maryland	W & M Business Trust	Sole Member	100%
Schilling Center Equities, LLC	Maryland	W & M Business Trust	Sole Member	100%
Sterling York, LLC	Delaware	Corporate Office Properties, L.P.	Sole Member	100%
Tech Park I, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
Tech Park II, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
Tech Park IV, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
Third Exploration L.L.C.	Maryland	Great Mills III, L.L.C.	Sole Member	100%
Towerview, LLC	Virginia	COPT Renovation, LLC	Sole Member	100%
TRC Pinnacle Towers, L.L.C.	Virginia	Corporate Office Properties, L.P.	Sole Member	100%
Tyler Ridge I, LLC	Maryland	W & M Business Trust	Sole Member	100%
White Marsh Business Center, LLC	Maryland	W & M Business Trust	Sole Member	100%
White Marsh Professional Center II, LLC	Maryland	W & M Business Trust	Sole Member	100%
Woods Investors, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
WMBC 13A Investment Company, LLC	Maryland	Tyler Ridge Limited Partnership	Sole Member	100%
67 Financing LLC	Maryland	Gateway 67, LLC	Sole Member	100%
110 Thomas Johnson, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
131 Parkway, LLC	Maryland	NBP 131, LLC	Sole Member	100%
132, LLC	Maryland	NBP 132, LLC	Sole Member	100%
133 Parkway, LLC	Maryland	NBP 133, LLC	Sole Member	100%
134, LLC	Maryland	NBP 134, LLC	Sole Member	100%
135 Parkway, LLC	Maryland	NBP 135, LLC	Sole Member	100%
141 Parkway, LLC	Maryland	NBP 141, LLC	Sole Member	100%
221, LLC	Maryland	NBP 221, LLC	Sole Member	100%
226 Schilling Circle, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
302 Sentinel, LLC	Maryland	NBP 302, LLC	Sole Member	100%
304 Sentinel, LLC	Maryland	NBP 304, LLC	Sole Member	100%
306 Sentinel, LLC	Maryland	NBP 306, LLC	Sole Member	100%
318 Sentinel, LLC	Maryland	NBP 318, LLC	Sole Member	100%
320 Sentinel, LLC	Maryland	NBP 320, LLC	Sole Member	100%
322 Sentinel, LLC	Maryland	NBP 322, LLC	Sole Member	100%
800 International, LLC	Maryland	Tech Park IV, LLC	Sole Member	100%
849 International, LLC	Maryland	Airport Square XXI, LLC	Sole Member	100%
881 Elkridge Landing, LLC	Maryland	Airport Square X, LLC	Sole Member	100%
900 International, LLC	Maryland	Tech Park II, LLC	Sole Member	100%
930 International, LLC	Maryland	Tech Park I, LLC	Sole Member	100%

5

Schedule 6.1(b) Part 1

Ownership Structure - All Subsidiaries

Current as of February 14, 2012

Name	Jurisdiction	Person Holding an Equity Interest	Nature of Interests Held	Percentage Ownership	Excluded or Material
999 Corporate, LLC	Maryland	Airport Square XV, LLC	Sole Member	100%
1099 Winterson, LLC	Maryland	Airport Square XIX, LLC	Sole Member	100%
1190 Winterson, LLC	Maryland	Airport Square XIV, LLC	Sole Member	100%
1199 Winterson, LLC	Maryland	Airport Square XX, LLC	Sole Member	100%
1362 Mellon, LLC	Maryland	Commons Office 6-B, LLC	Sole Member	100%
1460 Dorsey Road, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
1550 Nursery, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
2691 Technology, LLC	Maryland	NBP 191, LLC	Sole Member	100%
2701 Technology, LLC	Maryland	NBP 201, LLC	Sole Member	100%
2711 Tecnology, LLC	Maryland	NBP 211, LLC	Sole Member	100%
2720 Technology, LLC	Maryland	NBP 220, LLC	Sole Member	100%
2730 Hercules, LLC	Maryland	NBP One, LLC	Sole Member	100%
2900 Lord Baltimore Drive, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
5825 URC Borrower, LLC	Maryland	M Square 5825, LLC	Sole Member	100%
5850 URC Borrower, LLC	Maryland	M Square 5850, LLC	Sole Member	100%
6700 Alexander Bell, LLC	Maryland	COPT Gate 6700-6708-6724, LLC	Sole Member	100%
6711 CG, LLC	Maryland	6711 Gateway, LLC	Sole Member	100%
6711 Gateway, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
6711 Gateway Funding, LLC	Maryland	Corporate Office Properties, L.P.	Member	99%
		Corporate Office Properties Trust	Member	1%
6721 CGD, LLC	Maryland	6721 Gateway, LLC	Sole Member	100%
6721 Gateway, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
6731 CG, LLC	Maryland	6731 Gateway, LLC	Sole Member	100%
6731 Gateway, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
6741 Gateway, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
6940 CGD,LLC	Maryland	Corporate Gatespring II, LLC	Sole Member	100%
6950 CG, LLC	Maryland	Corporate Gatespring, LLC	Sole Member	100%
7000 CG, LLC	Maryland	7000 Honeys, LLC	Sole Member	100%
7000 Honeys, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
7015 Albert Einstein Drive, L.L.C.	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
7130 Columbia Gateway, LLC	Maryland	Gateway Crossing 95, LLC	Sole Member	100%
7150-70 Riverwood, LLC	Maryland	Riverwood Business Center Equity Affiliates, LLC	Sole Member	100%
7200 Riverwood, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
7205 Riverwood, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
7210 Ambassador Road, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
7240 Parkway Drive Enterprises, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
7253 Ambassador Road, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
7318 Parkway Drive Enterprises, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
7320 Parkway Drive Enterprises, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
7320 PD, LLC	Maryland	7320 Parkway Drive Enterprises, LLC	Sole Member	100%
7740 Milestone, LLC	Maryland	Arundel Preserve #5, LLC	Sole Member	100%
8029 Corporate, LLC	Maryland	8029 Corporate Drive Business Trust	Sole Member	100%
8110 Corporate, LLC	Maryland	Corporate Place B Equity Affiliates, LLC	Sole Member	100%
8140 Corporate, LLC	Maryland	Corporate Place I Business Trust	Sole Member	100%
8621 RFD, LLC	Maryland	Gateway 70, LLC	Sole Member	100%
8661 RFD, LLC	Maryland	Gateway 67, LLC	Sole Member	100%
9020 Mendenhall, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
9690 Deereco Road, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
9965 Federal Drive, LLC	Colorado	Corporate Office Properties, L.P.	Member	99%
		Corporate Office Properties Holdings, Inc.	Member	1%
11011 McCormick Road, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%
11800 Tech Road LLC	Delaware	Corporate Office Properties, L.P.	Sole Member	100%
13849 Park Center Road, LLC	Virginia	Corporate Office Management, Inc.	Sole Member	100%
45310 Abell House, LLC	Maryland	Corporate Office Properties, L.P.	Sole Member	100%

6

Schedule 6.1(b) Part 2

Unconsolidated Affiliates

Current as of February 14, 2012

Name	Jurisdiction	Person Holding an Equity Interest	Nature of Interests Held	Percentage Ownership	Excluded or Material

Corporate Gateway, L.P.	Delaware	Harrisburg Investors General Partner, LLC	General Partner	0.10%
		COPT Gateway, L.P.	Limited Partner	99.90%
Harrisburg Corporate Gateway Partners, L.P. (JV)	Delaware	Corporate Office Properties, L.P.	Limited Partner	20.12%
		Harrisburg Investors, LP	Limited Partner	79.78%
		Harrisburg Investors I, LLC	General Partner	0.1%

1

Schedule 6.1(f) Part I - All Real Property

as of February 14, 2012

Unencumbered Assets Stabilized Office Properties	Rentable Square Feet
10150 York Road	175,207
1055 North Newport Road	59,763
10807 New Allegiance Dr-Epic1	145,723
110 Thomas Johnson Drive	120,318
11311 McCormick Road	214,705
114 Natl Business Pkwy-NBP114	10,113
1201 Winterson Road	67,903
12515 Academy Ridge View	61,372
1302 Concourse Drive	83,717
1306 Concourse Drive	116,259
13200 Woodland Park Road	396,837
1331 Ashton Road	28,906
1334 Ashton Road	38,128
1340 Ashton Road	45,867
1341 Ashton Road	15,314
1343 Ashton Road	9,903
13450 Sunrise Valley Road	53,572
13454 Sunrise Valley Road	112,284
1362 Mellon Road	43,232
140 Natl Business Pkwy-NBP140	119,466
14280 Park Meadow Drive	112,916
14840 Conference Center Drive	71,517
14850 Conference Center Drive	72,194
14900 Conference Center Drive	125,357
15 West Gude Drive	108,485
1501 S Clinton St	481,277
15049 Conference Center Drive	152,993
15059 Conference Center Drive	146,801
1550 West Nursery Road	161,689
1550 Westbranch Drive	160,461
1560A Cable Ranch Road	45,935
1560B Cable Ranch Road	77,040
16480 Commerce Drive	70,875
16539 Commerce Drive	32,257
16541 Commerce Drive	37,292
200 International Circle	125,352
Subtotal:	3,901,030

Unencumbered Assets Stabilized Office Properties	Rentable Square Feet
201 International Circle	78,243
222 Schilling Circle	28,617
22289 Exploration Drive	58,633
22299 Exploration Drive	58,132
22300 Exploration Drive	45,093
22309 Exploration Drive	98,860
224 Schilling Circle	27,575
226 Schilling Circle	97,309
23535 Cottonwood Parkway	46,656
2500 Riva Road	155,000
2900 Towerview Road	151,497
375 West Padonia Road	104,885
44408 Pecan Court	49,808
44414 Pecan Court	25,444
44417 Pecan Court	29,053
44420 Pecan Court	25,338
44425 Pecan Court	58,694
45 West Gude Drive	122,555
46579 Expedition Drive	58,989
46591 Expedition Drive	59,843
4851 Stonecroft Boulevard	88,099
4940 Campbell Boulevard	50,415
4969 Mercantile Road	47,132
4979 Mercantile Road	49,590
5020 Campbell Boulevard	43,623
5022 Campbell Boulevard	26,748
5024 Campbell Boulevard	33,710
5026 Campbell Boulevard	30,163
525 Babcock Road	14,000
5325 Nottingham Ridge Road	35,678
5355 Nottingham Ridge Road	35,930
5520 Research Pk Dr(UMBC)	103,333
5522 Research Pk Dr(UMBC)	23,925
565 Space Center Drive	89,899
6716 Alexander Bell Drive	52,114
6740 Alexander Bell Drive	63,161
6741 Columbia Gateway Drive	4,592
6750 Alexander Bell Drive	75,328
6760 Alexander Bell Drive	36,227
Subtotal:	2,283,891

Unencumbered Assets Stabilized Office Properties	Rentable Square Feet
7200 Riverwood Drive	160,000
7240 Parkway Drive	74,475
7318 Parkway Drive	59,204
7467 Ridge Road	74,545
7700 Potranco Road	533,468
785 Jolly Road	219,065
7941-7949 Corporate Drive	57,782
8003 Corporate Drive	17,599
8007 Corporate Drive	41,799
801 Lakeview Drive	218,653
8010 Corporate Drive	38,487
8020 Corporate Drive	50,796
8094 Sandpiper Circle	49,585
8098 Sandpiper Circle	46,485
891 Elkridge Landing Road	57,987
900 Elkridge Landing Road	101,005
901 Elkridge Landing Road	57,872
9020 Mendenhall Court	47,603
911 Elkridge Landing Road	68,373
9140 Rt.108	171,436
921 Elkridge Landing Road	56,452
939 Elkridge Landing Road	54,224
9690 Deereco Road	134,950
980 Technology Court	33,207
985 Space Center Drive	104,028
9900 Franklin Square Drive	33,800
9920 Franklin Square Drive	42,891
9925 Federal Drive-Hybrid2	53,788
9930 Franklin Square Drive	39,750
9940 Franklin Square Drive	32,242
9945 Federal Drive-Hybrid 1	74,005
9950 Federal Drive	66,223
9960 Federal Drive	46,948
9965 Federal Drive	74,749
NBP Visitor Control Ctr	4,462
San.Antonio Vis.Control	8,674
8000 Potranco Road	125,157
8030 Potranco Road	125,155
Subtotal:	3,256,924

Unencumbered Assets Stabilized Office Properties	Rentable Square Feet
300 Sentinel Drive-NBP300	193,296
308 Sentinel Drive-NBP308	151,207
324 Sentinel Way-NBP324	125,118
209 Research Blvd	77,192
6711 Columbia Gateway Drive	124,048
6731 Columbia Gateway Drive	123,576
8029 Corporate Drive	25,000
8031 Corporate Drive	66,000
8110 Corporate Drive	79,091
8140 Corporate Drive	76,271
11751 Meadowville Lane	193,000
132 Natl Business Pkwy-NBP132	118,150
655 Space Center Drive	103,970
745 Space Center Drive	51,500
201 Technology Drive	102,842
2721 Technology Drive-NBP221	117,242
6950 Columbia Gateway Drive	112,861
7150 Riverwood Drive	39,496
7160 Riverwood Drive	62,041
7170 Riverwood Drive	27,891
320 Sentinel Way-NBP320	125,325
4230 Forbes Boulevard	55,866
316 Sentinel Way-NBP316	125,150
210 Research Blvd	79,573
45310 Abell House Lane	82,842
9651 Hornbaker Road (Power Loft)		(1)
3120 Fairview Drive	180,853
310 The Bridge Street	138,466
Total Unencumbered Operating Properties:	12,199,712

(1)  The leases at the Power Loft data center are measured in megawatts; not rentable square feet.

Encumbered Assets Stabilized Office Properties	Rentable Square Feet
10270 Old Columbia Road	15,914
10280 Old Columbia Road	16,145
10290 Old Columbia Road	10,229
1099 Winterson Road	71,675
11800 Tech Road	239,776
1190 Winterson Road	69,016
1199 Winterson Road	100,104
1201 M Street	202,273
1220 12th Street	158,913
1304 Concourse Drive	101,124
131 Natl Business Pkwy-NBP131	69,702
133 Natl Business Pkwy-NBP133	88,057
134 Natl Business Pkwy-NBP134	92,327
135 Natl Business Pkwy-NBP135	86,437
141 Natl Business Pkwy-NBP141	87,364
15000 Conference Center Drive	444,869
15010 Conference Center Drive	220,906
16442 Commerce Drive	25,606
16501 Commerce Drive	22,833
16543 Commerce Drive	17,286
1670 North Newport Road	67,500
1751 Pinnacle Drive	260,150
1753 Pinnacle Drive	184,480
1915 Aerotech Drive	37,946
1925 Aerotech Drive	37,946
2691 Technology Drive-NBP191	103,578
2701 Technology Drive-NBP201	117,068
2711 Technology Drive-NBP211	152,209
2720 Technology Drive-NBP220	158,929
2730 Hercules Road-NBP1	238,007
302 Sentinel Drive-NBP302	153,566
304 Sentinel Drive-NBP304	162,483
306 Sentinel Drive-NBP306	155,367
318 Sentinel Way-NBP318	125,635
322 Sentinel Way-NBP322	125,487
3535 Northrop Grumman Point	124,305
400 Professional Drive	129,853
5725 Mark Dabling Boulevard	108,976
5755 Mark Dabling Boulevard	104,848
5775 Mark Dabling Boulevard	108,640
Subtotal:	4,797,529

Encumbered Assets Stabilized Office Properties	Rentable Square Feet
6700 Alexander Bell Drive	76,359
6708 Alexander Bell Drive	39,128
6721 Columbia Gateway Drive	131,451
6724 Alexander Bell Drive	28,107
6940 Columbia Gateway Drive	108,652
7000 Columbia Gateway Drive	145,386
7015 Albert Einstein Drive	62,216
7061 Columbia Gateway Drive	30,730
7063 Columbia Gateway Drive	36,295
7065 Columbia Gateway Drive	38,560
7067 Columbia Gateway Drive	85,393
7125 Columbia Gateway Drive	479,976
7130 Columbia Gateway Drive	45,882
7134 Columbia Gateway Drive	21,931
7138 Columbia Gateway Drive	38,285
7142 Columbia Gateway Drive	47,668
7150 Columbia Gateway Drive	34,734
7272 Park Circle Drive	60,041
7320 Parkway Drive	56,964
800 International Drive	56,585
8013 Corporate Drive	29,995
8015 Corporate Drive	15,669
8019 Corporate Drive	32,424
8023 Corporate Drive	9,486
849 International Drive-AS21	69,018
8621 Robert Fulton Drive	83,734
8661 Robert Fulton Drive	48,666
8671 Robert Fulton Drive	55,688
870-880 Elkridge Landing Road	105,456
881 Elkridge Landing Road	75,385
900 International Drive	57,140
9130 Guilford Road	13,647
9140 Guilford Road	40,288
9150 Guilford Road	18,405
9160 Guilford Road	36,919
920 Elkridge Landing Road	103,415
930 International Drive	56,685
938 Elkridge Landing Road	56,270
Subtotal:	2,532,633

Encumbered Assets Stabilized Office Properties	Rentable Square Feet
9700 Patuxent Woods Drive	31,117
9710 Patuxent Woods Drive	14,778
9720 Patuxent Woods Drive	39,480
9730 Patuxent Woods Drive	30,495
9740 Patuxent Woods Drive	37,520
9910 Franklin Square Drive	57,812
999 Corporate Boulevard	67,083
7740 Milestone Parkway	144,610
5825 University Research Court	118,620
5850 University Research Court	123,449
Total Unencumbered Operating Properties:	7,995,126
TOTAL CONSOLIDATED OPERATING PROPERTIES:	20,194,838

Encumbered Unconsolidated Joint Ventures
Harrisburg Portfolio	671,260

Unencumbered Consolidated Development Properties Under Construction	Rentable Square Feet
430 Natl Business Pkwy-NBP430	109,559
206 Research Blvd	128,119
410 Natl Business Pkwy-NBP410	110,362
7205 Riverwood Drive	89,295
751 Arbor Way (Hillcrest 1)	113,291
9651 Hornbaker Road

Total Unencumbered Under Construction:	550,626

Encumbered Consolidated Development Properties Under Construction/Redevelopment
7125 Columbia Gateway Drive	155,000
7770 Backlick Road	237,000
7712 Backlick Road (parking structure)
1000 Redstone Gateway	114,891
Total Encumbered Under Construction:	506,891

Unencumbered Assets Under Development/Land
Galley Road	Developable square feet to be determined for land parcels
1243 Winterson Road
1460 Dorsey Road
1520 S Clinton St (UDC)
7468 Candlewood Road
1550 West Nursery Road (land)
202 Research Blvd-Lot H
310 Sentinel Way-NBP310
312 Sentinel Way-NBP312
420 Natl Business Pkwy-NBP420
560 National Business Parkway
4400 River Road
4500 River Road
4600 River Road
4985 Mercantile Road (3.22 ac)
5180 Parkstone
598 Stenton Avenue
7175 Riverwood Drive
7800 Backlick Road
785 Jolly Road (Land)
8100 Potranco Road
8120 Corporate Drive
8130 Corporate Drive
9965 Federal Drive land parcel
Aerotech 2 (Newport D)
Babcock Land
Campbell Blv&Franklin Sq
Cedar Knolls Master Plan
Clarks 100
Columbia Gtwy T11 Lot 1
Columbia Gtwy T11 Lot 2
Dahlgren Land Parcel
Expedition VII(parcel#2)
Interquest land parcel
MCI Bldg #1 (Park Ctr)
Nottingham Rid&Philadel
Nottingham Ridge
Other Canton Crossing
Other Gude Drive
Other North Gate
Other San Antonio
Patriot Park

Unencumbered Assets Under Development/Land
Patriot Ridge	Developable square feet to be determined for land parcels
Philadelphia Road & Rt 43
Thatcher Farm Land Parcel
Thomas Johnson Dr.land
Waterview III
Worldcom Land
M Square Associates
M Square Litton Building
5801 University Research CT-JV
COPT-FD Indian Head, LLC
Other Redstone Gateway
1200 Redstone Gateway
7200 Redstone Gateway
7800 Milestone Parkway
Arundel Off-Site Infra.
Arundel Preserve (Parcels 7, 8 & 9)

Schedule 6.1(f) Part II -  Real Property Liens

as of February 14, 2012

Debt/Encumbered Properties

PPM Finance
11800 Tech Road	239,776

PPM Finance
1304 Concourse Drive	101,124
920 Elkridge Landing Road	103,415
938 Elkridge Landing Road	56,270

AllState
8013 Corporate Drive	29,995
8015 Corporate Drive	15,669
8019 Corporate Drive	32,424
8023 Corporate Drive	9,486

Berkadia (Loan Servicer - CMBS)
400 Professional Drive	129,853

Berkadia (Loan Servicer - CMBS)
7125 Columbia Gateway Drive	479,976

Berkadia (Loan Servicer - CMBS)
1670 North Newport Road	67,500

Wells Fargo (Loan Servicer - CMBS)
1915 Aerotech Drive	37,946
1925 Aerotech Drive	37,946
999 Corporate Boulevard	67,083
881 Elkridge Landing Road	75,385
800 International Drive	56,585
849 International Drive-AS21	69,018
900 International Drive	57,140
930 International Drive	56,685
5725 Mark Dabling Boulevard	108,976
5755 Mark Dabling Boulevard	104,848
5775 Mark Dabling Boulevard	108,640
1099 Winterson Road	71,675
1190 Winterson Road	69,016
1199 Winterson Road	100,104

Schedule 6.1(f) Part II -  Real Property Liens

as of February 14, 2012

Wells Fargo (Loan Servicer - CMBS)
6940 Columbia Gateway Drive	108,652
7000 Columbia Gateway Drive	145,386
870-880 Elkridge Landing Road	105,456
134 Natl Business Pkwy-NBP134	92,327
7320 Parkway Drive	56,964
8621 Robert Fulton Drive	83,734
8661 Robert Fulton Drive	48,666
8671 Robert Fulton Drive	55,688

Wells Fargo (Loan Servicer - CMBS)
6700 Alexander Bell Drive	76,359
6708 Alexander Bell Drive	39,128
6724 Alexander Bell Drive	28,107
7130 Columbia Gateway Drive	45,882
7134 Columbia Gateway Drive	21,931
7138 Columbia Gateway Drive	38,285
7142 Columbia Gateway Drive	47,668
7150 Columbia Gateway Drive	34,734
304 Sentinel Drive-NBP304	162,483
2691 Technology Drive-NBP191	103,578

Wells Fargo (Loan Servicer - CMBS)
16442 Commerce Drive	25,606
16501 Commerce Drive	22,833
16543 Commerce Drive	17,286

Wells Fargo (Loan Servicer - CMBS)
10270 Old Columbia Road	15,914
10280 Old Columbia Road	16,145
10290 Old Columbia Road	10,229
9700 Patuxent Woods Drive	31,117
9710 Patuxent Woods Drive	14,778
9720 Patuxent Woods Drive	39,480
9730 Patuxent Woods Drive	30,495
9740 Patuxent Woods Drive	37,520

Schedule 6.1(f) Part II -  Real Property Liens

as of February 14, 2012

Bank of America (Loan Servicer - CMBS)
15000 Conference Center Drive	444,869
15010 Conference Center Drive	220,906

State Farm
7061 Columbia Gateway Drive	30,730
7063 Columbia Gateway Drive	36,295
7065 Columbia Gateway Drive	38,560
7067 Columbia Gateway Drive	85,393
9130 Guilford Road	13,647
9140 Guilford Road	40,288
9150 Guilford Road	18,405
9160 Guilford Road	36,919

State Farm
7015 Albert Einstein Drive	62,216

State Farm
9910 Franklin Square Drive	57,812

State Farm
7272 Park Circle Drive	60,041

Teachers Insurance and Annuity Assn. (TIAA)
6721 Columbia Gateway Drive	131,451
2730 Hercules Road-NBP1	238,007
135 Natl Business Pkwy-NBP135	86,437
141 Natl Business Pkwy-NBP141	87,364
3535 Northrop Grumman Point	124,305
306 Sentinel Drive-NBP306	155,367
322 Sentinel Way-NBP322	125,487
2701 Technology Drive-NBP201	117,068
2711 Technology Drive-NBP211	152,209

Wells Fargo (Loan Servicer - CMBS)
1751 Pinnacle Drive	260,150
1753 Pinnacle Drive	184,480

Schedule 6.1(f) Part II -  Real Property Liens

as of February 14, 2012

Midland (Loan Servicer - CMBS)
1201 M Street	202,273
1220 12th Street	158,913

Patriot Ridge Construction Loan
7770 Backlick Road	237,000
7712 Backlick Road (parking structure)

Consolidated Joint Ventures

Wells Fargo
5825 University Research Court	118,620
5850 University Research Court	123,449

PNC Loan
7740 Milestone Parkway	144,610

Bank of America Loan
1000 Redstone Gateway	114,891

Unconsolidated Joint Ventures

Wells Fargo (Loan Servicer - CMBS)
Harrisburg, PA Portfolio	671,260

RAIT Financial Trust (Mezz. Debt)
Harrisburg, PA Portfolio	671,260

Schedule 6.1(g) - Indebtedness and Guaranties

As of February 14, 2012

	Recourse Guarantee Amount	GAAP JV %	Balance	Secured/ Unsecured
Consolidated Debt
$1B Revolver			465,000,000	U
$400M Term Loan			400,000,000	U
$250M Term Loan			250,000,000	U
4.25% Exchangeable Senior Notes			240,000,000	U
MDE $3 05/01/2026			2,811,142	U
Ft. Ritchie Note 10/15/06			4,000,000	U
			1,361,811,142

Capmark - Newport Center			4,464,530	S
Albert Einstein (AE)/State Farm			2,704,206	S
State Farm (7272 Park Circle)	1,800,000		5,351,672	S
State Farm (9910 Franklin Square)			5,174,009	S
All State (Tyler Ridge)			5,156,008	S
Wachovia - Dahlgren IV			5,860,170	S
Wachovia (Brokenland & Rivers Center)			12,924,887	S
Capmark - Crown Point			14,934,206	S
BOA - Redstone Gateway	9,194,187	85%	9,194,187	S
PPM/Jackson Life - 11800 Tech			15,340,432	S
State Farm (Gateway 63/Rivers 95)			21,932,703	S
PPM/Jackson Life - AS III, VI, VII & XVIII			23,010,648	S
7125 Columbia Gateway Drive			34,420,086	S
Wachovia (Pinnacle)			55,895,090	S
Maritime Loan Assumption			68,072,717	S
M&T Bank - Patriot Ridge Construction	10,493,623		20,987,245	S
NYSTRS $90 8/1/14	15,000,000		86,499,603	S
Greenwich			103,000,000	S
LaSalle			108,543,000	S
Goldman Sachs			146,500,000	S
LaSalle (WTP I & II)			150,000,000	S
TIAA - $185 10/1/16			178,325,924	S
PNC (Arundel Preserve)	16,828,591	50%	16,828,591	S
Wells Fargo (MSquare)	15,000,000	50%	39,095,079	S
			1,134,214,993

Unconsolidated JV Debt
Harrisburg Portfolio		20%	12,929,738	S
COPT’s share of JV Debt			12,929,738

Schedule 6.1(g) - Indebtedness and Guaranties

As of February 14, 2012

Letters of Credit
Letter of Credit (Dahlgren IV)	141,000		U
Letter of Credit (Newport Center)	525,000		U
Letter of Credit (Airport Square VII)	2,500,000		U
Letter of Credit (Maritime Rent Reserve)	101,852		U
Letter of Credit (Maritime Parking Deck Reserve)	500,000		U
Letter of Credit (Fairview)	2,298,240		U
Letter of Credit (430 NBP)	1,216,393		U
Letter of Credit (PowerLoft)	2,380,444		U
Letter of Credit (7125 CGD)	1,250,000		U
Letter of Credits (Misc.)	1,279,876		U
	12,192,805

Total Unsecured Debt (Full Recourse):	1,374,003,947	(1)
Total Secured Debt:	1,134,214,993
Total Consolidated Debt:	2,508,218,939
Total Unconsolidated JV Debt:	12,929,738
Total Indebtedness:	2,521,148,677

(1)  Includes Letters of Credit

SCHEDULE 6.1(h)

Material Contracts

None

SCHEDULE 6.1(i)

Litigation

None

Schedule 6.1(y) - Unencumbered Assets

as of February 14, 2012

Address	Square Feet	4Q 11 Cash NOI	4Q 11 Cash NOI Annualized	Cap Rate @7.5%
10150 York Road	175,207	301,097	1,204,389	16,058,525
1055 North Newport Road	59,763	244,386	977,544	13,033,923
10807 New Allegiance Dr-Epic1	145,723	99,355	397,421	5,298,943
110 Thomas Johnson Drive	120,318	401,005	1,604,022	21,386,957
11311 McCormick Road	214,705	574,636	2,298,546	30,647,275
114 Natl Business Pkwy-NBP114	10,113	0	—	3,482,303
1201 Winterson Road	67,903	310,852	1,243,409	16,578,781
12515 Academy Ridge View	61,372	287,613	1,150,450	15,339,340
1302 Concourse Drive	83,717	268,344	1,073,378	14,311,706
1306 Concourse Drive	116,259	259,730	1,038,918	13,852,242
13200 Woodland Park Road	396,837	2,155,803	8,623,214	114,976,186
1331 Ashton Road	28,906	0	—	3,282,679
1334 Ashton Road	38,128	168,967	675,870	9,011,596
1340 Ashton Road	45,867	169,832	679,327	9,057,699
1341 Ashton Road	15,314	54,576	218,303	2,910,702
1343 Ashton Road	9,903	13,593	54,373	724,971
13450 Sunrise Valley Road	53,572	245,571	982,284	13,097,117
13454 Sunrise Valley Road	112,284	318,547	1,274,188	16,989,173
1362 Mellon Road	43,232	120,822	483,290	6,443,865
140 Natl Business Pkwy-NBP140	119,466	675,924	2,703,694	36,049,259
14280 Park Meadow Drive	112,916	484,984	1,939,934	25,865,787
14840 Conference Center Drive	71,517	0	—	12,709,652
14850 Conference Center Drive	72,194	0	—	12,738,164
14900 Conference Center Drive	125,357	475,528	1,902,114	25,361,517
15 West Gude Drive	108,485	472,954	1,891,817	25,224,221
1501 S Clinton St	481,277	2,406,550	9,626,199	128,349,323
15049 Conference Center Drive	152,993	753,006	3,012,025	40,160,334
15059 Conference Center Drive	146,801	775,303	3,101,210	41,349,472
1550 West Nursery Road	161,689	808,833	3,235,334	43,137,785
1550 Westbranch Drive	160,461	887,513	3,550,054	47,334,052
1560A Cable Ranch Road	45,935	112,453	449,813	5,997,506
1560B Cable Ranch Road	77,040	254,577	1,018,310	13,577,461
16480 Commerce Drive	70,875	298,327	1,193,307	15,910,765
16539 Commerce Drive	32,257	83,632	334,526	4,460,348
16541 Commerce Drive	37,292	146,589	586,355	7,818,062
200 International Circle	125,352	398,238	1,592,952	21,239,354
201 International Circle	78,243	152,765	611,060	8,147,469
222 Schilling Circle	28,617	64,740	258,960	3,452,799
22289 Exploration Drive	58,633	177,949	711,795	9,490,604
22299 Exploration Drive	58,132	177,877	711,510	9,486,797
22300 Exploration Drive	45,093	176,274	705,096	9,401,274
22309 Exploration Drive	98,860	345,773	1,383,092	18,441,230
224 Schilling Circle	27,575	57,364	229,455	3,059,406
226 Schilling Circle	97,309	355,440	1,421,759	18,956,786

Address	Square Feet	4Q 11 Cash NOI	4Q 11 Cash NOI Annualized	Cap Rate @7.5%
23535 Cottonwood Parkway	46,656	138,302	553,207	7,376,087
2500 Riva Road	155,000	559,479	2,237,916	29,838,882
2900 Towerview Road	151,497	258,929	1,035,715	13,809,533
375 West Padonia Road	104,885	325,697	1,302,787	17,370,500
44408 Pecan Court	49,808	0	—	3,166,328
44414 Pecan Court	25,444	50,802	203,210	2,709,463
44417 Pecan Court	29,053	69,861	279,444	3,725,925
44420 Pecan Court	25,338	0	—	1,593,966
44425 Pecan Court	58,694	204,097	816,388	10,885,167
45 West Gude Drive	122,555	175,768	703,073	9,374,312
46579 Expedition Drive	58,989	240,922	963,686	12,849,153
46591 Expedition Drive	59,843	239,277	957,109	12,761,452
4851 Stonecroft Boulevard	88,099	461,725	1,846,901	24,625,353
4940 Campbell Boulevard	50,415	192,290	769,160	10,255,461
4969 Mercantile Road	47,132	0	—	5,845,146
4979 Mercantile Road	49,590	71,272	285,087	3,801,155
5020 Campbell Boulevard	43,623	89,105	356,419	4,752,257
5022 Campbell Boulevard	26,748	73,189	292,757	3,903,426
5024 Campbell Boulevard	33,710	48,101	192,406	2,565,413
5026 Campbell Boulevard	30,163	71,571	286,284	3,817,125
525 Babcock Road	14,000	36,882	147,526	1,967,014
5325 Nottingham Ridge Road	35,678	137,259	549,035	7,320,465
5355 Nottingham Ridge Road	35,930	77,459	309,835	4,131,133
5520 Research Pk Dr(UMBC)	103,333	398,337	1,593,350	21,244,662
5522 Research Pk Dr(UMBC)	23,925	125,746	502,984	6,706,449
565 Space Center Drive	89,899	0	—	6,291,426
6716 Alexander Bell Drive	52,114	93,363	373,452	4,979,356
6740 Alexander Bell Drive	63,161	262,024	1,048,097	13,974,630
6741 Columbia Gateway Drive	4,592	22,527	90,107	1,201,421
6750 Alexander Bell Drive	75,328	249,522	998,086	13,307,817
6760 Alexander Bell Drive	36,227	31,120	124,478	1,659,713
7200 Riverwood Drive	160,000	782,436	3,129,745	41,729,940
7240 Parkway Drive	74,475	209,357	837,427	11,165,690
7318 Parkway Drive	59,204	175,980	703,920	9,385,603
7467 Ridge Road	74,545	178,799	715,195	9,535,933
7700 Potranco Road	533,468	1,651,380	6,605,522	88,073,625
785 Jolly Road	219,065	672,043	2,688,172	35,842,300
7941-7949 Corporate Drive	57,782	0	—	6,709,080
8003 Corporate Drive	17,599	0	—	2,598,340
8007 Corporate Drive	41,799	92,542	370,169	4,935,591
801 Lakeview Drive	218,653	620,998	2,483,992	33,119,893
8010 Corporate Drive	38,487	206,144	824,575	10,994,335
8020 Corporate Drive	50,796	228,373	913,491	12,179,883
8094 Sandpiper Circle	49,585	172,921	691,683	9,222,446
8098 Sandpiper Circle	46,485	151,735	606,938	8,092,511
891 Elkridge Landing Road	57,987	147,664	590,655	7,875,404
900 Elkridge Landing Road	101,005	426,380	1,705,521	22,740,282

Address	Square Feet	4Q 11 Cash NOI	4Q 11 Cash NOI Annualized	Cap Rate @7.5%
901 Elkridge Landing Road	57,872	57,628	230,511	3,073,475
9020 Mendenhall Court	47,603	155,077	620,306	8,270,751
911 Elkridge Landing Road	68,373	246,265	985,058	13,134,113
9140 Rt.108	171,436	619,356	2,477,425	33,032,340
921 Elkridge Landing Road	56,452	0	—	5,875,112
939 Elkridge Landing Road	54,224	0	—	6,670,710
9690 Deereco Road	134,950	504,224	2,016,895	26,891,936
980 Technology Court	33,207	96,556	386,223	5,149,636
985 Space Center Drive	104,028	339,413	1,357,653	18,102,039
9900 Franklin Square Drive	33,800	95,305	381,220	5,082,929
9920 Franklin Square Drive	42,891	151,550	606,200	8,082,669
9925 Federal Drive-Hybrid2	53,788	123,106	492,426	6,565,676
9930 Franklin Square Drive	39,750	17,941	71,765	956,862
9940 Franklin Square Drive	32,242	8,778	35,110	468,140
9945 Federal Drive-Hybrid 1	74,005	0	—	2,929,601
9950 Federal Drive	66,223	172,687	690,748	9,209,979
9960 Federal Drive	46,948	104,159	416,636	5,555,147
9965 Federal Drive	74,749	213,358	853,432	11,379,090
NBP Visitor Control Ctr	4,462	23,358	93,432	1,245,766
San.Antonio Vis.Control	8,674	24,146	96,582	1,287,761
8000 Potranco Road	125,157	679,083	2,716,333	36,217,770
8030 Potranco Road	125,155	679,061	2,716,245	36,216,601
300 Sentinel Drive-NBP300	193,296	1,031,526	4,126,103	55,014,702
308 Sentinel Drive-NBP308	151,207	1,061,679	4,246,718	56,622,906
324 Sentinel Way-NBP324	125,118	783,312	3,133,248	41,776,643
209 Research Blvd	77,192	410,985	1,643,938	21,919,176
6711 Columbia Gateway Drive	124,048	595,789	2,383,157	31,775,420
6731 Columbia Gateway Drive	123,576	505,525	2,022,102	26,961,357
8029 Corporate Drive	25,000	79,822	319,287	4,257,160
8031 Corporate Drive	66,000	227,461	909,842	12,131,229
8110 Corporate Drive	79,091	273,827	1,095,309	14,604,123
8140 Corporate Drive	76,271	268,895	1,075,578	14,341,043
11751 Meadowville Lane	193,000	1,210,786	4,843,143	64,575,245
132 Natl Business Pkwy-NBP132	118,150	729,115	2,916,461	38,886,149
655 Space Center Drive	103,970	430,134	1,720,534	22,940,454
745 Space Center Drive	51,500	238,908	955,630	12,741,740
201 Technology Drive	102,842	874,977	3,499,908	46,665,445
2721 Technology Drive-NBP221	117,242	650,039	2,600,157	34,668,763
6950 Columbia Gateway Drive	112,861	17,972	71,887	958,498
7150 Riverwood Drive	39,496	146,730	586,920	7,825,600
7160 Riverwood Drive	62,041	271,036	1,084,145	14,455,266
7170 Riverwood Drive	27,891	22,109	88,437	1,179,161
320 Sentinel Way-NBP320	125,325	725,583	2,902,332	38,697,762
4230 Forbes Boulevard	55,866	11,272	45,089	601,181
316 Sentinel Way-NBP316	125,150	0	—	29,427,731

Address	Square Feet	4Q 11 Cash NOI	4Q 11 Cash NOI Annualized	Cap Rate @7.5%
210 Research Blvd	79,573	117,952	471,807	6,290,754
45310 Abell House Lane	82,842	186,182	744,726	9,929,681
9651 Hornbaker Road		383,991	1,535,965	20,479,530
3120 Fairview Drive	180,853			43,000,000
310 The Bridge Street	138,466			33,412,500

Subtotal:	12,199,712	42,525,357	170,101,428	2,447,751,776

Note: GAAP Book Value used for properties acquired during the past 4 consecutive quarters or with negative cash NOI for 4Q 11.

Unencumbered Consolidated Development Properties

Under Construction	GAAP Book Value
430 Natl Business Pkwy-NBP430	20,475,188
206 Research Blvd	17,768,648
410 Natl Business Pkwy-NBP410	15,733,082
7205 Riverwood Drive	14,382,600
751 Arbor Way (Hillcrest 1)	44,771,487
9651 Hornbaker Road	153,160,133

Total:	266,291,138

Under Development/Land	GAAP Book Value
0 Galley Road	1,060,066
1243 Winterson Road	630,478
1460 Dorsey Road	1,799,879
1520 S Clinton St (UDC)	6,300,000
7468 Candlewood Road	28,532,939
1550 West Nursery Road (land)	1,441,317
202 Research Blvd-Lot H	4,203,116
310 Sentinel Way-NBP310	4,842,985
312 Sentinel Way-NBP312	7,616,067
420 Natl Business Pkwy-NBP420	5,560,340
560 National Business Parkway	2,680,900
4400 River Road	46,747
4500 River Road	40,297
4600 River Road	964,261
4985 Mercantile Road (3.22 ac)	1,187,289
5180 Parkstone	8,489,289
598 Stenton Avenue	413,713
7175 Riverwood Drive	2,746,282
7800 Backlick Road	6,484,216
785 Jolly Road (Land)	17,367,840
8100 Potranco Road	3,360,330
8120 Corporate Drive	2,557,679
8130 Corporate Drive	4,276,557
9965 Federal Drive land parcel	466,485

Address	Square Feet	4Q 11 Cash NOI	4Q 11 Cash NOI Annualized	Cap Rate @7.5%
Aerotech 2 (Newport D)				899,861
Babcock Land				826,353
Campbell Blv&Franklin Sq				14,642,149
Cedar Knolls Master Plan				1,547,810
Clarks 100				43,924,410
Columbia Gtwy T11 Lot 1				9,307,357
Columbia Gtwy T11 Lot 2				12,529
Dahlgren Land Parcel				1,249,703
Expedition VII(parcel#2)				1,440,136
Interquest land parcel				14,534,051
MCI Bldg #1 (Park Ctr)				803,501
Nottingham Rid&Philadel				4,240,237
Nottingham Ridge				13,639,186
Other Canton Crossing				16,555,445
Other Gude Drive				2,871,825
Other North Gate				12,064,982
Other San Antonio				22,160,476
Patriot Park				7,113,965
Patriot Ridge				37,608,308
Philadelphia Road & Rt 43				1,280,485
Thatcher Farm Land Parcel				9,211,420
Thomas Johnson Dr.land				2,313,004
Waterview III				9,697,278
Worldcom Land				5,463,275
M Square Associates				1,586,755
M Square Litton Building				163,856
5801 University Research CT-JV				208,982
COPT-FD Indian Head, LLC				6,509,752
Other Redstone Gateway				14,523,720
1200 Redstone Gateway				959,112
7200 Redstone Gateway				215,045
7800 Milestone Parkway				570,151
Arundel Off-Site Infra.				365,926
Arundel Preserve (Parcels 7, 8 & 9)				2,961,222

Total:				374,541,338

EXHIBIT A

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This Assignment and Acceptance Agreement (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each](1) Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees](2) hereunder are several and not joint.](3)  Capitalized terms used but not defined herein shall have the meanings given to them in the Term Loan Agreement identified below (as amended, restated, supplemented, or otherwise modified from time to time, the “Term Loan Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Term Loan Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Term Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any Guarantees included in such facilities), and (ii) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Term Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to

(1)  For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

(2)  Select as appropriate.

(3)  Include bracketed language if there are either multiple Assignors or multiple Assignees.

[the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1. Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

2. Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3.                                      Borrower:                                                                                          Corporate Office Properties, L.P.

4.                                      Agent:            KeyBank National Association, as Agent under the Term Loan Agreement

5.                                      Term Loan Agreement:                 That certain Term Loan Agreement dated as of February 14, 2012, by and among Corporate Office Properties, L.P., as Borrower, Corporate Office Properties Trust, as Parent, the financial institutions party thereto and their assignees under Section 12.5. thereof, KeyBank National Association, as Agent, and the other parties thereto

6.                                      Assigned Interest[s]:

Assignor[s]	Assignee[s]	Facility Assigned(4)	Aggregate Amount of Loans for all Lenders	Amount of Loans Assigned	Percentage Assigned of Loans
			$	$		%
			$	$		%
			$	$		%

[7.                                  Trade Date:                                  ](5)

[Page break]

(4)  Fill in the appropriate terminology for the types of facilities under the Term Loan Agreement that are being assigned under this Assignment (e.g., “Term Loans,” etc.)

(5)  To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:                                    , 20       [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]
[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S]
[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and](6) Accepted:

KEYBANK NATIONAL ASSOCIATION, as Agent

By:
Title:

[Consented to:](7)

[CORPORATE OFFICE PROPERTIES, L.P.]

By: Corporate Office Properties Trust, its sole general partner

By:
Name:
Title:

(6)  To be added only if the consent of the Agent is required by the terms of the Term Loan Agreement.

(7)  To be added only if the consent of the Borrower is required by the terms of the Term Loan Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.                                      Representations and Warranties.

1.1                               Assignor[s].  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Term Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.  Assignee[s].  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Term Loan Agreement, (ii) it meets all the requirements to be an Eligible Assignee as defined in the Term Loan Agreement (subject to such consents, if any, as may be required under Section 12.5.(b) of the Term Loan Agreement), (iii) from and after the Effective Date specified for this Assignment and Assumption, it shall be bound by the provisions of the Term Loan Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Term Loan Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 8.1. or 8.2. thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest; and (b) agrees that (i) it will, independently and without reliance on the Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, and (vii) if such Assignee is organized under the laws of a jurisdiction outside the United States of America, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Term Loan Agreement (including, without limitation, Section 3.12.(c) of the Term Loan Agreement), duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.  Payments.  From and after the Effective Date, the Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date.  The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Agent for periods prior to such Effective Date or with respect to the making of this assignment directly between themselves.

3.  General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B

FORM OF NOTICE OF BORROWING

                        , 20

KeyBank National Association, as Agent

127 Public Square, 8th Floor

Cleveland, Ohio  44114

Attn:  John C. Scott

Ladies and Gentlemen:

Reference is made to that certain Term Loan Agreement dated as of February 14, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), by and among Corporate Office Properties, L.P. (the “Borrower”), Corporate Office Properties Trust, the financial institutions party thereto and their assignees under Section 12.5. thereof (the “Lenders”), KeyBank National Association, as Agent (the “Agent”), and the other parties thereto.  Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Term Loan Agreement.

1.                                      Pursuant to Section 2.1.(b) of the Term Loan Agreement, the Borrower hereby requests that the Lenders make Loans to the Borrower in an aggregate principal amount equal to $250,000,000.

2.                                      The Borrower requests that such Loans be made available to the Borrower on February 14, 2012.

3.                                      The Borrower hereby requests that the requested Loans all be of the following Type:

[Check one box only]

☐                                    Base Rate Loans

☐                                    LIBOR Loans, each with an initial Interest Period for a duration of:

[Check one box only]

☐                                                            seven days

☐                                                            one month

☐                                                            two months

☐                                                            three months

☐                                                            six months

B-1

4.                                      The proceeds of this borrowing of Loans will be used for the following purpose:

                                                                                                                    .

5.                                      The Borrower requests that the proceeds of the Loans be made available to the Borrower by                                                         .

The Borrower hereby certifies to the Agent and the Lenders that as of the date hereof and as of the date of the making of the requested Revolving Loans and after giving effect thereto, (a) no Default or Event of Default exists or shall exist, and (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party are and shall be true and correct in all material respects (except to the extent otherwise qualified by materiality, in which case such representation or warranty are and shall be true and correct in all respects), except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except to the extent otherwise qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents.  In addition, the Borrower certifies to the Agent and the Lenders that all conditions to the making of the requested Revolving Loans contained in Article V. of the Term Loan Agreement will have been satisfied (or waived in accordance with the applicable provisions of the Loan Documents) at the time such Revolving Loans are made.

If notice of the requested borrowing of Loans was previously given by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section 2.1.(b) of the Term Loan Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Borrowing as of the date first written above.

CORPORATE OFFICE PROPERTIES, L.P.

By:	Corporate Office Properties Trust, its general partner

By:
Name:
Title:

B-2

EXHIBIT C

FORM OF NOTICE OF CONTINUATION

                        , 20

KeyBank National Association, as Agent

127 Public Square, 8th Floor

Cleveland, Ohio  44114

Attn:  John C. Scott

Ladies and Gentlemen:

Reference is made to that certain Term Loan Agreement dated as of February 14, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), by and among Corporate Office Properties, L.P. (the “Borrower”), Corporate Office Properties Trust, the financial institutions party thereto and their assignees under Section 12.5. thereof (the “Lenders”), KeyBank National Association, as Agent (the “Agent”), and the other parties thereto.  Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Term Loan Agreement.

Pursuant to Section 2.6. of the Term Loan Agreement, the Borrower hereby requests a Continuation of LIBOR Loans under the Term Loan Agreement, and in that connection sets forth below the information relating to such Continuation as required by such Section of the Term Loan Agreement:

1.                                      The proposed date of such Continuation is                         , 20      .

2.                                      The aggregate principal amount of Loans subject to the requested Continuation is $                                                .

3.                                      The portion of such principal amount subject to such Continuation is $                                                    .

4.                                      The current Interest Period for each of the Loans subject to such Continuation ends on                                 , 20    .

C-1

5.                                      The duration of the new Interest Period for each of such Loans or portion thereof subject to such Continuation is:

[Check one box only]

☐                                                            seven days

☐                                                            one month

☐                                                            two months

☐                                                            three months

☐                                                            six months

The Borrower hereby certifies to the Agent and the Lenders that as of the date hereof, as of the proposed date of the requested Continuation, and after giving effect to such Continuation, (a) no Default or Event of Default exists or will exist, and (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party are and shall be true and correct in all material respects (except to the extent otherwise qualified by materiality, in which case such representation or warranty are and shall be true and correct in all respects), except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except to the extent otherwise qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents.

If notice of the requested Continuation was given previously by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section 2.6. of the Term Loan Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Continuation as of the date first written above.

CORPORATE OFFICE PROPERTIES, L.P.

By:	Corporate Office Properties Trust, its general partner

By:
Name:
Title:

C-2

EXHIBIT D

FORM OF NOTICE OF CONVERSION

                        , 20

KeyBank National Association, as Agent

127 Public Square, 8th Floor

Cleveland, Ohio  44114

Attn:  John C. Scott

Ladies and Gentlemen:

Reference is made to that certain Term Loan Agreement dated as of February 14, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), by and among Corporate Office Properties, L.P. (the “Borrower”), Corporate Office Properties Trust, the financial institutions party thereto and their assignees under Section 12.5. thereof (the “Lenders”), KeyBank National Association, as Agent (the “Agent”), and the other parties thereto.  Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Term Loan Agreement.

Pursuant to Section 2.7. of the Term Loan Agreement, the Borrower hereby requests a Conversion of a borrowing of Loans of one Type into Loans of another Type under the Term Loan Agreement, and in that connection sets forth below the information relating to such Conversion as required by such Section of the Term Loan Agreement:

1.                                      The proposed date of such Conversion is                             , 20    .

2.                                      The Loans to be Converted pursuant hereto are currently:

[Check one box only]

☐            Base Rate Loans

☐            LIBOR Loans

3.                                      The aggregate principal amount of Loans subject to the requested Conversion is $                                          .

4.                                      The portion of such principal amount subject to such Conversion is $                                      .

D-1

5.                                      The amount of such Loans to be so Converted is to be converted into Loans of the following Type:

[Check one box only]

☐      Base Rate Loans

☐      LIBOR Loans, each with an initial Interest Period for a duration of:

[Check one box only]

☐            seven days

☐            one month

☐            two months

☐            three months

☐            six months

[The Borrower hereby certifies to the Agent and the Lenders that as of the date hereof and as of the date of the requested Conversion and after giving effect thereto, (a) no Default or Event of Default exists or will exist, and (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party are and shall be true and correct in all material respects (except to the extent otherwise qualified by materiality, in which case such representation or warranty are and shall be true and correct in all respects), except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except to the extent otherwise qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents.](1)

If notice of the requested Conversion was given previously by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section 2.7. of the Term Loan Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Conversion as of the date first written above.

CORPORATE OFFICE PROPERTIES, L.P.

By:	Corporate Office Properties Trust, its general partner

By:
Name:
Title:

(1)                                 Include this certification only when converting a Base Rate Loan into a LIBOR Loan.

D-2

EXHIBIT E

FORM OF NOTE

$	, 20

FOR VALUE RECEIVED, the undersigned, CORPORATE OFFICE PROPERTIES, L.P., a limited partnership formed under the laws of the State of Delaware (the “Borrower”), hereby promises to pay to the order of                                          (the “Lender”), in care of KeyBank National Association, as Agent (the “Agent”) at 127 Public Square, 8th Floor, Cleveland, Ohio  44114, or at such other address as may be specified in writing by the Agent to the Borrower, the principal sum of                                  AND         /100 DOLLARS ($                        ) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loan made by the Lender to the Borrower under the Term Loan Agreement (as herein defined)), on the dates and in the principal amounts provided in the Term Loan Agreement, and to pay interest on the unpaid principal amount owing hereunder, at the rates and on the dates provided in the Term Loan Agreement.

The date, amount of the Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof, provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Term Loan Agreement or hereunder in respect of the Loan made by the Lender.

This Note is one of the Notes referred to in the Term Loan Agreement dated as of February 14, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), by and among the Borrower, Corporate Office Properties Trust, the financial institutions party thereto and their assignees under Section 12.5. thereof (the “Lenders”), the Agent, and the other parties thereto.  Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Term Loan Agreement.

The Term Loan Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Loans upon the terms and conditions specified therein.

Except as permitted by Section 12.5. of the Term Loan Agreement, this Note may not be assigned by the Lender to any other Person.

F-1

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

The Borrower hereby waives presentment for payment, demand, notice of demand, notice of non-payment, protest, notice of protest and all other similar notices.

Time is of the essence for this Note.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Note under seal as of the date first written above.

CORPORATE OFFICE PROPERTIES, L.P.

By:	Corporate Office Properties Trust, its general partner

By:
Name:
Title:

F-2

SCHEDULE OF THE LOAN

This Note evidences the Loan made under the within-described Term Loan Agreement to the Borrower, on the date, in the principal amount set forth below, subject to the payments and prepayments of principal set forth below:

Date of Loan	Principal Amount of Loan	Amount Paid or Prepaid	Unpaid Principal Amount	Notation Made By

F-3

EXHIBIT F

FORM OF OPINION OF COUNSEL

[LETTERHEAD OF COUNSEL TO THE LOAN PARTIES]

February 14, 2012

KeyBank National Association, as Agent

127 Public Square, 8th Floor

Cleveland, Ohio  44114

Attn:  John C. Scott

The Lenders party to the Term Loan

Agreement referred to below

Ladies and Gentlemen:

We have acted as counsel to Corporate Office Properties, L.P., a limited partnership formed under the laws of the State of Delaware (the “Borrower”) in connection with the negotiation, execution and delivery of that certain Term Loan Agreement dated as of February 14, 2012 (the “Term Loan Agreement”), by and among the Borrower, Corporate Office Properties Trust, the financial institutions party thereto and their assignees under Section 12.5. thereof (the “Lenders”), KeyBank National Association, as Agent (the “Agent”), and the other parties thereto.  We have also acted as counsel to each of the Guarantors listed on Schedule 1 attached hereto (the “Guarantors”; together with the Borrower, the “Loan Parties”), in connection with the Guaranty and the other Loan Documents identified below to which they are party.  Capitalized terms not otherwise defined herein have the respective meaning given them in the Term Loan Agreement.

In these capacities, we have reviewed executed copies of the following:

(a)                                 the Term Loan Agreement;

(b)                                 the Notes;

(c)                                  the Guaranty; and

(d)                                 [list other applicable Loan Documents].

The documents and instruments set forth in items (a) through (d) above are referred to herein as the “Loan Documents”.

In addition to the foregoing, we have reviewed the [articles or certificate of incorporation, by-laws, declaration of trust, partnership agreement and limited liability company operating agreement, as applicable,] of each Loan Party and certain resolutions of the board of trustees or directors, as applicable, of each Loan Party (collectively, the “Organizational Documents”) and have also examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, and other instruments, and made such other investigations of law and fact, as we have deemed necessary or advisable for the purposes of rendering this opinion.  In our examination of documents, we assumed the genuineness of all signatures on documents presented to us as originals (other than the signatures of officers of the Loan Parties) and the conformity to originals of documents presented to us as conformed or reproduced copies.

Based upon the foregoing, and subject to all of the qualifications and assumptions set forth herein, we are of the opinion that:

1.                                      The Parent is a real estate investment trust, duly organized, validly existing and in good standing under the laws of the State of Maryland, and has the power to execute and deliver, and to perform its obligations under, the Loan Documents to which it is a party, to own and use its assets, and to conduct its business as presently conducted.  The Parent is qualified to transact business as a foreign real estate investment trust in the following jurisdictions:                                                         .

2.                                      The Borrower is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the power to execute and deliver, and to perform its obligations under, the Loan Documents to which it is a party, to own and use its assets, and to conduct its business as presently conducted.  The Borrower is qualified to transact business as a foreign limited partnership in the following jurisdictions:                                                         .

3.                                      [Insert separate paragraphs or Guarantors with different corporate structure] Each [Guarantor] is a [corporation, trust, partnership or limited liability company, as applicable,] duly organized or formed, validly existing and in good standing under the laws of the State of its organization or formation and has the power to execute and deliver, and to perform its obligations under, the Loan Documents to which it is a party, to own and use its assets, and to conduct its business as presently conducted.  Each [Guarantor] is qualified to transact business as a foreign [corporation, trust, partnership or limited liability company, as applicable,] in the indicated jurisdictions set forth on Schedule I attached hereto.

4.                                      Each Loan Party has duly authorized the execution and delivery of the Loan Documents to which it is a party and the performance by such Loan Party of all of its obligations under each such Loan Document.

5.                                      Each Loan Party has duly executed and delivered the Loan Documents to which it is a party.

6.                                      The execution and delivery by each Loan Party of the Loan Documents to which it is a party do not, and if each Loan Party were now to perform its obligations under such Loan Documents, such performance would not, result in any:

(a)                                 violation of such Loan Party’s Organizational Documents;

(b)                                 violation of any existing federal or state constitution, statute, regulation, rule, order, or law to which such Loan Party or its assets are subject;

(c)                                  breach or violation of or default under, any agreement, instrument, indenture or other document evidencing any indebtedness for money borrowed or any other material agreement to which, to our knowledge, such Loan Party is bound or under which a Loan Party or its assets is subject;

(d)                                 creation or imposition of a lien or security interest in, on or against the assets of such Loan Party under any agreement, instrument, indenture or other document evidencing any indebtedness for money borrowed or any other material agreement to which, to our knowledge, such Loan Party is bound or under which a Loan Party or its assets is subject; or

(e)                                  violation of any judicial or administrative decree, writ, judgment or order to which, to our knowledge, such Loan Party or its assets are subject.

7.                                      The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, and the consummation of the transactions thereunder, do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority of the United States of America or the States of                       ,                        or                       .

8.                                      To our knowledge, there are no judgments outstanding against any of the Loan Parties or affecting any of their respective assets, nor is there any litigation or other proceeding against any of the Loan Parties or its assets pending or overtly threatened, could reasonably be expected to have a materially adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise), results of operations or business prospects of the Borrower or any other Loan Party or (b) the validity or enforceability of any of the Loan Documents.

9.                                      None of the Loan Parties is, or, after giving effect to any Loan will be, subject to the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money.

10.                               No transfer, mortgage, intangible, documentary stamp or similar taxes are payable by the Agent or the Lenders to the States of                    or                    or any political subdivision thereof in connection with (a) the execution and delivery of the Loan Documents or (b) the creation of the Indebtedness and the other Obligations evidenced by any of the Loan Documents.

11.                               Assuming that Borrower applies the proceeds of the Loans as provided in the Term Loan Agreement, the transactions contemplated by the Loan Documents do not violate the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System of the United States of America.

12.                               The consideration to be paid to the Agent and the Lenders for the financial accommodations to be provided to the Loan Parties pursuant to the Term Loan Agreement does not violate any law of the States of                          or                          relating to interest and usury.

This opinion is limited to the laws of the States of                           ,                            and                          and the federal laws of the United States of America, and we express no opinions with respect to the law of any other jurisdiction.

[Other Customary Qualifications/Assumptions/Limitations]

This opinion is furnished to you solely for your benefit in connection with the consummation of the transactions contemplated by the Term Loan Agreement and may not be relied upon by any other Person, other than an Assignee of a Lender, or for any other purpose without our express, prior written consent.

Very truly yours,

[NAME OF LAW FIRM]

By:
A Partner

SCHEDULE 1

Guarantors

Name	Jurisdiction of Formation	Jurisdictions of Foreign Qualification

EXHIBIT G

FORM OF COMPLIANCE CERTIFICATE

                              , 20

KeyBank National Association, as Agent

127 Public Square, 8th Floor

Cleveland, Ohio 44114

Attn:  John C. Scott

Each of the Lenders Party to the Term Loan Agreement referred to below

Ladies and Gentlemen:

Reference is made to that certain Term Loan Agreement dated as of February 14, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), by and among Corporate Office Properties, L.P. (the “Borrower”), Corporate Office Properties Trust, the financial institutions party thereto and their assignees under Section 12.5. thereof (the “Lenders”), KeyBank National Association, as Agent (the “Agent”) and the other parties thereto.  Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Term Loan Agreement.

Pursuant to Section 8.3. of the Term Loan Agreement, the undersigned hereby certifies to the Agent and the Lenders as follows:

(1)                                  The undersigned is the                                            of the Borrower.

(2)                                  The undersigned has examined the books and records of the Borrower and has conducted such other examinations and investigations as are reasonably necessary to provide this Compliance Certificate.

(3)                                  No Default or Event of Default exists [if such is not the case, specify such Default or Event of Default and its nature, when it occurred and whether it is continuing and the steps being taken by the Borrower with respect to such event, condition or failure].

(4)                                  The representations and warranties made or deemed made by the Borrower and the other Loan Parties in the Loan Documents to which any is a party, are true and correct in all material respects (except to the extent otherwise qualified by materiality, in which case such representation or warranty are true and correct in all respects) on and as of the date hereof except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties were true and accurate in all material respects (except to the extent otherwise qualified by materiality, in which case such representation or warranty were true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents.

(5)                              Attached hereto as Schedule 1 are reasonably detailed calculations establishing whether or not the Borrower and its Subsidiaries were in compliance with the covenants contained in Section 9.1. of the Term Loan Agreement.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first above written.

Name:
Title:

Schedule 1

[Calculations to be Attached]

EXHIBIT H

FORM OF GUARANTY

THIS GUARANTY dated as of February 14, 2012, executed and delivered by each of the undersigned and the other Persons from time to time party hereto pursuant to the execution and delivery of an Accession Agreement in the form of Annex I hereto (all of the undersigned, together with such other Persons each a “Guarantor” and collectively, the “Guarantors”) in favor of (a) KEYBANK NATIONAL ASSOCIATION its capacity as Agent (the “Agent”) for the Lenders under that certain Term Loan Agreement dated as of February 14, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), by and among Corporate Office Properties, L.P. (the “Borrower”), Corporate Office Properties Trust, the financial institutions party thereto and their assignees under Section 12.5. thereof (the “Lenders”), the Agent, and the other parties thereto, and (b) the Lenders.

WHEREAS, pursuant to the Term Loan Agreement, the Agent and the Lenders have agreed to make available to the Borrower certain financial accommodations on the terms and conditions set forth in the Term Loan Agreement;

WHEREAS, the Borrower and each of the Guarantors, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financing from the Agent and the Lenders through their collective efforts;

WHEREAS, each Guarantor acknowledges that it will receive direct and indirect benefits from the Agent and the Lenders making such financial accommodations available to the Borrower under the Term Loan Agreement and, accordingly, each Guarantor is willing to guarantee the Borrower’s obligations to the Agent and the Lenders on the terms and conditions contained herein; and

WHEREAS, each Guarantor’s execution and delivery of this Guaranty is a condition to the Agent and the Lenders making, and continuing to make, such financial accommodations to the Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Guarantor, each Guarantor agrees as follows:

Section 1.  Guaranty.  Each Guarantor hereby absolutely, irrevocably and unconditionally guaranties the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all of the following (collectively referred to as the “Guarantied Obligations”): (a) all indebtedness and obligations owing by the Borrower to any Lender or the Agent under or in connection with the Term Loan Agreement and any other Loan Document, including without limitation, the repayment of all principal of the Loans, and the payment of all interest, Fees, charges, attorneys’ fees and other amounts payable to any Lender or the Agent thereunder or in connection therewith; (b) any and all extensions, renewals, modifications, amendments or substitutions of the foregoing; (c) all expenses, including, without limitation, reasonable attorneys’ fees and disbursements, that are incurred by the Lenders and the Agent in the enforcement of any of the foregoing or any obligation of such Guarantor hereunder; and (d) all other Obligations.

Section 2.  Guaranty of Payment and Not of Collection.  This Guaranty is a guaranty of payment, and not of collection, and a debt of each Guarantor for its own account.  Accordingly, none of the Lenders or the Agent shall be obligated or required before enforcing this Guaranty against any Guarantor: (a)  to pursue any right or remedy any of them may have against the Borrower, any other Guarantor or any other Person or commence any suit or other proceeding against the Borrower, any other Guarantor or any other Person in any court or other tribunal; (b) to make any claim in a liquidation or bankruptcy of the Borrower, any other Guarantor or any other Person; or (c) to make demand of the Borrower, any other Guarantor or any other Person or to enforce or seek to enforce or realize upon any collateral security held by the Lenders or the Agent which may secure any of the Guarantied Obligations.

Section 3.  Guaranty Absolute.  Each Guarantor guarantees that the Guarantied Obligations will be paid strictly in accordance with the terms of the documents evidencing the same, regardless of any Applicable Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or the Lenders with respect thereto.  The liability of each Guarantor under this Guaranty shall be absolute, irrevocable and unconditional in accordance with its terms and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, including without limitation, the following (whether or not such Guarantor consents thereto or has notice thereof):

(a)                                  (i) any change in the amount, interest rate or due date or other term of any of the Guarantied Obligations, (ii) any change in the time, place or manner of payment of all or any portion of the Guarantied Obligations, (iii) any amendment or waiver of, or consent to the departure from or other indulgence with respect to, the Term Loan Agreement, any other Loan Document, or any other document or instrument evidencing or relating to any Guarantied Obligations, or (iv) any waiver, renewal, extension, addition, or supplement to, or deletion from, or any other action or inaction under or in respect of, the Term Loan Agreement, any of the other Loan Documents, or any other documents, instruments or agreements relating to the Guarantied Obligations or any other instrument or agreement referred to therein or evidencing any Guarantied Obligations or any assignment or transfer of any of the foregoing;

(b)                                 any lack of validity or enforceability of the Term Loan Agreement, any of the other Loan Documents, or any other document, instrument or agreement referred to therein or evidencing any Guarantied Obligations or any assignment or transfer of any of the foregoing;

(c)                                  any furnishing to the Agent or the Lenders of any security for the Guarantied Obligations, or any sale, exchange, release or surrender of, or realization on, any collateral securing any of the Obligations;

(d)                                 any settlement or compromise of any of the Guarantied Obligations, any security therefor, or any liability of any other party with respect to the Guarantied Obligations, or any subordination of the payment of the Guarantied Obligations to the payment of any other liability of the Borrower or any other Loan Party;

(e)                                  any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to such Guarantor, the Borrower, any other Loan Party or any other Person, or any action taken with respect to this Guaranty by any trustee or receiver, or by any court, in any such proceeding;

(f)                                    any act or failure to act by the Borrower, any other Loan Party or any other Person which may adversely affect such Guarantor’s subrogation rights, if any, against the Borrower to recover payments made under this Guaranty;

(g)                                 any nonperfection or impairment of any security interest or other Lien on any collateral, if any, securing in any way any of the Obligations;

(h)                                 any application of sums paid by the Borrower, any other Guarantor or any other Person with respect to the liabilities of the Borrower to the Agent or the Lenders, regardless of what liabilities of the Borrower remain unpaid;

(i)                                     any defect, limitation or insufficiency in the borrowing powers of the Borrower or in the exercise thereof; or

(j)                                     any other circumstance which might otherwise constitute a defense available to, or a discharge of, a Guarantor hereunder (other than indefeasible payment and performance in full).

Section 4.  Action with Respect to Guarantied Obligations.  The Lenders and the Agent may, at any time and from time to time, without the consent of, or notice to, any Guarantor, and without discharging any Guarantor from its obligations hereunder, take any and all actions described in Section 3 and may otherwise: (a) amend, modify, alter or supplement the terms of any of the Guarantied Obligations, including, but not limited to, extending or shortening the time of payment of any of the Guarantied Obligations or changing the interest rate that may accrue on any of the Guarantied Obligations; (b) amend, modify, alter or supplement the Term Loan Agreement or any other Loan Document; (c) sell, exchange, release or otherwise deal with all, or any part, of any collateral securing any of the Obligations; (d) release any other Loan Party or other Person liable in any manner for the payment or collection of the Guarantied Obligations; (e) exercise, or refrain from exercising, any rights against the Borrower, any other Guarantor or any other Person; and (f) apply any sum, by whomsoever paid or however realized, to the Guarantied Obligations in such order as the Lenders shall elect.

Section 5.  Representations and Warranties.  Each Guarantor hereby makes to the Agent and the Lenders all of the representations and warranties made by the Borrower with respect to or in any way relating to such Guarantor in the Term Loan Agreement and the other Loan Documents, as if the same were set forth herein in full.

Section 6.  Covenants.  Each Guarantor will comply with all covenants which the Borrower is to cause such Guarantor to comply with under the terms of the Term Loan Agreement or any of the other Loan Documents.

Section 7.  Waiver.  Each Guarantor, to the fullest extent permitted by Applicable Law, hereby waives notice of acceptance hereof or any presentment, demand, protest or notice of any kind, and any other act or thing, or omission or delay to do any other act or thing, which in any manner or to any extent might vary the risk of such Guarantor or which otherwise might operate to discharge such Guarantor from its obligations hereunder.

Section 8.  Inability to Accelerate Loan.  If the Agent and/or the Lenders are prevented under Applicable Law or otherwise from demanding or accelerating payment of any of the Guarantied Obligations by reason of any automatic stay or otherwise, the Agent and/or the Lenders shall be entitled to receive from each Guarantor, upon demand therefor, the sums which otherwise would have been due had such demand or acceleration occurred.

Section 9.  Reinstatement of Guarantied Obligations.  If claim is ever made on the Agent or any Lender for repayment or recovery of any amount or amounts received in payment or on account of any of the Guarantied Obligations, and the Agent or such Lender repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body of competent jurisdiction, or (b) any settlement or compromise of any such claim effected by the Agent or such Lender with any such claimant (including the Borrower or a trustee in bankruptcy for the Borrower), then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding on it, notwithstanding any revocation hereof or the cancellation of the Term Loan Agreement, any of the other Loan Documents, or any other instrument evidencing any liability of the Borrower, and such Guarantor shall be and remain liable to the Agent or such Lender for the amounts so repaid or recovered to the same extent as if such amount had never originally been paid to the Agent or such Lender.

Section 10.  Subrogation.  Upon the making by any Guarantor of any payment hereunder for the account of the Borrower, such Guarantor shall be subrogated to the rights of the payee against the Borrower; provided, however, that such Guarantor shall not enforce any right or receive any payment by way of subrogation or otherwise take any action in respect of any other claim or cause of action such Guarantor may have against the Borrower arising by reason of any payment or performance by such Guarantor pursuant to this Guaranty, unless and until all of the Guarantied Obligations have been indefeasibly paid and performed in full.  If any amount shall be paid to such Guarantor on account of or in respect of such subrogation rights or other claims or causes of action, such Guarantor shall hold such amount in trust for the benefit of the Agent and the Lenders and shall forthwith pay such amount to the Agent to be credited and applied against the Guarantied Obligations, whether matured or unmatured, in accordance with the terms of the Term Loan Agreement or to be held by the Agent as collateral security for any Guarantied Obligations existing.

Section 11.  Payments Free and Clear.  All sums payable by each Guarantor hereunder, whether of principal, interest, Fees, expenses, premiums or otherwise, shall be paid in full,

without set-off or counterclaim or any deduction or withholding whatsoever (including any Taxes), and if any Guarantor is required by Applicable Law or by a Governmental Authority to make any such deduction or withholding, such Guarantor shall pay to the Agent and the Lenders such additional amount as will result in the receipt by the Agent and the Lenders of the full amount payable hereunder had such deduction or withholding not occurred or been required.

Section 12.  Set-off.  In addition to any rights now or hereafter granted under any of the other Loan Documents or Applicable Law and not by way of limitation of any such rights, each Guarantor hereby authorizes the Agent and each Lender, at any time during the continuance of an Event of Default, without any prior notice to such Guarantor or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender or Participant subject to receipt of the prior written consent of the Agent exercised in its sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Agent, such Lender, or any Affiliate of the Agent or such Lender, to or for the credit or the account of such Guarantor against and on account of any of the Guarantied Obligations, although such obligations shall be contingent or unmatured. Each Guarantor agrees, to the fullest extent permitted by Applicable Law, that any Participant may exercise rights of setoff or counterclaim and other rights with respect to its participation as fully as if such Participant were a direct creditor of such Guarantor in the amount of such participation.

Section 13.  Subordination.  Each Guarantor hereby expressly covenants and agrees for the benefit of the Agent and the Lenders that all obligations and liabilities of the Borrower to such Guarantor of whatever description, including without limitation, all intercompany receivables of such Guarantor from the Borrower (collectively, the “Junior Claims”) shall be subordinate and junior in right of payment to all Guarantied Obligations.  If an Event of Default shall exist, then no Guarantor shall accept any direct or indirect payment (in cash, property or securities, by setoff or otherwise) from the Borrower on account of or in any manner in respect of any Junior Claim until all of the Guarantied Obligations have been indefeasibly paid in full.

Section 14.  Avoidance Provisions.  It is the intent of each Guarantor, the Agent and the Lenders that in any Proceeding, such Guarantor’s maximum obligation hereunder shall equal, but not exceed, the maximum amount which would not otherwise cause the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Agent and the Lenders) to be avoidable or unenforceable against such Guarantor in such Proceeding as a result of Applicable Law, including without limitation, (a) Section 548 of the Bankruptcy Code of 1978, as amended (the “Bankruptcy Code”) and (b) any state fraudulent transfer or fraudulent conveyance act or statute applied in such Proceeding, whether by virtue of Section 544 of the Bankruptcy Code or otherwise.  The Applicable Laws under which the possible avoidance or unenforceability of the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Agent and the Lenders) shall be determined in any such Proceeding are referred to as the “Avoidance Provisions”.  Accordingly, to the extent that the obligations of any Guarantor hereunder would otherwise be subject to avoidance under the Avoidance Provisions, the maximum Guarantied Obligations for which such Guarantor shall be liable hereunder shall be reduced to that amount which, as of the time any of the Guarantied Obligations are deemed to have been incurred under the Avoidance Provisions, would not cause the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Agent and the Lenders), to be subject to avoidance under the Avoidance Provisions.  This Section is intended solely to preserve the rights of the Agent and the Lenders hereunder to the maximum extent that would not cause the obligations of any Guarantor hereunder to be subject to avoidance under the Avoidance Provisions, and no Guarantor or any other Person shall have any right or claim under this Section as against the Agent and the Lenders that would not otherwise be available to such Person under the Avoidance Provisions.

Section 15.  Information.  Each Guarantor assumes all responsibility for being and keeping itself informed of the financial condition of the Borrower and the other Guarantors, and of all other circumstances bearing upon the risk of nonpayment of any of the Guarantied Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Agent and the Lenders shall have any duty whatsoever to advise any Guarantor of information regarding such circumstances or risks.

Section 16.  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

SECTION 17.  WAIVER OF JURY TRIAL.

(a)                                  EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG ANY GUARANTOR, THE AGENT OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES.  ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE AGENT AND EACH GUARANTOR HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY GUARANTOR, THE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.

(b)                                 EACH OF THE GUARANTORS, THE AGENT AND EACH LENDER HEREBY AGREES THAT THE FEDERAL DISTRICT COURT LOCATED IN THE SOUTHERN DISTRICT OF NEW YORK OR, ANY STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK, SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG ANY GUARANTOR, THE AGENT OR ANY OF THE LENDERS, PERTAINING DIRECTLY OR INDIRECTLY TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING HEREFROM OR THEREFROM.  EACH GUARANTOR AND EACH OF THE LENDERS EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH

JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS WITH RESPECT TO SUCH CLAIMS OR DISPUTES.  EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME.  THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE AGENT OR ANY LENDER OR THE ENFORCEMENT BY THE AGENT OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c)           THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS, THE TERMINATION OR EXPIRATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THIS GUARANTY.

Section 18.  Loan Accounts.  The Agent and each Lender may maintain books and accounts setting forth the amounts of principal, interest and other sums paid and payable with respect to the Guarantied Obligations, and in the case of any dispute relating to any of the outstanding amount, payment or receipt of any of the Guarantied Obligations or otherwise, the entries in such books and accounts shall be deemed conclusive evidence of the amounts and other matters set forth herein, absent manifest error.  The failure of the Agent or any Lender to maintain such books and accounts shall not in any way relieve or discharge any Guarantor of any of its obligations hereunder.

Section 19.  Waiver of Remedies.  No delay or failure on the part of the Agent or any Lender in the exercise of any right or remedy it may have against any Guarantor hereunder or otherwise shall operate as a waiver thereof, and no single or partial exercise by the Agent or any Lender of any such right or remedy shall preclude any other or further exercise thereof or the exercise of any other such right or remedy.

Section 20.  Termination.  This Guaranty shall remain in full force and effect until indefeasible payment in full of the Guarantied Obligations and the other Obligations and the termination or cancellation of the Term Loan Agreement in accordance with its terms.

Section 21.  Successors and Assigns.  Each reference herein to the Agent or the Lenders shall be deemed to include such Person’s respective successors and assigns (including, but not limited to, any holder of the Guarantied Obligations) in whose favor the provisions of this Guaranty also shall inure, and each reference herein to each Guarantor shall be deemed to include such Guarantor’s successors and assigns, upon whom this Guaranty also shall be binding.  The Lenders may, in accordance with the applicable provisions of the Term Loan Agreement, assign, transfer or sell any Guarantied Obligation, or grant or sell participations in any Guarantied Obligations, to any Person without the consent of, or notice to, any Guarantor and without releasing, discharging or modifying any Guarantor’s obligations hereunder.  Subject to Section 12.8. of the Term Loan Agreement, each Guarantor hereby consents to the delivery by the Agent or any Lender to any Eligible Assignee or Participant (or any prospective Eligible Assignee or Participant) of any financial or other information regarding the Borrower or any Guarantor.  No Guarantor may assign or transfer its obligations hereunder to any Person without the prior written consent of all Lenders and any such assignment or other transfer to which all of the Lenders have not so consented shall be null and void.

Section 22.  JOINT AND SEVERAL OBLIGATIONS.  THE OBLIGATIONS OF THE GUARANTORS HEREUNDER SHALL BE JOINT AND SEVERAL, AND ACCORDINGLY, EACH GUARANTOR CONFIRMS THAT IT IS LIABLE FOR THE FULL AMOUNT OF THE “GUARANTIED OBLIGATIONS” AND ALL OF THE OBLIGATIONS AND LIABILITIES OF EACH OF THE OTHER GUARANTORS HEREUNDER.

Section 23.  Amendments.  This Guaranty may not be amended except in writing signed by the Requisite Lenders (or all of the Lenders if required under the terms of the Term Loan Agreement), the Agent and each Guarantor.

Section 24.  Payments.  All payments to be made by any Guarantor pursuant to this Guaranty shall be made in Dollars, in immediately available funds to the Agent at the Principal Office, not later than 2:00 p.m. on the date of demand therefor.

Section 25.  Notices.  All notices, requests and other communications hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given (a) to each Guarantor at its address set forth below its signature hereto, (b) to the Agent or any Lender at its respective address for notices provided for in the Term Loan Agreement, or (c) as to each such party at such other address as such party shall designate in a written notice to the other parties.  Each such notice, request or other communication shall be effective (i) if mailed, when received or when receipt is refused; (ii) if telecopied, when transmitted; or (iii) if hand delivered, when delivered; provided, however, that any notice of a change of address for notices shall not be effective until received.

Section 26.  Severability.  In case any provision of this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 27.  Headings.  Section headings used in this Guaranty are for convenience only and shall not affect the construction of this Guaranty.

Section 28.  Limitation of Liability.  Neither the Agent nor any Lender, nor any Affiliate, officer, director, employee, attorney, or agent of the Agent or any Lender, shall have any liability with respect to, and each Guarantor hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by a Guarantor in connection with, arising out of, or in any way related to, this Guaranty or any of the other Loan Documents, or any of the transactions contemplated by this Guaranty, the Term Loan Agreement or any of the other Loan Documents.  Each Guarantor hereby waives, releases, and agrees not to sue the Agent or any Lender or any of the Agent’s or any Lender’s Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Guaranty, the Term Loan Agreement or any of the other Loan Documents, or any of the transactions contemplated by Term Loan Agreement or financed thereby.

Section 29.  Definitions.  (a) For the purposes of this Guaranty:

“Proceeding” means any of the following: (i) a voluntary or involuntary case concerning any Guarantor shall be commenced under the Bankruptcy Code of 1978, as amended; (ii) a custodian (as defined in such Bankruptcy Code or any other applicable bankruptcy laws) is appointed for, or takes charge of, all or any substantial part of the property of any Guarantor; (iii) any other proceeding under any Applicable Law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up or composition for adjustment of debts, whether now or hereafter in effect, is commenced relating to any Guarantor; (iv) any Guarantor is adjudicated insolvent or bankrupt; (v) any order of relief or other order approving any such case or proceeding is entered by a court of competent jurisdiction; (vi) any Guarantor makes a general assignment for the benefit of creditors; (vii) any Guarantor shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (viii) any Guarantor shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; (ix) any Guarantor shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or (x) any corporate action shall be taken by any Guarantor for the purpose of effecting any of the foregoing.

(b)           Terms not otherwise defined herein are used herein with the respective meanings given them in the Term Loan Agreement.

[Signature on Next Page]

IN WITNESS WHEREOF, each Guarantor has duly executed and delivered this Guaranty as of the date and year first written above.

CORPORATE OFFICE PROPERTIES TRUST

By:
Name:
Title:

[OTHER GUARANTORS]

Address for Notices for all Guarantors:

c/o Corporate Office Properties, L.P.
6711 Columbia Gateway Drive, Suite 300
Columbia, Maryland 21046
Attention: General Counsel
Telephone Number:	(443) 285-5400
Telecopy Number:	(443) 285-7650

ANNEX I

FORM OF ACCESSION AGREEMENT

THIS ACCESSION AGREEMENT dated as of                         , 20      , executed and delivered by                                             , a                            (the “New Guarantor”), in favor of (a) KEYBANK NATIONAL ASSOCIATION, in its capacity as Agent (the “Agent”) for the Lenders under that certain Term Loan Agreement dated as of February 14, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), by and among Corporate Office Properties, L.P. (the “Borrower”), Corporate Office Properties Trust, the financial institutions party thereto and their assignees under Section 12.5. thereof (the “Lenders”), the Agent, and the other parties thereto, and (b) the Lenders.

WHEREAS, pursuant to the Term Loan Agreement, the Agent and the Lenders have agreed to make available to the Borrower certain financial accommodations on the terms and conditions set forth in the Term Loan Agreement;

WHEREAS, the Borrower, the New Guarantor, and the existing Guarantors, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financing from the Agent and the Lenders through their collective efforts;

WHEREAS, the New Guarantor acknowledges that it will receive direct and indirect benefits from the Agent and the Lenders making such financial accommodations available to the Borrower under the Term Loan Agreement and, accordingly, the New Guarantor is willing to guarantee the Borrower’s obligations to the Agent and the Lenders on the terms and conditions contained herein; and

WHEREAS, the New Guarantor’s execution and delivery of this Agreement is a condition to the Agent and the Lenders continuing to make such financial accommodations to the Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the New Guarantor, the New Guarantor agrees as follows:

Section 1.  Accession to Guaranty.  The New Guarantor hereby agrees that it is a “Guarantor” under that certain Guaranty dated as of February 14, 2012 (as amended, supplemented, restated or otherwise modified from time to time, the “Guaranty”), made by each Subsidiary of the Borrower a party thereto in favor of the Agent and the Lenders and assumes all obligations of a “Guarantor” thereunder, all as if the New Guarantor had been an original signatory to the Guaranty.  Without limiting the generality of the foregoing, the New Guarantor hereby:

(a)           irrevocably and unconditionally guarantees the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all Guarantied Obligations (as defined in the Guaranty);

(b)           makes to the Agent and the Lenders as of the date hereof each of the representations and warranties contained in Section 5 of the Guaranty and agrees to be bound by each of the covenants contained in Section 6 of the Guaranty; and

(c)           consents and agrees to each provision set forth in the Guaranty.

SECTION 2.  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 3.  Definitions.  Capitalized terms used herein and not otherwise defined herein shall have their respective defined meanings given them in the Term Loan Agreement.

[Signatures on Next Page]

IN WITNESS WHEREOF, the New Guarantor has caused this Accession Agreement to be duly executed and delivered under seal by its duly authorized officers as of the date first written above.

	[NEW GUARANTOR]

	By:
	Name:
	Title:

	Address for Notices:

	c/o Corporate Office Properties, L.P.
	6711 Columbia Gateway Drive, Suite 300
	Columbia, Maryland 21046
	Attention: General Counsel
	Telephone Number:	(443)
	Telecopy Number:	(443)

Accepted:

KEYBANK NATIONAL ASSOCIATION, as Agent

By:
Name:
Title:

EXHIBIT I

Patriot Act and OFAC Transferee and Assignee Identifying Information Form

1.                                      Patriot Act Checklist

ADDITIONAL LENDER REQUIRED INFORMATION

Name:

Identification

(a) (US Company) TIN	(a)
(b) (Non-US) Gov’t issued document certifying existence	(b)

Phone Number

BUSINESS REPRESENTATIVE REQUIRED INFORMATION PERSON WHO WILL EXECUTE DOCUMENTS

Name

Residential Address

Date of Birth

Form of Identification

(a) (US Citizen) Social Security Number	(a)
(b) (No-US) TIN, Passport Number (country of issuance, number & date), or Alien Identification Number	(b)

2.             OFAC Checklist:

Name:

Co-Lenders

General Partner/Managing Member/Trustee

Limited Partners/Members/Beneficiaries

I-1

EXHIBIT J

FORM OF GUARANTOR RELEASE

                       , 20

Corporate Office Properties, L.P.

6711 Columbia Gateway Drive, Suite 300

Columbia, Maryland 21046

Attention: General Counsel

Ladies and Gentlemen:

Reference is made to that certain Term Loan Agreement dated as of February 14, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), by and among Corporate Office Properties, L.P. (the “Borrower”), Corporate Office Properties Trust, the financial institutions party thereto and their assignees under Section 12.5. thereof (the “Lenders”), KeyBank National Association, as Agent (the “Agent”), and the other parties thereto.  Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Term Loan Agreement.

The Borrower has requested that each of the Subsidiaries identified on Exhibit A attached hereto (each a “Subsidiary Guarantor”) be released as a Guarantor from the Guaranty in accordance with Section 7.12.(b) of the Term Loan Agreement.  [In reliance on the certificate delivered to the Agent by the                                  of the Borrower pursuant to the first sentence of Section 7.12.(b), the Agent confirms that each Subsidiary Guarantor is released as a Guarantor from the Guaranty effective as of the date of this letter.](1) [In reliance on the representations deemed made by the Borrower pursuant to the last sentence of Section 7.12.(b), the Agent confirms that each Subsidiary Guarantor is released as a Guarantor from the Guaranty effective as of the date of this letter.](2)

KEYBANK NATIONAL ASSOCIATION, as Agent

By:
Name:
Title:

(1)                                 Use the preceding bracketed language if releasing Subsidiary Guarantors on the Investment Grade Rating Date.

(2)                                 Use the preceding bracketed sentence if releasing one or more Subsidiary Guarantors on a date other than the Investment Grade Rating Date.